As filed with the Securities and Exchange Commission on June 18, 2015

Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________________

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

________________________________

HII TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1389	03-0453686
(State or other Jurisdiction of Incorporation)	(Primary Standard Classification Code)	(IRS Employer Identification No.)

8588 Katy Freeway, Suite 430

Houston, Texas 77024

Tel.: (713) 821-3157

(Address and Telephone Number of Registrant’s Principal

Executive Offices and Principal Place of Business)

Matthew C. Flemming

Chief Executive Officer

HII TECHNOLOGIES, INC.

8588 Katy Freeway, Suite 430

Houston, Texas 77024

Tel.: (713) 821-3157

☑(Name, Address and Telephone Number of Agent for Service)

Copies of communications to:

Marc A. Indeglia, Esq.

Gregory R. Carney, Esq.

Indeglia & Carney, LLP.

11900 W. Olympic Blvd. Suite 770

Los Angeles, CA 90064

Tel No.: (310) 982-2720

Fax No.: (310) 982-2719

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, underlying Series B Convertible Preferred Stock	7,625,000	$0.40	$3,050,000.00	$354.41
Common stock, underlying Series B Preferred Stock (paid-in-kind dividends)	334,652	$0.40	$133,860.80	$15.55
Common stock underlying warrants	3,812,500	$0.50	$1,906,250.00	$221.51
TOTAL	11,772,152		$5,090,110.80	$591.47

(1)

In May 2015, the registrant completed a private placement to accredited investors of consisting of 3,050 shares of the registrant’s series B convertible preferred stock and warrants to purchase shares of the registrant’s common stock (the “Private Placement”). The registrant is registering for resale (i) 7,625,000 shares of Common Stock issuable upon conversion of 3,050 shares of series B convertible preferred stock issued to purchasers in the private placement, (ii) 334,652 additional shares of common stock issuable upon conversion of series B convertible preferred stock resulting from an increase to the stated value on each of June 30, 2015 and September 30, 2015 as a paid-in-kind dividend on such dates, and (iii) 3,812,500 shares of Common Stock issuable upon exercise of the warrants issued to the purchasers in the Private Placement. Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions affecting the shares to be offered by the selling shareholders.

(2)

Represents the higher of: (i) the exercise prices of the convertible security and (ii) the offering price of securities of the same class as the common stock underlying the convertible security calculated in accordance with Rule 457(c) under the Securities Act, for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PREPRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JUNE 18, 2015

Up to 11,772,152 Common Shares

HII TECHNOLOGIES, INC.

 This prospectus covers the resale of:

•

7,625,000 shares of our common stock, $0.001 par value issuable upon conversion of 3,050 shares of our series B convertible preferred stock;

•

334,652 shares of our common stock, $0.001 par value  issuable upon conversion of series B convertible preferred stock resulting from an increase to the stated value on each of June 30, 2015 and September 30, 2015 as a paid-in-kind dividend on such dates; and

• 3,812,500 shares of our common stock issuable upon the exercise of currently outstanding warrants.

All of the shares are being sold by the selling shareholders described on page 20 of this prospectus.  The selling shareholders will sell their shares of common stock at prevailing market prices, at privately negotiated prices or in any other manner allowed by law. If all of the selling shareholders holding warrants exercised them for cash, we would receive $1,906,250. The selling shareholders are not obligated to exercise the warrants. Although we will receive proceeds from the cash exercise of the warrants, we will not receive any of the proceeds from the sale of the common stock sold by the selling shareholders.  We have agreed to pay the expenses related to the registration related to this offering.

The selling shareholders may be deemed underwriters of the shares of common stock, which they are offering. The selling shareholders will receive all proceeds from the sale of stock held by them in this offering. We will not receive any proceeds from the sale of shares by the selling shareholders.

Our common stock is quoted on the OTC Markets (QB Marketplace Tier under the symbol “HIIT”). On June 17, 2015, the reported closing sale price of our common stock on the OTC Markets was $0.18 per share.

Investing in our common stock involves a high degree of risk.  Before buying any shares, you should carefully read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page 6 of this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of anyone’s investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Date of This Prospectus Is:  _____________, 2015

TABLE OF CONTENTS

i

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These statements are not historical facts, but rather are based on our current expectations, estimates and projections about our industry, our beliefs and assumptions. Words including “may,” “could,” “would,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “seeks,” “estimates” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which remain beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties are described in “Risk Factors” and elsewhere in this prospectus. We caution you not to place undue reliance on these forward-looking statements, which reflect our management’s view only as of the date of this prospectus. We are not obligated to update these statements or publicly release the results of any revisions to them to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in the common stock.  You should carefully read the entire prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements, before making an investment decision.

Overview

HII Technologies, Inc. is a Houston, Texas based oilfield services company with operations in Texas, Oklahoma, Ohio and West Virginia focused on commercializing technologies and providing services in frac water management, safety services and portable power used by exploration and production (“E&P”) companies in the United States. We operate through our wholly-owned subsidiaries. The table below provides an overview of our current subsidiaries and their oilfield service activities:

Name	Doing Business As (dba):	Business
Apache Energy Services, LLC	AES Water Solutions	Frac Water Management Solutions
	AES Safety Services	Safety Services
Aqua Handling of Texas, LLC	AquaTex	Frac Water Management Solutions
Hamilton Investment Group, Inc.	Hamilton, Water Transfer	Frac Water Management Solutions
Sage Power Solutions, Inc.	South Texas Power, STP	Portable Power

The Company changed its name in August 2011 to HII Technologies, Inc. in connection with selling the name and assets of its oilfield valve technology it had previously developed. Since the sale of its oilfield product line in 2011, it has focused on the high value market segments of Water, Power and Safety in the oilfield that management believes are growing markets where the Company’s relationships with its customers, partners, and experience can provide long term stockholder value.

Recent Developments

May 2015 Series B Preferred Stock and Warrant Financing

From May 20, 2015 to May 27, 2015, we issued a total of 3,050 shares of our series B convertible preferred stock and warrants to acquire an aggregate of 3,812,500 shares of common stock to 15 accredited investors for an aggregate gross purchase price of $3,050,000.

Each share of series B convertible preferred stock has a stated value of $1,000 and is convertible into shares of common stock at an initial conversion price of $0.40 per share.  The conversion price is subject to various adjustments. The investors received warrants to purchase a total of 3,812,500 shares of common stock at an exercise price of $0.50 subject to adjustments that are exercisable for five years.

In connection with this financing, we paid Roth Capital Partners, LLC, the placement agent an aggregate cash fee of $213,500.  In addition, approximately $1,977,425 was used for payment of accounts payable and $757,575 was deposited into a restricted account with Heartland Bank which will be used for payment on our term loan with Heartland Bank.  The remainder will be used to pay the costs and expenses associated with the offering under the Purchase Agreement and for working capital and general corporate expenses. An affiliate and wholly-owned subsidiary of the placement agent purchased 210 shares of series B convertible preferred stock and warrants to acquire 262,500 share of common stock in this offering.

2014 Developments

June-July 2014 Series A Preferred Stock and Warrant Financing

From June 21, 2014 through July 8, 2014, we sold 4,000 units (“Units”) to 22 accredited investors at a price of $1,000 per Unit for total gross proceeds of $4,000,000 (of which 3,450 Units were purchased on or after June 27, 2014). We are offering up to 4,000 Units with each Unit consisting of (i) 1 share of our series A convertible preferred stock (“Series A Preferred”) convertible into shares of our common stock, $0.001 par value per share (“Common Stock”) at a rate of $0.70 per share (the “Conversion Shares”), and (ii) common stock purchase warrants (“Warrants”) to purchase two million (2,000,000) shares of Common Stock with an exercise price of $1.00 per whole share exercisable for 3 years after issuance (the “Warrant Shares”).

We used $242,700 of these proceeds as payment for non-exclusive placement agent fees to FINRA registered broker-dealers.   In addition, approximately $500,000 was used to repay outstanding indebtedness under 10% promissory notes.  The remaining proceeds will be used for working capital and general corporate purposes and to fund growth opportunities.

Acquisition of Hamilton Investment Group, Inc.

On August 12, 2014, we consummated the acquisition (the “Hamilton Acquisition”) of all of the outstanding stock of Hamilton Investment Group, Inc.  (“Hamilton”) pursuant to the terms of a Stock Purchase Agreement dated August 11, 2014 by and among the registrant, Hamilton and the stockholders of Hamilton (the “Hamilton Stock Purchase Agreement”). The purchase price consisted of: (a) Cash in the amount of $9,000,000; and (b) 3,523,554 shares (the “Shares”) of the registrant’s common stock ($2,300,000 value based on the trailing 20-day average of the registrant’s common stock).   In addition, there exists a working capital adjustment provision whereby we would be required pay the Hamilton stockholders additional cash equal to the amount of any working capital of Hamilton in excess of $2,200,000 (“Working Capital Target”) at closing; provided, however, that in the event that Hamilton’s working capital is less than the Working Capital Target at closing, then the amount of such deficit will be offset against the Shares issued to the former Hamilton stockholders at closing   The purchase agreement contains 2-year non-compete/non-solicitation provisions for William M. Hamilton and Sharon K. Hamilton, the former Hamilton stockholders.

Heartland Bank Credit Facility

On August 12, 2014, we and each of our wholly-owned subsidiaries (collectively, the “Borrower”) entered a senior secured credit facility (the “Facility”) with Heartland Bank as Agent consisting of (i) a credit agreement (the "Credit Agreement") with Heartland Bank for a 3-year $12 million term loan (the “Term Loan”) and (ii) an account purchase agreement (the “Purchase Agreement”) with Heartland Bank, as agent for the purchase and sale of approved receivables of Borrower in amounts not to exceed $6 million (which was increased to $6.6 million pursuant to a First Modification Agreement executed on September 15, 2014). The proceeds of borrowings under the Facility may be used for the payment of a portion of the purchase price for the acquisition of Hamilton; the refinance of outstanding debt under Borrower’s prior accounts receivable facility; working capital needs of us and our subsidiaries; funding of the debt service reserve account and payment of all costs and expenses arising in connection with the negotiation of the Credit Agreement and related documents. On the closing date, the Borrower received proceeds of $12 million under the Credit Agreement and approximately $4.65 million under the Purchase Agreement.  We utilized $9 million to pay a portion of the purchase price for the Hamilton acquisition, approximately $4.75 million to payoff the Borrower’s prior accounts receivable facility, $450,000 in commitment fees, $675,000 to fund Borrower’s debt service reserve account and approximately $190,000 in other expenses related to the Facility.  Borrower retained approximately $1.585 million for working capital.

Borrowings under the Credit Agreement bear interest at a rate per annum equal to WSJ prime plus a spread that ranges from 5.50% to 8.25% per annum depending on the Borrower’s first lien leverage ratio (provided that at no time shall the WSJ prime be less than 4%). The Term Loan requires monthly interest payments, quarterly principal payments of $300,000 and a balloon payment on the August 12, 2017 maturity date.  The Term Loan may be increased by up to an additional $10 million upon request and agreement by the Lenders, but is not a committed amount under the facility.

Under the Purchase Agreement, all approved receivables will be purchased by the lenders thereunder for the face amount of such receivable less the lender’s 1.50% service charge.   In addition, the Purchase Agreement requires a 10% reserve against receivables purchased, which amount will increase from 25-50% for receivables outstanding past 60-90 days, respectively.  The account purchase facility replaces the Company’s previous senior secured revolving facility.

Both the Credit Agreement and the Purchase Agreement require the Borrower to maintain a fixed charge coverage ratio of not less than 1.2:1.0, a first lien leverage ratio of ranging from 3.0:1.0 during 2014 to 2.75:1.0 -2.25:1.0 during 2015 to 2.0:1.0 beginning in 2016, an EBITDA to Interest Expense ratio ranging from 2.75:1.0 during 2014, 3.75:1.0 during 2015 to 4.75:1.0 beginning in 2016 and a tangible net worth of not less than $1 million for each quarter beginning December 31, 2014.  The Borrower is also required to maintain a debt service reserve account sufficient to pay all debt and interest expense due in the next fiscal quarter. The restrictive covenants include customary restrictions on the Company's ability to incur additional debt; make investments; grant or incur liens on assets; sell assets; engage in mergers, consolidations, liquidations or dissolutions; engage in transactions with affiliates; and make dividend payments (although the Borrower is allowed to make dividend payments so long as no event of default will result from such payment or in shares of our stock. In addition, the Credit Agreement contains customary representations and warranties, affirmative covenants and events of default.

The Facility is secured by all of the Borrower’s assets as well as a pledge of our equity in each of our wholly-owned subsidiaries.  We paid a cash structuring fee of $450,000 to the Lenders and also issued a 4-year warrant to purchase 2.5 million shares of the Company’s common stock with an exercise price $1.00 per share in connection with the Facility.

Effective May 20, 2015, we, and our wholly-owned subsidiaries as “Borrower” entered into a Third Modification and Waiver Agreement with Heartland Bank as agent, on behalf of the Lenders for each of the Credit Agreement and the Account Purchase Agreement dated August 12, 2014 (the “Third Amendments”), pursuant to which (i) the Lenders waived certain existing defaults under the Credit Agreement, including a waiver of covenant compliance with respect to Fixed Charge Ratio, Tangible Net Worth Covenant and the First Lien Leverage for the periods ended December 31, 2014 and March 31, 2015 and with respect to Ratio of EBITDA to Interest Expense for the period ended March 31, 2015; (ii) the Lenders waived default interest through March 31, 2015; (iii) the parties defined Borrower’s use of proceeds under an equity raise of not less than $2.735 million; (iv) reset the deadline by which Borrowers are required to close and transfer certain open accounts to Heartland Bank; (v) the parties reclassified the amounts owed to sellers pursuant to the working capital adjustment under the Hamilton Purchase Agreement as “Debt” and (vi) further amend certain terms of the Credit Agreement and related Purchase Agreement.   These amendments include the following:  (i) increase interest rate to 13.75% (Credit Agreement only); (ii) amend the schedule for principal payments on the term loan to monthly payments of $110,000 (Credit Agreement only); (iii) require Lender consent for payments on Subordinated Debt; (iv) remove the Tangible Net Worth financial covenant; (v) reset certain financial covenants as follows  (A) fixed charge coverage ratio must be less than (1) 0.7 to 1.0 for the period ending June 30, 2015; (2) 0.65 to 1.0 for the period ending September 30, 2015; (3) 0.71 to 1.0 for the period ending December 31, 2015 and (4) 1.2 to 1.0 for the period ending March 31, 2016 and for each fiscal period ending thereafter; (B) first lien leverage ratio of no greater than (1) 5.20 to 1.0 for the period ending June 30, 2015; (2) 5.06 to 1.0 for the period ending September 30, 2015; (3) 4.65 to 1.0 for the period ending December 31, 2015 and (4) for the period ending March 31, 2016 and for each fiscal period ending thereafter, 2.0 to 1.0 and (C) ratio of EBITDA to interest expense must be less than (1) 2.25 to 1.0 for the period ending June 30, 2015; (2) 1.85 to 1.0 for the period ending September 30, 2015; (3) 2.00 to 1.0 for the period ending December 31, 2015 and (4) for each period ending during calendar year 2016 and each year thereafter, 4.75 to 1.0.

Corporate Information

Our executive offices are located at 8588 Katy Freeway, Suite 430, Houston, Texas 77024.  Our telephone number is (713) 821-3157 and our Internet address is www.HIITinc.com.  The information on, or that may be, accessed from our website is not part of this Prospectus.

The Offering

Company:	HII Technologies, Inc.

Securities Offered:

•

7,625,000 shares of our common stock, $0.001 par value issuable upon conversion of 3,050 shares of our series B convertible preferred stock;

•

334,652 shares of our common stock, $0.001 par value issuable upon conversion of series B convertible preferred stock resulting from an increase to the stated value on each of June 30, 2015 and September 30, 2015 as a paid-in-kind dividend on such dates; and

•

3,812,500 shares of our common stock issuable upon the exercise of currently outstanding warrants, each of which are exercisable at $0.50 per share.

Proceeds

We will not receive any proceeds from the sale of the Common Stock sold by the selling shareholders hereunder. We will, however, receive proceeds upon the cash exercise of the warrants which, if all such warrants are exercised in full for cash, would be $1,906,250. The selling shareholders are under no obligation to exercise their warrants. Proceeds, if any, received from the cash exercise of warrants will be used for general corporate purposes.

Risk Factors	See the section titled “Risk Factors” below.

OTC Markets symbol	“HIIT”

Summary Financial Information

Summary Historical Financial Data

The summary financial information set forth below has been derived from the financial statements of HII Technologies Inc., a Delaware corporation for periods presented and should be read in conjunction with the financial statements and the notes thereto included elsewhere in this Prospectus and in the information set forth in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

HII Technologies, Inc., a Delaware corporation

	Three Months Ended March 31,		Years Ended December 31,
	2015	2014	2014	2013
Revenues	$8,503,232	$7,505,061	$35,409,992	$14,551,695
Cost of Revenues	$8,047,857	$5,464,794	$25,421,159	$10,735,064
Operating Expenses	$2,704,111	$1,905,504	$12,866,472	$4,395,617
Other Income (Expenses)	$(778,545)	$(139,810)	$(4,931,784)	$(512,791)
(Provision) Benefit for Income Taxes	$(103,321)	$(19,804)	$5,414,370	$(106,357)
Net Loss	$(3,130,602)	$(24,851)	$(2,395,053)	$(1,198,134)

Total Assets	$37,026,293	$13,674,955	$38,586,741	$10,223,018
Total Liabilities	$32,545,581	$12,747,034	$31,245,535	$9,337,186
Accumulated deficit	$(32,910,612)	$(27,308,466)	$(29,780,010)	$(27,283,615)
Shareholder’s Equity (Deficit)	$4,480,712	$927,921	$7,341,206	$885,832

RISK FACTORS

The following is a summary of the risk factors that we believe are most relevant to our business. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider the following to be a complete discussion of all potential risks or uncertainties. We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events, or otherwise.

Risks Related to Our Business

We may be unable to continue as a going concern

Our independent auditor has noted in its report concerning our financial statements as of December 31, 2014 and 2013 that we have incurred recurring losses from operations and have a working capital deficiency, which raises substantial doubt about our ability to continue as a going concern.  We have incurred recurring losses from operations in 2014 and 2013, respectively and, we have negative working capital as of December 31, 2014.  These conditions raise substantial doubt as to our ability to continue as a going concern.

Our business is highly sensitive to global economic conditions and economic conditions in the industries and markets we serve.

Our results of operations are materially affected by conditions in the global economy generally and in various capital markets.  The demand for our products and services tends to be cyclical and can be significantly reduced in an economic environment characterized by higher unemployment, lower consumer spending, lower corporate earnings and lower levels of government and business investment.  A prolonged period of slow growth may also reduce demand for our products and services.  Economic conditions vary across regions and countries, and demand for our products generally increases in those regions and countries experiencing economic growth and investment.

Most of our operating subsidiaries are early stage companies with no significant operating history.

Our wholly owned subsidiaries, Apache Energy Services and Aqua Handling of Texas are early stage companies, both formed in 2012 and have not had long term operations.  Their primary business purpose is to manage the logistics and transportation associated with water used during the hydraulic fracturing process.  Our Sage Power Solutions, Inc. f/k/a KMHVC, Inc., (dba South Texas Power) subsidiary launched its oilfield power business in December 2012.  As early stage companies, the prospects for our operating subsidiaries are subject to all of the risks, uncertainties, expenses, delays, problems, and difficulties typically encountered in the establishment of a new business.

The loss of one or more key members of our management team, or our failure to attract, integrate and retain other highly qualified personnel in the future, could harm our business.

Our success is largely dependent on the skills, experience and efforts of our people.  We currently depend on the continued services and performance of the key members of our management team, including Matthew Flemming, our Chief Executive Officer, Acie Palmer, our Chief Financial Officer and Brent Mulliniks, President of our AES Water Solutions subsidiary.  The loss of key personnel could disrupt our operations and have an adverse effect on our ability to grow our business if we are unable to replace them.

We may not be able to successfully integrate Hamilton into HII Technologies and achieve the benefits expected to result from the acquisition.

The Hamilton Acquisition will present challenges to management, including the integration of the operations, and personnel of HII Technologies and Hamilton, and special risks, including possible unanticipated liabilities, unanticipated integration costs and diversion of management attention.

We cannot assure you that we will successfully integrate or profitably manage Hamilton’s businesses.  Even if we are able to integrate and profitably manage Hamilton’s businesses, we cannot assure you that, following the transaction, our business will achieve sales levels, profitability, efficiencies or synergies that justify the acquisition or that the acquisition will result in increased earnings for us in any future period.

We have substantial indebtedness outstanding, and our operations are significantly leveraged.  If we were unable to service our debt, our business would be adversely affected.

In order to finance our operations we have incurred substantial indebtedness, including the debt with Heartland Bank which consists of a line of credit and term loan.  As of the date hereof, we owed total indebtedness of approximately $10.33 million to Heartland Bank, our senior lender.  Additionally, we owe approximately $745,000 from other indebtedness owed to the former members of Apache Energy Services LLC and Aqua Handling of Texas, LLC under notes payable in connection with the acquisition of each company.  Although our cash flows from operations are currently sufficient to service our debt obligations, we may not be able to continue to service our debt in the future.  If we were unable to service our debt in the future and fail to pay our debt obligations in a timely fashion, we will be in default under one or more of our loan agreements.  If we default on our loan obligations with Heartland Bank, Heartland Bank could exercise its rights and remedies under the loan agreement, which could include seizing all of our assets. Any such action would have a material adverse effect on our business and prospects.

The line of credit and term loan with Heartland Bank contains numerous restrictive covenants which limit management’s discretion to operate our business.

In order to obtain the line of credit and term loan from Heartland Bank, we agreed to certain covenants that place significant restrictions on, among other things, our ability to incur additional indebtedness, to create liens or other encumbrances, to make certain payments and investments, and to sell or otherwise dispose of assets and merge or consolidate with other entities.  The Heartland Credit Facility also requires us to meet certain financial ratios and tests and requires us to obtain consent from Heartland Bank in order to change our senior management.  We were not in compliance with certain financial covenants (fixed charge coverage ratio, tangible net worth and first lien leverage ratio) at December 31, 2014 and we were not be in compliance with the fixed charge coverage ratio and the tangible net worth covenant for the period ended March 31, 2015.  Effective May 20, 2015, we and our wholly owned subsidiaries entered into a Third Modification and Waiver Agreement with Heartland Bank pursuant to which Heartland waived all existing defaults including a waiver of covenant compliance for the periods ended December 31, 2014 and March 31, 2015 including a waiver of default interest through March 31, 2015 and further amended certain terms of the credit agreement and line of credit agreement.   These amendments included the following:  (i) increase of the maximum interest rate to 13.75%; (ii) amended the schedule for principal payments on the term loan to monthly payments of $110,000; (iii) removed the Tangible Net Worth financial covenant and (iv) reset financial covenants for the testing periods ending June 30, 2015, September 30, 2015 and December 31, 2015.  There can be no assurance that we will be in compliance with the financial covenants imposed by Heartland Bank in future periods or that Heartland Bank will issue a waiver for any future periods in which we are not in compliance with these covenants.  Any failure to comply with the covenants included in the Heartland Bank loan agreements could result in an event of default, which could trigger an acceleration of the related debt. If we were unable to repay the debt upon any such acceleration, Heartland Bank could seek to foreclose on our assets in an effort to seek repayment under the loans.  If Heartland Bank were successful, we would be unable to conduct our business as it is presently conducted and our ability to generate revenues and fund our ongoing operations would be materially adversely affected.

We may need additional financing to further our business plans.

We may require additional funds to finance our business development projects.  We may not be successful in raising additional financing as and when needed.  If we are unable to obtain additional financing in sufficient amounts or on acceptable terms, our operating results and prospects could be adversely affected.

We may not realize all of the anticipated benefits of our acquisitions, joint ventures or divestitures, or these benefits may take longer to realize than expected.

Our business strategy includes growth through the acquisitions of other businesses in the areas of water treatment, power and safety.  We may not be able to continue to identify attractive acquisition opportunities or successfully acquire those opportunities that are identified.  There is always the possibility that even if there is success in integrating our current or future acquisitions into the existing operations, we may not derive the benefits, such as administrative or operational synergy or earnings obtained, that were expected from such acquisitions, which may result in the commitment of capital resources without the expected returns on the capital.  The competition for acquisition opportunities may increase which in turn would increase our cost of making further acquisitions or causing us to curb our activities of making additional acquisitions.

In pursuing our business strategy, from time to time we evaluate targets and enter into agreements regarding possible acquisitions, divestitures and joint ventures.  To be successful, we conduct due diligence to identify valuation issues and potential loss contingencies, negotiate transaction terms, complete transactions and manage post-closing matters such as the integration of acquired businesses.  Our due diligence reviews are subject to the completeness and accuracy of disclosures made by third parties.  We may incur unanticipated costs or expenses following a completed acquisition, including post-closing asset impairment charges, expenses associated with eliminating duplicate facilities, litigation, and other liabilities.

The risks associated with our past or future acquisitions also include the following:

•

the business culture of the acquired business may not match well with our culture;

•

we may fail to retain, motivate and integrate key management and other employees of the acquired business;

•

we may experience problems in retaining customers and integrating customer bases; and

•

we may experience complexities associated with managing the combined businesses and consolidating multiple physical locations.

We believe that we have sufficient resources to integrate these acquisitions successfully, such integration involves a number of significant risks, including management’s diversion of attention and resources.  There can be no assurance as to the extent to which the anticipated benefits of these acquisitions will be realized, if at all, or that significant time and cost beyond that anticipated will not be required with the integration of new acquisitions to the existing business.  If we are unable to accomplish the integration and management successfully, or achieve a substantial portion of the anticipated benefits of these acquisitions within the time frames anticipated by management and within budget, it could have a material adverse effect on our business.

Many of these factors will be outside of our control and any one of them could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and attention.  They may also delay the realization of the benefits we anticipate when we enter into a transaction.  Failure to implement our acquisition strategy, including successfully integrating acquired businesses, could have an adverse effect on our business, financial condition and results of operations.

We are vulnerable to the potential difficulties associated with rapid growth

We believe that our future success depends on our ability to manage the rapid growth that we are experiencing and the continued growth that we expect to experience organically through acquisitions.  Our growth places additional demands and responsibilities on our management to maintain existing customers and attract new customers, recruit, retain and effectively manage employees, as well as expand operations and integrate customer support and financial control systems.  The following could present difficulties

•

Lack of sufficient executive level personnel

•

Increased administrative burden,

•

Availability of suitable acquisitions

•

Additional equipment to satisfy customer requirements

•

The ability to provide focused service attention to our customers in the areas of water treatment and management, power and safety

We operate in a highly competitive environment, which could adversely affect our sales and pricing.

We operate in a highly competitive environment.  We expect competition to intensify in the future.  We compete on the basis of customer service, quality and price.  There can be no assurance that we will be able to compete successfully with other companies. Thus, revenues could be reduced due to aggressive pricing pursued by competitors. Many of our competitors are entities that are more established, larger and have greater financial and personnel resources than we do.  If we do not compete successfully, our business and results of operations will be materially adversely affected.

We are subject to stringent environmental laws and regulations.

We are subject to increasingly stringent laws and regulations relating to use of hazardous materials and environmental protection including laws and regulations governing air emissions, water discharges and waste management. We may incur capital and operating costs to comply with environmental laws and regulations.  The technical requirements of these laws and regulations are becoming increasingly complex, stringent and expensive to implement. These laws may provide for “strict liability” for damages to natural resources or threats to public health and safety.  Strict liability can render a party liable for damages without regard to negligence or fault on the part of the party. Some environmental laws provide for joint and several strict liabilities for remediation of spills and releases of hazardous substances.  Stricter enforcement of existing laws and regulations, new laws and regulations, the discovery of previously unknown contamination or the imposition of new or increased requirements could require us to incur costs or become the basis of new or increased liabilities that could reduce our earnings and cash available for operations.  We believe we are currently in substantial compliance with environmental laws and regulations.  We cannot provide assurances that we will not be adversely affected by costs, liabilities or claims with respect to existing or subsequently acquired operations or under present laws and regulations or those that may be adopted or imposed in the future.

Compliance with climate change legislation or initiatives could negatively impact our business.

The U.S. Congress has considered legislation to mandate reductions of greenhouse gas emissions and certain states have already implemented, or may be in the process of implementing, similar legislation. Additionally, the U.S. Supreme Court has held in its decisions that carbon dioxide can be regulated as an “air pollutant” under the Clean Air Act, which could result in future regulations even if the U.S. Congress does not adopt new legislation regarding emissions.  At this time, it is not possible to predict how legislation or new federal or state government mandates regarding the emission of greenhouse gases could impact our business; however, any such future laws or regulations could require us or our customers to devote potentially material amounts of capital or other resources in order to comply with such regulations. These expenditures could have a material adverse impact on our financial condition, results of operations, or cash flows.

Changes in accounting guidance could have an adverse effect on our results of operations, as reported in our financial statements.

Our consolidated financial statements are prepared in accordance with GAAP, which is periodically revised and/or expanded.  Accordingly, from time to time we are required to adopt new or revised accounting guidance and related interpretations issued by recognized authoritative bodies, including the Financial Accounting Standards Board and the SEC. Market conditions have prompted these organizations to issue new guidance that further interprets or seeks to revise accounting pronouncements related to various transactions as well as to issue new guidance expanding disclosures.  The impact of accounting pronouncements that have been issued but not yet implemented is disclosed in our annual report on Form 10-K and our quarterly reports on Form 10-Q.  An assessment of proposed standards is not provided, as such proposals are subject to change through the exposure process and, therefore, their effects on our financial statements cannot be meaningfully assessed.  It is possible that future accounting guidance we are required to adopt could change the current accounting treatment that we apply to our consolidated financial statements and that such changes could have an adverse effect on our results of operations, as reported in our consolidated financial statements.

Unexpected events, including natural disasters, may increase our cost of doing business or disrupt our operations.

The occurrence of one or more unexpected events, including fires, tornadoes, tsunamis, hurricanes, earthquakes, floods and other forms of severe weather in the United States or in other countries in which we operate or in which our suppliers are located could adversely affect our operations and financial performance.  Natural disasters, pandemic illness, equipment failures, power outages or other unexpected events could result in physical damage to and complete or partial closure of one or more of our offices and disrupt our ability to deliver our services.  Existing insurance arrangements may not provide protection for all of the costs that may arise from such events.

The loss of key contracts could adversely impact our financial condition and results of operations.

Contracts with customers of our core businesses generally have initial terms with renewal options and early termination clauses.  Although we have experienced growth in the number of companies using our services the loss or material reduction of business could adversely affect our financial condition and results of operations.  We cannot assure that our existing contracts will continue or be extended or renewed and that existing customers will continue to use our services at current levels or that we will be successful in obtaining new contracts.

We depend on several significant customers, and a loss of one or more significant customers could adversely affect our results of operations.

Our customers consist primarily of major and independent oil and natural gas companies.  During fiscal year 2014, one of our customers accounted for more than 25% of our total gross revenues.  No other customers exceeded 10% of revenues during 2014.  During fiscal year 2013, two of our customers collectively accounted for more than 50% of our total gross revenues, with one customer accounting for 39% and another accounting for approximately 11%.  No other customers exceeded 10% of revenues during 2013.  These customers do not have any ongoing commitment to purchase our services.  While additional customers have been sourced since December 31, 2013, significant customer concentration still exists.  The loss of or a sustained decrease in demand by this customer could result in a substantial loss of revenues and could have a material adverse effect on our results of operations.  In addition, should this large customer default in their obligation to pay, our results of operations and cash flows could be adversely affected.

Demand for our water transfer services is substantially dependent on the levels of expenditures by the oil and gas industry. A substantial or an extended decline in oil and gas prices could result in lower expenditures by the oil and gas industry, which could have a material adverse effect on our financial condition, results of operations and cash flows.

Demand for our water transfer services depends substantially on the level of expenditures by the oil and gas industry for the exploration, development and production of oil and natural gas reserves.  These expenditures are generally dependent on the industry’s view of future oil and natural gas prices and are sensitive to the industry’s view of future economic growth and the resulting impact on demand for oil and natural gas.  Declines, as well as anticipated declines, in oil and gas prices could also result in project modifications, delays or cancellations, general business disruptions, and delays in, or nonpayment of, amounts that are owed to us. These effects could have a material adverse effect on our results of operations and cash flows.

The prices for oil and natural gas have historically been volatile and may be affected by a variety of factors, including the following:

•	demand for hydrocarbons, which is affected by worldwide population growth, economic growth rates and general economic and business conditions;

•	the ability of the Organization of Petroleum Exporting Countries, or OPEC, to set and maintain production levels for oil;
•	oil and gas production by non-OPEC countries;
•	the level of excess production capacity;
•	political and economic uncertainty and sociopolitical unrest;
•	the level of worldwide oil and gas exploration and production activity;
•	the cost of exploring for, producing and delivering oil and gas;
•	technological advances affecting energy consumption; and
•	weather conditions.

The oil and gas industry historically has experienced periodic downturns.  A significant downturn in the oil and gas industry could result in a reduction in demand for our water transfer services and could adversely affect our financial condition, results of operations and cash flows.

Federal and state legislative and regulatory initiatives related to hydraulic fracturing could result in operating restrictions or delays in the completion of oil and natural gas wells that may reduce demand for our water transfer activities and could adversely affect our financial position, results of operations and cash flows.

Hydraulic fracturing is a commonly used process that involves using water, sand, and certain chemicals to fracture the hydrocarbon-bearing rock formation to allow flow of hydrocarbons into the wellbore.  The federal Energy Policy Act of 2005 amended the Underground Injection Control provisions of the federal Safe Drinking Water Act to exclude hydraulic fracturing from the definition of “underground injection” and associated permitting requirements under certain circumstances.  However, the repeal of this exclusion has been advocated by certain advocacy organizations and others in the public.  Legislation to amend the SDWA to repeal this exemption and require federal permitting and regulatory control of hydraulic fracturing, as well as legislative proposals to require disclosure of the chemical constituents of the fluids used in the fracturing process, were proposed in recent sessions of Congress.  Similar legislation could be introduced in the current session of Congress or at the state level.  Scrutiny of hydraulic fracturing activities continues in other ways, with the U.S. Environmental Protection Agency, or the EPA, having commenced a study of the potential environmental impacts of hydraulic fracturing.  In 2010, a committee of the U.S. House of Representatives undertook investigations into hydraulic fracturing practices, including requesting information from various field services companies.  The U.S. Department of the Interior has announced that it will consider regulations relating to the use of hydraulic fracturing techniques on public lands and disclosure of fracturing fluid constituents.  In addition, some states and localities have adopted, and others are considering adopting, regulations or ordinances that could restrict hydraulic fracturing in certain circumstances, or that would impose higher taxes, fees or royalties on natural gas production.  Moreover, public debate over hydraulic fracturing and shale gas production has been increasing and has resulted in delays of well permits in some areas.

Increased regulation and attention given to the hydraulic fracturing process could lead to greater opposition, including litigation, to oil and natural gas production activities using hydraulic fracturing techniques.  Additional legislation or regulation could also lead to operational delays or increased operating costs in the production of oil and natural gas, including from the developing shale plays, incurred by our customers or could make it more difficult to perform hydraulic fracturing.  The adoption of any federal, state or local laws or the implementation of regulations or ordinances regarding hydraulic fracturing could potentially cause a decrease in the completion of new oil and natural gas wells and an associated decrease in demand for our water transfer activities, which could adversely affect our financial position, results of operations and cash flows.

Adverse weather conditions, natural disasters, droughts, climate change, and other adverse natural conditions can impose significant costs and losses on our business.

Our ability to provide water transfer services is subject to the availability of water, which is vulnerable to adverse weather conditions, including extended droughts and temperature extremes, which are quite common, but difficult to predict and may be influenced by global climate change.  This risk is particularly true with respect to regions where oil and gas operations are significant. In extreme cases, entire operations may be unable to continue without substantial water reserves.  These factors can increase costs, decrease revenues and lead to additional charges to earnings, which may have a material adverse effect on AES’ business, results of operations and financial condition.

Improvements in or new discoveries of alternative energy technologies could have a material adverse effect on our financial condition and results of operations.

Because our business depends on the level of activity in the oil and natural gas industry, any improvement in or new discoveries of alternative energy technologies (such as wind, solar, geothermal, fuel cells and biofuels) that increase the use of alternative forms of energy and reduce the demand for oil and natural gas could have a material adverse impact on our business, financial condition and results of operations. In addition, technological changes could decrease the quantities of water required for hydro-fracturing operations or otherwise affect demand for our services.

Increased regulation of hydraulic fracturing, including regulation of the quantities, sources and methods of water use and disposal, could result in reduction in drilling and completing new oil and natural gas wells or minimize water use, which could adversely impact the demand for our services.

Demand for our services depends, in large part, on the level of exploration and production of oil and gas and the oil and gas industry’s willingness to purchase our services.  Our customer base uses hydraulic fracturing to drill new oil and gas wells. Hydraulic fracturing is a process that is used to release hydrocarbons, particularly natural gas, from certain geological formations.  The process involves the injection of water (typically mixed with significant quantities of sand and small quantities of chemical additives) under pressure into the formation to fracture the surrounding rock and stimulate movement of hydrocarbons through the formation.  The process is typically regulated by state oil and gas commissions and has been exempt (except when the fracturing fluids or propping agents contain diesel fuels) since 2005 from United States federal regulation pursuant to the Safe Drinking Water Act.

The EPA is conducting a comprehensive study of the potential environmental impacts of hydraulic fracturing activities, and a committee of the United States House of Representatives is also conducting an investigation of hydraulic fracturing practices.  The results of the EPA study and House investigation could lead to restrictions on hydraulic fracturing.  The EPA is currently working on new guidance for application of the Safe Drinking Water Act permits for drilling or completing processes that use fracturing fluids or propping agents containing diesel fuels.  In addition, the EPA proposed regulations under the federal Clean Air Act in July 2011 regarding certain criteria and hazardous air pollutant emissions from hydraulic fracturing wells and, in October 2011, announced its intention to propose regulations by 2014 under the federal Clean Water Act to regulate wastewater discharges from hydraulic fracturing and other gas production. Legislation has been introduced before Congress to provide for federal regulation of hydraulic fracturing, including, for example, requiring disclosure of chemicals used in the fracturing process or seeking to repeal the exemption from the Safe Drinking Water Act.  If adopted, such legislation would add an additional level of regulation and necessary permitting at the federal level and could make it more difficult to complete wells using hydraulic fracturing.  Similar laws and regulations with respect to chemical disclosure also exist or are being considered by the United States Department of Interior and in several states, including certain states in which we operate, that could restrict hydraulic fracturing.  The Delaware River Basin Commission is also considering regulations which may impact hydro-fracturing water practices in certain areas of Pennsylvania, New York, New Jersey and Delaware.  Some local governments have also sought to restrict drilling in certain areas.

Future United States federal, state or local laws or regulations could significantly restrict, or increase costs associated with hydraulic fracturing and make it more difficult or costly for producers to conduct hydraulic fracturing operations, which could result in a decline in exploration and production.  New laws and regulations, and new enforcement policies by regulatory agencies, could also expressly restrict the quantities, sources and methods of water use and disposal in hydraulic fracturing and otherwise increase our costs and our customers’ cost of compliance, which could minimize water use and disposal needs even if other limits on drilling and completing new wells were not imposed.  Any decline in exploration and production or any restrictions on water use could result in a decline in demand for our services and have a material adverse effect on our business, financial condition, results of operations and cash flows.

Delays or restrictions in obtaining permits by our customers for their operations or by us for our operations could impair our business.

In most states, our customers are required to obtain permits from one or more governmental agencies in order to perform drilling and completion activities and we may be required to procure permits for construction and operation of our disposal wells and pipelines.  Such permits are typically required by state agencies, but can also be required by federal and local governmental agencies.  The requirements for such permits vary depending on the location where our or our customers’ activities will be conducted.  As with all governmental permitting processes, there is a degree of uncertainty as to whether a permit will be granted, the time it will take for a permit to be issued, and the conditions which may be imposed in connection with the granting of the permit. Delays or restrictions in obtaining salt water disposal well permits could adversely impact our growth, which is dependent in part on new disposal capacity.

Failure to obtain and retain skilled technical personnel could impede our operations.

We require skilled personnel to operate and provide technical services and support for our business. Competition for the personnel required for our businesses intensifies as activity increases. In periods of high utilization it may become more difficult to find and retain qualified individuals.  This could increase our costs or have other adverse effects on our operations.

Our operations are subject to inherent risks, some of which are beyond our control. These risks may not be fully covered under our insurance policies.

Our operations are subject to hazards inherent in the oil and natural gas industry, such as, but not limited to, accidents, blowouts, explosions, fires and oil spills. These conditions can cause:

▪	Personal injury or loss of life,

▪	Damage to or destruction of property, equipment and the environment, and

▪	Suspension of operations by our customers.

The occurrence of a significant event or adverse claim in excess of the insurance coverage that we maintain or that is not covered by insurance could have a material adverse effect on our financial condition and results of operations. In addition, claims for loss of oil and natural gas production and damage to formations can occur in the well services industry.  Litigation arising from a catastrophic occurrence at a location where our equipment and services are being used may result in our being named as a defendant in lawsuits asserting large claims.

The Company maintains insurance coverage that we believe to be customary in the industry against these hazards. However, we do not have insurance against all foreseeable risks, either because insurance is not available or because of the high premium costs.  As such, not all of our property is insured.  The occurrence of an event not fully insured against, or the failure of an insurer to meet its insurance obligations, could result in substantial losses.  In addition, we may not be able to maintain adequate insurance in the future at reasonable rates.  Insurance may not be available to cover any or all of the risks to which we are subject, or, even if available, it may be inadequate, or insurance premiums or other costs could rise significantly in the future so as to make such insurance prohibitively expensive.  It is likely that, in our insurance renewals, our premiums and deductibles will be higher, and certain insurance coverage either will be unavailable or considerably more expensive than it has been in the recent past. In addition, our insurance is subject to coverage limits, and some policies exclude coverage for damages resulting from environmental contamination.

Our ability to use net operating loss carry-forwards to offset future taxable income for U.S. federal income tax purposes may be limited as a result of issuances of equity related to acquisitions or otherwise.

In general, under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change net operating losses (“NOLs”), to offset future taxable income.  In general, an ownership change occurs if the aggregate stock ownership of certain stockholders increases by more than 50 percentage points over such stockholders’ lowest percentage ownership during the testing period (generally three years).

As of December 31, 2014, we had approximately $35.3 million of federal and state NOL carry-forwards.  It is possible that the issuance of equity in connection with recent acquisitions and additional acquisitions (if any) occurring during the testing period as well as issuances to employees and consultants within the testing period, could result in an ownership change.  Even if the issuances related to acquisitions and employees/consultants do not result in an ownership change, such equity issuances would significantly increase the likelihood that there would be an ownership change in the future (which ownership change could occur as a result of transactions involving our stock that are outside of our control).

The occurrence of an ownership change could limit the ability to utilize NOLs that are not currently subject to limitation.  The amount of the annual limitation generally is equal to the value of the stock of the corporation immediately prior to the ownership change multiplied by the adjusted federal tax-exempt rate, set by the Internal Revenue Service. Limitations imposed on the ability to use NOLs to offset future taxable income could cause U.S. federal income taxes to be paid earlier than otherwise would be paid if such limitations were not in effect and could cause such NOLs to expire unused, in each case reducing or eliminating the benefit of such NOLs.  Similar rules and limitations may apply for state income tax purposes.

Risks Related to Our Securities

There is a limited trading market for our shares.  You may not be able to sell your shares if you need money.

Our common stock is traded on the OTC Markets (QB Marketplace Tier), an inter-dealer automated quotation system for equity securities.  During the three months preceding filing of this report, the average daily trading volume of our common stock was approximately 86,573 shares.  As of June 18, 2015, we had 373 record holders of our common stock (not including an indeterminate number of stockholders whose shares are held by brokers in “street name”).  There has been limited trading activity in our stock, and when it has traded, the price has fluctuated widely.  We consider our common stock to be “thinly traded” and any last reported sale prices may not be a true market-based valuation of the common stock.  Stockholders may experience difficulty selling their shares if they choose to do so because of the illiquid market and limited public float for our common stock.

Your investment may be significantly diluted by the conversion of our Series A Preferred Stock, or exercise of presently outstanding options and warrants.

A substantial number of shares of our common stock are, or could, upon conversion of our Series A Preferred Stock, or upon exercise of options or warrants, become eligible for sale in the public market as described below.  Sales of substantial amounts of our shares of common stock in the public market, or the possibility of these sales, may adversely affect our stock price.

As of June 18, 2015, 3,700,000 shares of our common stock were reserved for issuance upon conversion of the remaining 2,590 outstanding shares of Series A Preferred Stock.  In addition, we have granted options and warrants to purchase an aggregate of 13,143,500 shares of our common stock to various persons and entities, of which options and warrants to purchase up to 11,738,769 shares of our common stock are currently exercisable.  The exercise prices on these options and warrants range from $0.055 per share to $1.00 per share.  If issued, the shares underlying our Series A Preferred Stock and options and warrants would increase the number of shares of our common stock currently outstanding and will dilute the holdings and voting rights of our then-existing stockholders.

We could be required to make substantial cash payments to our Series B Preferred Holders upon a “Bankruptcy Triggering Event” or a “Going Private Transaction” described below.

The Series B Preferred Stock requires us to redeem the Series B Preferred Stock upon a “Bankruptcy Triggering Event” or a “Going Private Transaction” (See “Description of Securities—Preferred Stock—Series B Convertible Preferred Stock”), subject to compliance with our agreements with Heartland Bank.

Upon a Bankruptcy Triggering Event, a holder of the Series B Preferred Stock may require us to redeem all or any portion of the Series B Preferred Stock (including all accrued and unpaid interest and all interest that would have accrued), in cash, at a price equal to the greater of: (i) 112% of the amount being redeemed, and (ii) the product of (A) the conversion rate in effect at such time multiplied by (B) the product of (1) 112%, depending on the nature of the default, multiplied by (2) the highest closing sale price of the common stock on any trading day during the period beginning on the date immediately before the Bankruptcy Triggering Event and ending on the date of redemption.

In addition, under the terms of the Series B Preferred, in the event of a “Going Private Transaction”, the holder of the Series B Preferred will have the right to require us to redeem all or any portion of the Series B Preferred it holds in cash, at a price with a redemption premium of 112% calculated by the formula specified in the Series B Preferred Certificate of Designation   See “Description of Securities---Preferred Stock—Series B Convertible Preferred Stock.”

If either a Bankruptcy Event or a Going Private Transaction occurs, our available cash could be seriously depleted and our ability to fund operations could be materially harmed.

Our credit facility with Heartland Bank restricts our ability to make cash payments in certain situations.  Current stockholders will be diluted by the issuance of shares related to our Series B Preferred Stock, including shares that would be issued if we satisfy the redemption amounts, interest and dividends in the form of common stock.

Our credit facility with Heartland Bank restricts our ability to make cash payments.  In the event that we are not able to make cash payments to satisfy dividend payments, redemption payments or any other amounts due the series B preferred holders, such holders have the right to convert such amounts into shares of our common stock at the then effective conversion price.  The conversion of our Series B Preferred Stock to satisfy dividends, redemptions or other amounts in lieu of cash would result in the future issuance of significant additional shares of common which could result in significant additional dilution to our existing stockholders.

As of June 18, 2015, 3,050 shares of Series B Preferred Stock remained outstanding. If all shares of Series B Preferred Stock were immediately converted, we estimate that we would issue 7,625,000 common shares upon conversion (at the current fixed conversion price of $0.40).  In addition, the first two dividend payments will be paid-in-kind which will result in the issuance of an additional shares of series B preferred stock which would convert into an additional 334,652 shares of common stock to satisfy such dividend payments.   Any additional dividend payments satisfied in common stock would result in an additional shares of common stock issuable upon conversion. In the event that there are adjustments to our conversion price resulting in lower conversion prices as discussed in the risk factor below, this would further dilute our existing stockholders.

Adjustments to the conversion price for our Series B Preferred Stock issued to the Selling Stockholder will further dilute the ownership interests of our existing stockholders.

The shares of Series B Preferred Stock are convertible at any time after issuance, in whole or in part, at the holder’s option, into shares of common stock at an initial fixed conversion price equal to $0.40 per share, or the Initial Fixed Price.  The fixed conversion price contains “full-ratchet” anti-dilution adjustments for future issuances of our securities (subject to certain standard carve-outs); provided, however, that “full-ratchet” anti-dilution rights expire upon the occurrence of a Major Change (see below).   In addition, at any time prior to the occurrence of a Major Change, during the period beginning on the occurrence of a “Conversion Triggering Event” (See “Description of Securities—Preferred Stock—Series B Preferred Stock—Triggering Events”) and ending on the earlier of (i) the date of cure of such Conversion

Triggering event and (ii) 20 trading days following the Company’s delivery of notice of such trading event, each holder may elect to convert their shares at a conversion price equal to 85% of the average VWAP for the 10 trading day period preceding a conversion.  Conversion Triggering Events include: our failure to meet the current public information requirements of Rule 144; the suspension from trading or listing for a period of 10 consecutive Trading Days, bankruptcy or insolvency of the Company   Any reduction in the conversion price below the initial fixed conversion price of $0.40 will result in significant additional shares being issued upon conversion of the Series B Preferred Stock, including amounts converted in respect of dividends or redemption payments in the risk factor described above, that would further dilute our existing stockholders.

The following table sets forth the number of shares of common stock we would be required to issue upon conversion of all 3,050 shares of series B convertible preferred stock outstanding at an assumed fixed conversion price of $0.40 per share of common stock as of June 18, 2015, and the resulting percentage of our total shares of common stock outstanding after such a conversion as well as the number of shares of common stock we would be required to issue assuming decreases of 25%, 50% and 75% in the initial fixed conversion price of $0.40 (without regard to 9.99% ownership limit contained in the certificate of designation for the series B convertible preferred stock).

Conversion Price	Shares Issued (1)	Percentage of Outstanding Shares (2)
$0.40	7,625,000	11.68%
$0.30 (-25%)	10,166,667	14.99%
$0.20 (-50%)	15,250,000	20.92%
$0.10 (-75%)	30,500,000	34.60%

(1)

The number of shares of common stock issuable upon conversion and the percentage of  outstanding common stock after such conversion set forth above do not take into account any shares of common stock that may be issuable as dividends on the series B convertible preferred shares or upon exercise of the warrants issued in connection with the sale of the series B convertible preferred shares.

(2) Based on 57,661,010 shares outstanding.

We are subject to the penny stock rules and these rules may adversely affect trading in our common stock.

Our common stock is a “low-priced” security under rules promulgated under the Securities Exchange Act of 1934. In accordance with these rules, broker-dealers participating in transactions in low-priced securities must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker-dealer’s duties in selling the stock, the customer’s rights and remedies and certain market and other information.  Furthermore, the broker-dealer must make a suitability determination approving the customer for low-priced stock transactions based on the customer’s financial situation, investment experience and objectives.  Broker-dealers must also disclose these restrictions in writing to the customer, obtain specific written consent from the customer, and provide monthly account statements to the customer.  The effect of these restrictions probably decreases the willingness of broker-dealers to make a market in our common stock, decreases liquidity of our common stock and increases transaction costs for sales and purchases of our common stock as compared to other securities.

Transfers of our securities may be restricted by virtue of state securities “blue sky” laws which prohibit trading absent compliance with individual state laws. These restrictions may make it difficult or impossible to sell shares in those states.

Transfers of our common stock may be restricted under the securities or securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as “blue sky” laws.  Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions.  Because the securities registered hereunder have not been registered for resale under the blue sky laws of any state, the holders of such shares and persons who desire to purchase them should be aware that there may be significant state blue sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities.  These restrictions may prohibit the secondary trading of our common stock. Investors should consider the secondary market for our securities to be a limited one.

Our officers and directors collectively own a substantial portion of our outstanding common stock, and as long as they do, they may be able to control the outcome of stockholder voting.

Our officers and directors are collectively the beneficial owners of approximately 18% of the outstanding shares of our common stock as of the date of this report.  As long as our officers and directors collectively own a significant percentage of our common stock, our other shareholders may generally be unable to affect or change the management or the direction of our company without the support of our officers and directors.  As a result, some investors may be unwilling to purchase our common stock.  If the demand for our common stock is reduced because our officers and directors have significant influence over our company, the price of our common stock could be materially depressed.  The officers and directors will be able to exert significant influence over the outcome of all corporate actions requiring stockholder approval, including the election of directors, amendments to our certificate of incorporation and approval of significant corporate transactions.

We have the ability to issue additional shares of our common stock and shares of preferred stock without asking for stockholder approval, which could cause your investment to be diluted.

Our Certificate of Incorporation authorizes the Board of Directors to issue up to 250,000,000 shares of common stock and up to 10,000,000 shares of preferred stock.  The power of the Board of Directors to issue shares of common stock, preferred stock or warrants or options to purchase shares of common stock or preferred stock is generally not subject to stockholder approval.  Accordingly, any additional issuance of our common stock, or preferred stock that may be convertible into common stock, may have the effect of diluting your investment.

By issuing preferred stock, we may be able to delay, defer or prevent a change of control.

Our Certificate of Incorporation permits us to issue, without approval from our shareholders, a total of 10,000,000 shares of preferred stock.  As of the date hereof, we have 9,990,600 undesignated shares of preferred stock available. Our Board of Directors can determine the rights, preferences, privileges and restrictions granted to, or imposed upon, the shares of preferred stock and to fix the number of shares constituting any series and the designation of such series.  It is possible that our Board of Directors, in determining the rights, preferences and privileges to be granted when the preferred stock is issued, may include provisions that have the effect of delaying, deferring or preventing a change in control, discouraging bids for our common stock at a premium over the market price, or that adversely affect the market price of and the voting and other rights of the holders of our common stock.

Our stock price is volatile.

The trading price of our common stock has been and continues to be subject to fluctuations.  The stock price may fluctuate in response to a number of events and factors, such as quarterly variations in operating results, the operating and stock performance of other companies that investors may deem as comparable and news reports relating to trends in the marketplace, among other factors.  Significant volatility in the market price of our common stock may arise due to factors such as:

•

our developing business;

•

relatively low price per share;

•

relatively low public float;

•

variations in quarterly operating results;

•

general trends in the industries in which we do business;

•

the number of holders of our common stock; and

•

the interest of securities dealers in maintaining a market for our common stock.

As long as there is only a limited public market for our common stock, the sale of a significant number of shares of our common stock at any particular time could be difficult to achieve at the market prices prevailing immediately before such shares are offered, and could cause a severe decline in the price of our common stock.

There are limitations in connection with the availability of quotes and order information on the OTC Markets.

Trades and quotations on the OTC Markets involve a manual process and the market information for such securities cannot be guaranteed. In addition, quote information, or even firm quotes, may not be available.  The manual execution process may delay order processing and intervening price fluctuations may result in the failure of a limit order to execute or the execution of a market order at a significantly different price.  Execution of trades, execution reporting and the delivery of legal trade confirmation may be delayed significantly.  Consequently, one may not be able to sell shares of our Common Stock at the optimum trading prices.

There are delays in order communication on the OTC Markets.

Electronic processing of orders is not available for securities traded on the OTC Marketplace and high order volume and communication risks may prevent or delay the execution of one's OTC Marketplace trading orders.  This lack of automated order processing may affect the timeliness of order execution reporting and the availability of firm quotes for shares of our Common Stock.  Heavy market volume may lead to a delay in the processing of OTC Marketplace security orders for shares of our Common Stock, due to the manual nature of the market.  Consequently, one may not able to sell shares of our Common Stock at the optimum trading prices.

There is a risk of market fraud on the OTC Marketplace

OTC Marketplace securities are frequent targets of fraud or market manipulation.  Not only because of their generally low price, but also because the OTC Marketplace reporting requirements for these securities are less stringent than for listed or NASDAQ traded securities, and no exchange requirements are imposed.  Dealers may dominate the market and set prices that are not based on competitive forces.  Individuals or groups may create fraudulent markets and control the sudden, sharp increase of price and trading volume and the equally sudden collapse of the market price for shares of our Common Stock.

There is a limitation in connection with the editing and canceling of orders on the OTC Markets.

Orders for OTC Marketplace securities may be canceled or edited like orders for other securities.  All requests to change or cancel an order must be submitted to, received and processed by the OTC Markets.  Due to the manual order processing involved in handling OTC Markets trades, order processing and reporting may be delayed, and one may not be able to cancel or edit one's order.  Consequently, one may not be able to sell its shares of our Common Stock at the optimum trading prices.

Increased dealer compensation could adversely affect our stock price.

The dealer's spread (the difference between the bid and ask prices) may be large and may result in substantial losses to the seller of shares of our Common Stock on the OTC Markets if the stock must be sold immediately.  Further, purchasers of shares of our Common Stock may incur an immediate "paper" loss due to the price spread.  Moreover, dealers trading on the OTC Markets may not have a bid price for shares of our Common Stock on the OTC Markets.  Due to the foregoing, demand for shares of our Common Stock on the OTC Markets may be decreased or eliminated.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock by the selling shareholders. All proceeds from the sale of such shares will be for the account of the selling shareholders. We will pay for expenses of this offering, except that the selling shareholders will pay any broker discounts or commissions or equivalent expenses applicable to the sale of their shares. However, we will receive the sale price of any common stock we sell to the selling shareholders upon exercise of the warrants for cash. If all of the selling shareholders holding warrants exercised them for cash, we would receive $1,906,250.  We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes. However, selling shareholders will be entitled to exercise warrants on a cashless basis if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement. In the event that the parties exercise the warrants on a cashless basis, then we will not receive proceeds from the exercise of those warrants.

SELLING SHAREHOLDERS

This prospectus relates to the offer and sale of 11,772,152 shares of our common stock by the selling shareholders identified below. None of the selling shareholders are or have been affiliates of ours.

The following table sets forth the names of the selling shareholders, the number of shares of common stock owned beneficially by each of them as of June 18, 2015, calculated in the manner described below, the number of shares which may be offered pursuant to this prospectus and the number of shares and percentage of class to be owned by each selling shareholder after this offering. The selling shareholders may sell all, some or none of their shares in this offering. See "Plan of Distribution." We will not receive any proceeds from the sale of the common stock by the selling shareholders. Except as set forth in the table below, none of the selling shareholders has held any position or office or has had any other material relationship with us or any of our affiliates within the past three years other than as a result of his or her ownership of shares of equity securities. This information is based upon information provided by the selling shareholders. Because the selling shareholders may offer all, some or none of their common stock, no definitive estimate as to the number of shares that will be held by the selling shareholders after this offering can be provided.

The number of shares set forth in the second column of the table represents an estimate, as of June 18, 2015, of the number of shares of common stock to be offered by the selling shareholders. The information set forth in the table assumes conversion of the Series B Preferred (including the additional shares of common stock issuable upon conversion of series B convertible preferred stock resulting from an increase to the stated value on each of June 30, 2015 and September 30, 2015 as a paid-in-kind dividend on such dates) and full exercise of the related warrants and assumes a conversion price for the Series B Preferred of $0.40.

The information in the third column assumes the sale of shares issuable upon conversion the series B preferred stock resulting from an increase in the stated value on September 30, 2015 as a paid-in-kind dividend on such date (and which are not included in the selling shareholder’s beneficial ownership in the second column as of the date hereof).

The actual number of shares of common stock issuable upon conversion of the Series B Preferred and exercise of the warrants is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by us at this time, including, among other factors, the future market price of the common stock.

Pursuant to its terms, the Series B convertible preferred stock and the related warrants issued are convertible or exercisable by the Series B Preferred holder only to the extent that the number of shares of common stock thereby issuable, together with the number of shares of common stock owned by the Series B Preferred holder and its affiliates (but not including shares of common stock underlying unconverted or unexercised options, warrants or convertible securities) would not exceed 9.99% of the then outstanding common stock as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934. Accordingly, the number of shares of common stock set forth in the table as beneficially owned by the selling Series A holder before and after the offering may exceed the number of shares of common stock that it could own beneficially at any given time as a result of their ownership of the Series A preferred stock and the warrant issued in connection therewith.

Except as set forth in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. A person is considered the beneficial owner of securities that can be acquired within 60 days from the date of this prospectus through the exercise of any option, warrant or right. Shares of common stock subject to options, warrants or rights which are currently exercisable or exercisable within 60 days are considered outstanding for computing the ownership percentage of the person holding such options, warrants or rights, but are not considered outstanding for computing the ownership percentage of any other person.

The "Shares of Common Stock Owned after Offering" column assumes the sale of all shares offered. The "Percentage of Common Stock Owned after Offering" column is based on 57,661,010 shares of common stock outstanding as of June 18, 2015.

Name of Selling Shareholder	Shares of Common Stock Owned prior to Offering		Maximum Number of Shares of Common Stock to be Offered	Shares of Common Stock Owned after Offering	Percent of Common Stock Owned After Offering

Magna Equities II LLC (1)	3,026,959	(2)	3,088,267	0	*
Timur Salikhbayev	378,730	(3)	386,033	0	*
BTG Investments LLC (4)(22)	794,577	(5)	810,670	0	*
Jai Alai Insurance Inc. Protected Cell A (6)	1,190,053	(7)	1,214,138	0	*
David A. Fields	2,837,774	(8)	2,895,251	0	*
Betty Ann Purdie	291,685	(9)	193,017	102,500	*
IC Capital Fund (10)	94,592	(11)	96,508	0	*
Shannon P. Pratt	189,185	(12)	193,017	0	*
George Gilman	628,730	(13)	386,033	250,000	*
Monica Wehby	195,185	(14)	193,017	6,000	*
Townes G. Pressler	254,185	(15)	193,017	65,000	*
Mitchell Lukin	4,500,432	(16)	772,067	3,454,406	6.10
Frank Marshik	883,543	(17)	193,017	694,268	1.19
Reserve Financial Corp. (18)	3,405,512	(19)	386,033	3,027,142	4.96
Francis Jungers Trust (20)	1,655,597	(21)	772,067	898,857	1.53

(1)

Joshua Sason is the sole managing member of Magna Equities II LLC with sole voting and investment control over the securities beneficially owned by Magna Equities II LLC.  Mr. Sason may be deemed to share beneficial ownership of the securities beneficially owned by Magna Equities II LLC.  Mr. Sason disclaims beneficial ownership of the securities with respect to which indirect beneficial ownership is described.

(2)

Includes 2,000,000 shares of common stock issuable upon conversion of 800 shares of series B convertible preferred stock, 26,959 shares of common stock issuable upon conversion of the series B convertible preferred stock resulting from an increase in the stated value on June 30, 2015 as a paid-in-kind dividend on such date and up to 1,000,000 shares of common stock issuable upon exercise of warrants issued in connection with the original issuance of the shares of series B convertible preferred stock.

(3)

Includes 250,000 shares of common stock issuable upon conversion of 100 shares of series B convertible preferred stock, 3,370 shares of common stock issuable upon conversion of the series B convertible preferred stock resulting from an increase in the stated value on June 30, 2015 as a paid-in-kind dividend on such date and up to 125,000 shares of common stock issuable upon exercise of warrants issued in connection with the original issuance of the shares of series B convertible preferred stock.

(4)

The name of the person who has voting or investment control over the securities owned by the BTG Investments LLC is Gordon Roth.  BTG Investments LLC is wholly-owned by Roth Capital Partners, LLC, which was the placement agent for the Company’s May 2015 offering of Series B Preferred Stock and Warrant Financing.

(5)

Includes 525,000 shares of common stock issuable upon conversion of 210 shares of series B convertible preferred stock, 7,077 shares of common stock issuable upon conversion of the series B convertible preferred stock resulting from an increase in the stated value on June 30, 2015 as a paid-in-kind dividend on such date and up to 262,500 shares of common stock issuable upon exercise of warrants issued in connection with the original issuance of the shares of series B convertible preferred stock.

(6)

The name of the person who has voting or investment control over the securities owned by the Jai Alai Insurance Inc. Protected Cell A is Scott Sibley.

(7)

Includes 787,500 shares of common stock issuable upon conversion of 315 shares of series B convertible preferred stock, 8,803 shares of common stock issuable upon conversion of the series B convertible preferred stock resulting from an increase in the stated value on June 30, 2015 as a paid-in-kind dividend on such date and up to 393,750 shares of common stock issuable upon exercise of warrants issued in connection with the original issuance of the shares of series B convertible preferred stock.

(8)

Includes 1,875,000 shares of common stock issuable upon conversion of 750 shares of series B convertible preferred stock, 25,274 shares of common stock issuable upon conversion of the series B convertible preferred stock resulting from an increase in the stated value on June 30, 2015 as a paid-in-kind dividend on such date and up to 937,500 shares of common stock issuable upon exercise of warrants issued in connection with the original issuance of the shares of series B convertible preferred stock.

(9)

Includes 125,000 shares of common stock issuable upon conversion of 50 shares of series B convertible preferred stock, 1,685 shares of common stock issuable upon conversion of the series B convertible preferred stock resulting from an increase in the stated value on June 30, 2015 as a paid-in-kind dividend on such date and up to 62,500 shares of common stock issuable upon exercise of warrants issued in connection with the original issuance of the shares of series B convertible preferred stock.

(10)

The name of the persons who have voting or investment control over the securities owned by the IC Capital Fund is Marc Indeglia and Greg Carney.

(11)

Includes 62,500 shares of common stock issuable upon conversion of 25 shares of series B convertible preferred stock, 842 shares of common stock issuable upon conversion of the series B convertible preferred stock resulting from an increase in the stated value on June 30, 2015 as a paid-in-kind dividend on such date and up to 31,250 shares of common stock issuable upon exercise of warrants issued in connection with the original issuance of the shares of series B convertible preferred stock.

(12)

Includes 125,000 shares of common stock issuable upon conversion of 50 shares of series B convertible preferred stock, 1,685 shares of common stock issuable upon conversion of the series B convertible preferred stock resulting from an increase in the stated value on June 30, 2015 as a paid-in-kind dividend on such date and up to 62,500 shares of common stock issuable upon exercise of warrants issued in connection with the original issuance of the shares of series B convertible preferred stock.

(13)

Includes 250,000 shares of common stock issuable upon conversion of 100 shares of series B convertible preferred stock, 3,370 shares of common stock issuable upon conversion of the series B convertible preferred stock resulting from an increase in the stated value on June 30, 2015 as a paid-in-kind dividend on such date and up to 125,000 shares of common stock issuable upon exercise of warrants issued in connection with the original issuance of the shares of series B convertible preferred stock.

(14)

Includes 125,000 shares of common stock issuable upon conversion of 50 shares of series B convertible preferred stock, 1,685 shares of common stock issuable upon conversion of the series B convertible preferred stock resulting from an increase in the stated value on June 30, 2015 as a paid-in-kind dividend on such date and up to 62,500 shares of common stock issuable upon exercise of warrants issued in connection with the original issuance of the shares of series B convertible preferred stock.

(15)

Includes 125,000 shares of common stock issuable upon conversion of 50 shares of series B convertible preferred stock, 1,685 shares of common stock issuable upon conversion of the series B convertible preferred stock resulting from an increase in the stated value on June 30, 2015 as a paid-in-kind dividend on such date and up to 62,500 shares of common stock issuable upon exercise of warrants issued in connection with the original issuance of the shares of series B convertible preferred stock.

(16)

Includes 500,000 shares of common stock issuable upon conversion of 200 shares of series B convertible preferred stock, 6,740 shares of common stock issuable upon conversion of the series B convertible preferred stock resulting from an increase in the stated value on June 30, 2015 as a paid-in-kind dividend on such date and up to 250,000 shares of common stock issuable upon exercise of warrants issued in connection with the original issuance of the shares of series B convertible preferred stock.  Also includes 214,286 shares of common stock issuable upon conversion of the series A preferred stock and up to 75,000 shares of common stock issuable upon exercise of warrants issued in connection therewith.

(17)

Includes 125,000 shares of common stock issuable upon conversion of 50 shares of series B convertible preferred stock, 1,685 shares of common stock issuable upon conversion of the series B convertible preferred stock resulting from an increase in the stated value on June 30, 2015 as a paid-in-kind dividend on such date and up to 62,500 shares of common stock issuable upon exercise of warrants issued in connection with the original issuance of the shares of series B convertible preferred stock.  Also includes 363,982 shares of common stock, 142,857 shares of common stock issuable upon conversion of the series A preferred stock and up to 50,000 shares of common stock issuable upon exercise of warrants issued in connection therewith all held by the Marshik Family Trust of which Frank Marshik has investment voting and control.

(18)

The name of the person who has voting or investment control over the securities owned by the Reserve Financial Corp. is Keith Paul.

(19)

Includes 250,000 shares of common stock issuable upon conversion of 100 shares of series B convertible preferred stock, 3,370 shares of common stock issuable upon conversion of the series B convertible preferred stock resulting from an increase in the stated value on June 30, 2015 as a paid-in-kind dividend on such date and up to 125,000 shares of common stock issuable upon exercise of warrants issued in connection with the original issuance of the shares of series B convertible preferred stock.  Also includes 857,142 shares of common stock issuable upon conversion of the series A preferred stock and up to 300,000 shares of common stock issuable upon exercise of warrants issued in connection therewith.

(20)

The name of the person who has voting or investment control over the securities owned by Francis Jungers Trust is Francis Jungers.

(21)

Includes 500,000 shares of common stock issuable upon conversion of 200 shares of series B convertible preferred stock, 6,740 shares of common stock issuable upon conversion of the series B convertible preferred stock resulting from an increase in the stated value on June 30, 2015 as a paid-in-kind dividend on such date and up to 250,000 shares of common stock issuable upon exercise of warrants issued in connection with the original issuance of the shares of series B convertible preferred stock.  Also includes 142,857 shares of common stock issuable upon conversion of the series A preferred stock and up to 50,000 shares of common stock issuable upon exercise of warrants issued in connection therewith.  Also includes 475,000 shares held by Francis Jungers Trust, of which Mr. Jungers is the trustee and has voting and investment control, 231,000 shares held by Francis Jungers individually.

(22)

Affiliate of a broker-dealer. Selling shareholder has certified that at the time he/she purchased the shares of common stock underlying the series B preferred stock and warrant shares being registered hereunder, he/she had no agreements or understanding, directly or indirectly with any person to distribute the subject securities.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

privately negotiated transactions;

•

short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the Commission;

•

through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•

broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•

a combination of any such methods of sale; and

•

any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any.  Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.  We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act.  Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.  Selling stockholders who are "underwriters" within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

Each selling stockholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates.  In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of or (2) the date on which the shares may be sold without volume restrictions pursuant to Rule 144 of the Securities Act.

DESCRIPTION OF BUSINESS

Overview

HII Technologies, Inc. is a Houston, Texas based oilfield services company with operations in Texas, Oklahoma, Ohio and West Virginia focused on commercializing technologies and providing services in frac water management, safety services and portable power solutions and services used by exploration and production (“E&P”) companies in the United States.  We operate through our wholly-owned subsidiaries.  The table below provides an overview of our current subsidiaries and their oilfield service activities:

Name	Doing Business As (dba):	Business
Apache Energy Services, LLC	AES Water Solutions	Frac Water Management Solutions
	AES Safety Services	Safety Services
Aqua Handling of Texas, LLC	AquaTex	Frac Water Management Solutions
Hamilton Investment Group, Inc.	Hamilton, Water Transfer	Frac Water Management Solutions
Sage Power Solutions, Inc.	South Texas Power, STP	Portable Power

The Company changed its name in August 2011 to HII Technologies, Inc. in connection with selling the name and assets of its oilfield valve technology it had previously developed.  Since the sale of its oilfield product line in 2011, it has focused on the high value market segments of Water, Safety and Power in the oilfield that management believes are growing markets where the Company’s relationships with its customers, partners, and experience can provide long term stockholder value.

We currently employ 76 persons and also extensively use independent contractor crews in connection with certain portions of our field service work. Our executive offices are located at 8588 Katy Freeway, Suite 430, Houston, Texas 77024.  Our telephone number is (713) 821-3157 and our Internet address is www.HIITinc.com.  The information on, or that may be, accessed from our website is not part of this Prospectus.

Business Development

Organization

In 2002, we were incorporated in Delaware under the name “Excalibur Industries, Inc.”  In October 2005, we changed our name from “Excalibur Industries, Inc.” to “Shumate Industries, Inc.” in connection with a restructuring that divested Excalibur industrial businesses and focused on Shumate’s oilfield machining business.  In February 2009, we changed our name from “Shumate Industries, Inc.” to “Hemiwedge Industries, Inc.” to emphasize and focus on our valve product technology after the October 2008 sale of assets related to our contract machining business.  On August 31, 2011, we changed our name to “HII Technologies, Inc.”, which name change was required in connection with the May 2011 sale of our Hemiwedge valve product technology, trade mark and other assets.  HII Technologies’ business focuses on the activity of domestic shale horizontal drilling and hydraulic fracturing and the needed essential services such as frac water management.

Acquisition of Apache Energy Services, LLC (dba AES Water Solutions)

On September 27, 2012, we consummated the acquisition (the “Acquisition”) of all of the outstanding membership interests of Apache Energy Services, LLC (dba AES Water Solutions), a Nevada limited liability company (“AES”) pursuant to the terms of a Securities Purchase Agreement dated September 26, 2012 by and among us, AES and the members of AES (the “Purchase Agreement”).  AES is a water transfer services company serving oilfield customers. The purchase price consisted of: (a) Cash in the amount of $290,000, of which $250,000 was paid on the closing date and the remaining $40,000 is payable (subject to a purchase price adjustment) in six equal installments, with the first installment payable on the first day of each month beginning the third month following the month in which the Closing occurs and each month thereafter until paid in full; (b) $1,300,000 in 5% subordinated secured promissory notes (the “Notes”), and (c) 6,500,000 shares (the “Shares”) of the registrant’s common stock.  The Notes are payable in 12 equal quarterly installments beginning on February 1, 2013 and have a maturity date of November 1, 2015.  The Notes are secured by the assets of the registrant and AES. The Shares are subject to a restricted stock agreement pursuant to which 500,000 shares will vest each quarter beginning December 31, 2012. The purchase agreement contains 2-year non-compete/non-solicitation provisions for Messrs. Mulliniks and Cox.

Launch of our Mobile Oilfield Power Business

In December 2012, we launched our mobile oilfield power solutions and services business, which is being conducted through our wholly-owned subsidiary, Sage Power Solutions, Inc. f/k/a KMHVC, Inc. (dba South Texas Power, “STP”).

Launch of our Contract Safety Consultant Business

In January 2013, we launched AES Safety Services, our Safety division that offers contract safety professionals, training and inspection services in the field for E&P companies that prefer outsourcing their safety programs or are required by state regulation.

Acquisition of Aqua Handling of Texas, LLC. (dba AquaTex)

On November 12, 2013, we consummated the acquisition of all of the outstanding membership interests of AquaTex pursuant to the terms of a Securities Purchase Agreement dated November 11, 2013 by and among the registrant, AquaTex and the members of AquaTex (the “Purchase Agreement”).  The purchase price consisted of: (a) Cash in the amount of $300,000; (b) $500,000 in 5% subordinated secured promissory notes (the “Notes”), and (c) 1,443,696 shares of the registrant’s common stock ($500,000 value based on the trailing 30-day average of the registrant’s common stock).  The Notes are payable in 12 equal quarterly installments beginning on February 1, 2014 and have a maturity date of November 1, 2016.  The Notes are secured by the assets of AquaTex.  In addition, there exists a working capital adjustment provision whereby we would be required pay the AquaTex members additional cash equal to the amount of any working capital of AquaTex at closing; provided, however, that in the event that AquaTex has negative working capital at closing, then the amount of such negative working capital will be offset against the notes issued to the former AquaTex members at closing.  The purchase agreement contains 3-year non-compete/non-solicitation provisions for Messer’s George and Brewer, the former members of AquaTex.

Acquisition of Hamilton Investment Group (Hamilton Water Transfer)

On August 12, 2014, we consummated the acquisition (the “Acquisition”) of all of the outstanding stock of Hamilton Investment Group, Inc. (“Hamilton Water Transfer” or “Hamilton”) pursuant to the terms of a Stock Purchase Agreement dated August 11, 2014 by and among the registrant, Hamilton and the stockholders of Hamilton (the “Stock Purchase Agreement”).  The purchase price consisted of: (a) cash in the amount of $9,000,000; and (b) 3,523,554 shares (the “Shares”) of the registrant’s common stock ($2,300,000 value based on the trailing 20-day average of the registrant’s common stock).  In addition, there exists a working capital adjustment provision whereby we are required to pay the Hamilton stockholders additional cash equal to the amount of any working capital of Hamilton in excess of $2,200,000 (“Working Capital Target”) at closing; provided, however, that in the event that Hamilton’s working capital at closing is less than the Working Capital Target, then the amount of such deficit will be offset against the Shares issued to the former Hamilton stockholders at closing.  The purchase agreement contains 2-year non-compete/non-solicitation provisions for William M. Hamilton and Sharon K. Hamilton, the former Hamilton stockholders.

Our Services:

We focus on providing what we believe are essential services for horizontal drilling and related hydraulic fracturing in the domestic United States for oil and gas companies which includes:

1.

Frac Water Management Services;

2.

Oilfield Safety Services; and

3.

Oilfield Portable Power Solutions and Services

Frac Water Management Services

We began offering frac water transfer services to oilfield operators upon consummation of our purchase of Apache Energy Services, LLC, doing business as AES Water Solutions, on September 27, 2012.  We further strengthened our presence in this business with our November 12, 2013 acquisition of Aqua Handling of Texas, LLC, (AquaTex) which had contracts with nationally recognized exploration & production companies in the Eagle Ford Shale and South Texas areas, as well as our August 12, 2014 acquisition of Hamilton Investment Group (Hamilton), which has contracts with nationally recognized E&P companies in Oklahoma.  We offer our services in this line of business under the trade names “AES Water Solutions”, “AquaTex” and “Hamilton Water Transfer.”

Initially, we provided only water transfer services sending high volumes of water through miles of pipe or hose to frac sites.  However, in the past 18 months, we have expanded our services and now provide what we refer to as “total frac water management services.”  Management believed that single service providers (e.g. only water transfer in-bound to frac jobs) would diminish in value to oilfield operators over time and that turn-key providers would be sought by customers seeking higher value and more efficiencies.  We currently believe oilfield operators are migrating towards service companies that can provide a full range of services in the area of frac water management.  We believe this is because the amount of water needed in fracing has grown significantly and its costs to oilfield operators has grown substantially.  Our turn-key frac water solutions for oil and gas exploration and production companies during hydraulic fracturing of oil and gas reservoirs accounted for 71% of our total revenues in 2014.

Our segment of the industry does not traditionally do the “pressure pumping” or the frac itself.  These pressure pumpers, the largest of which are sometimes referred to as the “Big 3” (Halliburton, Baker Hughes and Schlumberger), mix the sand/proppant, water and gels/chemicals and pump the solution to break or fracture the hydrocarbon reservoir so as to cause porosity and assist in flow.  Traditionally, we are hired by the oilfield operator while coordinating with the pressure pumping companies to send water to their frac site equipment.  We do not currently perform the frac job itself nor provide the chemicals used in fracing to hold sand or ceramic proppants in the solution; we do provide the above ground temporary infrastructure to transfer and store high volumes of water to frac sites via miles of above ground piping and hose, pumps and related equipment.

We can bundle our turn-key services, which range from drilling water wells, digging and lining water storage pits, renting rapid deployment above ground storage tanks, transporting the water via miles of temporary above ground pipe and high volume pumps to address all of the logistics needs of water during fracing for oilfield operators.  We typically work in concert with frac completion companies such as the Big 3 to send large volumes of water via our top-of-the-line environmentally safe, no-leak pipe and hose systems specifically designed to support water transfer in hydraulic fracing.  In the post-frac phase, we also provide flow back and well testing services typically required by the operator during the first three or four weeks after the frac to route water and separate frac sand/proppants and gas returning from the frac, commonly called “Flow Back.”  We also provide high volume frac water recycling with proprietary equipment that can process up to 20,000 barrels of water per day to be reused in frac processes, usually for a cost cheaper than the price of trucking and disposing of the flow back and waste water.  When an operator is finished at a well site or location and requires large volume waste water removal, we offer evaporation services that reduce the transportation needed to haul off remaining waste water usually held in large open pits at the location.  These services have been developed to offer a turnkey solution for E&P operators by reducing costs and liabilities, and offering an improvement to the environment.

We do not currently provide trucking of fluids or disposal well services but instead seek technologies and services that offer and address customer onsite needs in lieu of trucking and disposal.

Advances in drilling technology and development of unconventional North American hydrocarbon resources—oil and gas shale fields—allow previously inaccessible or non-economical formations in the earth’s crust to be exploited by utilizing high water pressure methods (or the process known as hydraulic fracturing) combined with proppant fluids (containing sand grains or ceramic beads) to crack open new perforation depths and fissures to extract large quantities of natural gas, oil, and other hydrocarbon condensates.  Complex water flows represent the largest waste stream from these methods of hydrocarbon exploration and production.  Oil prices have decreased by approximately one half during the last half of 2014, however even with oil prices being above $50 per barrel, industry experts such as Toleq stated in PBO&G, January 2015 issue that 25% of the new wells will be drilled in the Permian Basin in 2015 and the service market is expected to be $3 billion in directional drilling.  Wood MacKenzie also stated on February 19, 2015 that it is expected for drilling rigs to increase in August/September 2015 and continue to increase by 20 rigs per month through 2017.  The Oil and Gas Journal January 5, 2015 issue stated in a special report that total U.S. oil demand in 2015 is forecasted to grow by 0.6% and US. crude oil production to average 9.1 million barrels per day up 6.1% from a year earlier.

In connection with the industry’s horizontal drilling practices of shale and other unconventional resource plays, oil and gas exploration and production (E&P) companies require up to millions of gallons of water to be delivered to frac pads and drill sites during a typical frac job.  There is an increasing awareness of the importance of managing water for use and reuse in oil and gas operations.  Shale Water Management issue November 24, 2014 stated water demand for fossil fuel and electrical generation is expected to grow to more than 500 billion gallons per day by 2035.  Based on this, there will be a 40% short fall in water supply unless water is reused.  The cost of water has risen to 10% of the total capital cost of the well.  IHS in the first quarter of 2015, reports that over the next 10 years $380 billion will be spent on energy water management in unconventional oil and gas drilling.  One of the key drivers is in oilfield wastewater reuse in which there will be a doubling in the amount of wastewater reuse over the next 10 years.  Lux Research believes investment will continue in technologies despite spending cuts and pressure on companies to curb capital spending which will force companies to invest in technologies that will streamline operations and improve production. According to Lux Research Inc. the water-related services in oil and gas shale fracturing operations is expected to increase by a multiple of about 15 through 2020.  Spending worldwide for frac-related water management will increase from $1 billion to approximately $15 billion annually by 2020.  According to energy research experts at IHS, water management challenges, as well as the market for water management services, will grow significantly in many plays in the U.S. during the next ten years.  A new report, The Future of Water in Unconventionals, compiled by Sarah Fletcher, Senior Research Analyst, IHS, says it expects the continental U.S. oilfield water management market to grow to $38 billion by 2022, with demand for water management services in high-activity shale gas and tight oil plays to grow by nearly 40 percent by 2022, to roughly $11.2 billion.

We currently operate in active shale and unconventional resource basins in Oklahoma and Texas such as Eagle Ford Shale, EagleBind, Permian Basin, Delaware Basin, Granite Wash, Mississippian Lime and Woodford.  Our Principals have more than 70 years of combined oil and gas experience, with extensive experience in the operation of oil and gas wells in the domestic United States. We serve customers seeking water acquisition, temporary water transmission and storage, and treatment in connection with shale oil and gas hydraulic fracturing drilling, or “hydro-fracturing,” operations. We do not currently provide disposal activities, such as salt water disposal wells, and do not directly operate large water hauling trucks. We can arrange for these services when requested by third parties, however, our business focus is to address the onsite needs through our services.

Oilfield Safety Services

In January 2013, we launched AES Safety Services, our Safety division that offers contract safety professionals, training and inspection services in the field for E&P companies that prefer outsourcing many of their safety programs or are required by state regulation.  Our oilfield safety division provides experienced trained safety personnel such as contract safety engineers for the duration of the oilfield operation from site preparation “rigging up” to drilling and completion for E&P customers.  AES Safety Services provides flexibility as outsourced safety consultants, training and inspection to its customers and can move quickly in key locations.

Due to increased regulations and safety requirements, oil and gas operator companies will be requiring specific safety training which will provide comprehensive instructions on the safety hazards and day to day operations which are unique to the oil and gas industry.  To address HSE, oil and gas companies will be spending $56 billion by 2030 up from $35 billion in 2011, as heavily publicized environmental disasters have increased regulatory scrutiny, according to Lux Research.  AES Safety Services has consultant engineers and trainers who are accredited to provide the necessary training courses to comply with the specific state rules and regulations.  Our Safety Services division revenues increased from $2.5 million in 2013 to $6.7 million in 2014, accounting for 19% of our total revenues in 2014 and are expected to continue to grow in 2015.

Oilfield Power Management Solutions

In December 2012, we launched our portable power solutions and services division known as Sage Power Solutions, Inc. (f/k/a KMHVC, Inc.), a wholly-owned subsidiary.  Our power division has grown from its original focus of providing temporary portable diesel power or ‘gap power’ applications for the exploration and production industry to now offering the full spectrum of oilfield power needs.  Today, we rent diesel generators and supply hands-on service for initial remote oilfield gap power needs, offer natural gas lower long term operating cost power for pump jacks and artificial lift applications, facilities power, and partner with firms for electrical and grid implementation services.  Our value to a customer today is to handle the “cradle to grave” oilfield power needs which has elevated our sales process to a corporate level compared to field level generator discussions where we initially started.  Our financial model is renting power supply equipment to oilfield operators usually rented on a daily-rental rate basis where field operations are typically remote and no electricity grid exists.

The utility sector is the largest user of temporary power.  The second largest user is the oil and gas industry with North America being the largest market.  Increased power demand, lack of grid stability and support and tendency to lease instead of procuring equipment are the major driving factors of the power rental market.  In our experience, companies are inclined to rent equipment rather than purchase due, in part, by issues such as tax treatment of capital assets and the growing awareness and acceptance of outsourced manpower and equipment.

The overall North American generator-set rental market is mature and is expected to increase slightly over 4% CAGR through 2017, based on the 2012 Frost and Sullivan’s analysis of the North American generator-set rental market. The diesel and natural gas generator rental market is estimated to be at approximately $995 million in 2017.  The low kVA diesel generator-set rental market is highly competitive, however the larger kVA and natural gas generator market has strong margins and growth opportunities.  MarketandMarket Research on October 23, 2014 stated the power systems market is estimated to grow from $3 billion to $9 billion by 2019.

Our current equipment rental fleet includes mobile oilfield diesel and natural gas generators (20kW to 300kW), light towers, combination power/light/water units, and related equipment. We provide best-in-class service on our rental fleet. Our portable power division revenues increased from $1.8 million in 2013 to $3.6 million in 2014, accounting for 10% of our total revenues in 2014 with revenues expected to increase in 2015 in the longer term rentals of natural gas applications as oilfield customers look to lower their operating costs.

Customers

For all three divisions of Water, Safety and Power, our customers include major United States exploration and production companies as well as independent oil and gas operators that have operations in Texas, Oklahoma, Ohio and West Virginia.  During fiscal year 2014, one of the Company’s customers accounted for more than 25% of our total gross revenues.  No other customers exceeded 10% of revenues during 2014.  During fiscal year 2013, two of the Company’s customers collectively accounted for more than 50% of our total gross revenues, with one customer accounting for 39% and another accounting for approximately 11%.  No other customers exceeded 10% of revenues during 2013.  We believe we will reduce the customer concentration risks by engaging new customers and increasing activity of existing less active customers and smaller, newer customer relationships.  While we continue to acquire new customers in an effort to grow and reduce our customer concentration risks, management believes these risks will continue for the foreseeable future.

Competitors

AES Water Solutions, AquaTex and Hamilton’s focus is on total frac water management services. Currently, larger, private equity backed, private companies such as Rockwater Energy Solutions, Select Energy Services and Crescent Services possess larger equipment fleets, more manpower and are national competitors that have longer industry tenure and greater resources than us. As a result, the market in which AES Water Solutions, AquaTex, and Hamilton Water Transfer operate is highly competitive.

AES Safety Services’ current focus is on providing contractor safety engineers and professionals, training classes and onsite inspection services.  We have identified Total Safety as a larger more capitalized competitor as well as local operating contractors.  While we believe this safety service is a relatively new niche market for E&P companies starting to outsource their field safety professionals, we do not have a broad base of clientele and competition is anticipated by us from larger more established oilfield services companies with greater resources than us.  As such, the market in which AES Safety Services operates is anticipated to be highly competitive.

Sage Power Solutions, our oilfield power management business, is limited by its fleet size and regional geographic scope.  Many of its competitors are substantially more capitalized which may have lower costs of capital to procure such equipment. Firms such as Light Tower Rentals (LTR) and National Oilwell Varco (“NOV”) Portable Power have a national presence and more established relationships than us. As a result, the market that Sage Power Solutions operates in is highly competitive.

Competition is influenced by such factors as price, capacity, availability of work crews, health, safety and environmental programs, legal compliance, technology, equipment, reputation and experience of the service provider.

Seasonality

While our frac water services are primarily offered in the Southwest United States and our power management division currently in Texas; they can be impacted by seasonal factors. Generally, our business can be negatively impacted during the winter months due to inclement weather, fewer daylight hours and holidays.  During periods of heavy snow, ice or rain, our customers may temporarily cease operations if other vendor equipment is not accessible, or if our equipment may not be readily available, thereby reducing our ability to provide services and generate revenues.  In addition, these conditions may impact our customer’s operations, and, as our customers’ drilling activities are curtailed, our services may also be reduced.  Weather plays less of a role in our current areas in the Southwest United States where the climate is less severe.

Governmental Regulation

Frac Water Management Services

Our Water Management Services business is subject to extensive and evolving federal, state or provincial and local environmental, health, safety and transportation laws and regulations.  These laws and regulations are administered by the U.S. EPA and various other federal, state and local environmental, zoning, transportation, land use, health and safety agencies in the United States.  Many of these agencies regularly examine our operations to monitor compliance with these laws and regulations and have the power to enforce compliance, obtain injunctions or impose civil or criminal penalties in case of violations.  In recent years, the oil and gas industry that we serve has encountered an increase in both the amount of government regulation and the number of enforcement actions being brought by regulatory entities against operations in related industries. AES expects this heightened governmental focus on regulation and enforcement to continue.

The primary United States federal statutes affecting our business are summarized below:

The Clean Water Act (the “CWA”), and comparable state statutes, impose restrictions and controls on the discharge of pollutants, including spills and leaks of oil and other substances, into waters of the United States.  The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the Environmental Protection Agency (the “EPA”) or an analogous state agency.  The CWA regulates storm water run-off from oil and natural gas facilities and requires a storm water discharge permit for certain activities.  Such a permit requires the regulated facility to monitor and sample storm water run-off from its operations. The CWA and regulations implemented thereunder also prohibit discharges of dredged and fill material in wetlands and other waters of the United States unless authorized by an appropriately issued permit.  The CWA and comparable state statutes provide for civil, criminal and administrative penalties for unauthorized discharges of oil and other pollutants and impose liability on parties responsible for those discharges for the costs of cleaning up any environmental damage caused by the release and for natural resource damages resulting from the release.

The Safe Drinking Water Act (SDWA) is the primary statute that governs injection wells.  Although as early as the 1930s a few States had regulations concerning discharges to ground water, the regulations were primarily concerned with communication with surface water or subsurface oil reservoirs.  By the mid-1960s, state agencies were actively involved with ground water pollution issues.  Federal authority for ground water and injection wells began in 1972. Although ground water was not specifically addressed by the Clean Water Act of 1972, Congress required that, in order to qualify for participation in the National Pollutant Discharge Elimination System (NPDES) permitting program, States must have adequate authority to issue permits that control the “disposal of pollutants into wells.”

In 1974, with the enactment of the Safe Drinking Water Act (SDWA), the Federal government took an active role in underground injection control.  During deliberations for SDWA in 1974, Congress recognized the existence of a wide variety of injection wells, and struggled to provide a statutory definition that might include all possible injection types and practices.  Congress included the “deeper than wide” specification in order to distinguish injection wells from pits, ponds, and lagoons, which were the subject of a different Federal initiative.

Thus, injection through a well is defined as the subsurface emplacement of fluids through a bored, drilled, or driven well or through a dug well where the depth of the dug well is greater than the largest surface dimension; or a dug hole whose depth is greater than the largest surface dimension; or an improved sinkhole; or a subsurface distribution system.

Since 1980, more than 150 Federal Register notices have been published regarding UIC, including additional regulations, amended regulations, explanations of procedures, and guidance. The UIC program was EPA’s major tool to protect ground water until the 1986 Amendments.  In 1986, Congress created a larger Federal role in the protection of all ground water from sources other than underground injection.  The definition of a UIC well was updated in December 1999, and the new definition makes it clear that many systems not typically thought of at first as a “well” actually meet the definition.  The updated definition includes systems such as field tile systems, large capacity septic systems, mound systems and leach beds.

SDWA was amended in 1977, 1979, 1980 and again in 1986.  Additionally, Congress reauthorized and amended SDWA in 1996.  Many of the changes to the Act over time were focused on procedures to be followed by EPA and/or State UIC programs.  Some very significant impacts were felt in the program, however, when Section 1425 was added in 1980. Section 1425 allows a State to obtain primacy from EPA for oil and gas related injection wells, without being required to adopt the complete set of applicable Federal UIC regulations. The State must be able to demonstrate that its existing regulatory program is protecting USDWs without the State regulations being as stringent as Federal rules.

The Occupational Safety and Health Act of 1970, as amended, establishes certain employer responsibilities, including maintenance of a workplace free of recognized hazards likely to cause death or serious injury, compliance with standards promulgated by the Occupational Safety and Health Administration, and various reporting and record keeping obligations as well as disclosure and procedural requirements.  Various standards for notices of hazards, safety in excavation and demolition work and the handling of asbestos, may apply to our operations.  The Department of Transportation and OSHA, along with other federal agencies, have jurisdiction over certain aspects of hazardous materials and hazardous waste, including safety, movement and disposal.  Various state and local agencies with jurisdiction over disposal of hazardous waste may seek to regulate movement of hazardous materials in areas not otherwise preempted by federal law.

The Comprehensive Environmental Response, Compensation and Liability Act, referred to as “CERCLA” or the Superfund law, and comparable state laws impose liability, potentially without regard to fault or legality of the activity at the time, on certain classes of persons that are considered to be responsible for the release of a hazardous substance into the environment.  These persons include the current or former owner or operator of the disposal site or sites where the release occurred and companies that disposed or arranged for the disposal of hazardous substances that have been released at the site. Under CERCLA, these persons may be subject to joint and several liability for the costs of investigating and cleaning up hazardous substances that have been released into the environment, for damages to natural resources and for the costs of some health studies. In addition, neighboring landowners and other third parties may file claims for personal injury and property damage allegedly caused by hazardous substances or other pollutants released into the environment.

The Federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, referred to as “RCRA,” regulates the management and disposal of solid and hazardous waste.  Some wastes associated with the exploration and production of oil and natural gas are exempted from the most stringent regulation in certain circumstances, such as drilling fluids, produced waters and other wastes associated with the exploration, development or production of oil and natural gas.  However, these wastes and other wastes may be otherwise regulated by the EPA or state agencies.  Moreover, in the ordinary course of our operations, industrial wastes such as paint wastes and waste solvents may be regulated as hazardous waste under RCRA or considered hazardous substances under CERCLA.

In the course of operations, some equipment may be exposed to naturally occurring radiation associated with oil and natural gas deposits, and this exposure may result in the generation of wastes containing naturally occurring radioactive materials, or “NORM.” NORM wastes exhibiting trace levels of naturally occurring radiation in excess of established state standards are subject to special handling and disposal requirements, and any storage vessels, piping and work area affected by NORM may be subject to remediation or restoration requirements.  Because many of the properties presently or previously owned, operated or occupied by us have been used for oil and natural gas production operations for many years, it is possible that we may incur costs or liabilities associated with elevated levels of NORM.

Fiscal 2014 and Recent Developments

License of High Volume Frac Water Recycling System

In February 2014, we licensed a high volume frac water recycling system to recycle flow back and produced water at the well sites during the completion process.  This recycling system consists of a mobile unit that cleans up to 20,000 barrels per day of frac flow back water to acceptable frac water reuse standards.  The technology produces high volumes of polished brine or clean saltwater that is virtually free of total suspended solids (TSS) which is reusable in today's typical fracs.  In many cases, our on-site recycling is cheaper for the oilfield operator than the cost to transport and dispose of the flow back water.

HydroFLOW Exclusive Sales Relationship

In June 2014, AES Water Solutions entered into an exclusive agreement with HydroFLOW Holdings USA under which AES received the exclusive right to use HydroFLOW’s explosion proof water conditioning unit (“CEx Units”) as a bacteria deactivation device to the oil and gas frac water industry.  In order to maintain this exclusive right, AES must purchase $160,000 of CEx Units in 2014, $265,000 of CEx Units in 2015 and $455,000 of CEx Units in each year thereafter. In January 2015, HydroFLOW agreed to waive the 2014 minimum purchase requirement and increased the 2015 purchase requirement to $365,000.  The Agreement is for an initial term of 10-years.  In addition, AES has agreed to pay HydroFLOW a royalty equal to 3.5% of gross revenues (excluding taxes) received from sales of bacteria deactivation services to AES customers.

June-July 2014 Series A Preferred and Warrant Financing

From June 21, 2014 through July 8, 2014, we sold 4,000 units (“Series A Units”) to 22 accredited investors at a price of $1,000 per Unit for total gross proceeds of $4,000,000.  Each Unit consisted of (i) 1 share of our series A convertible preferred stock (“Series A Preferred”) convertible into a number of shares of our common stock equal to the quotient of $1,000 divided by the conversion price then in effect, which is initially $0.70 (the “Series A Conversion Shares”), and (ii) common stock purchase warrants (“Series A Warrants”) to purchase two million (2,000,000) shares of our common stock with an exercise price of $1.00 per whole share exercisable for 3 years after issuance (the “Series A Warrant Shares”).

We used $242,700 of these proceeds as payment for non-exclusive placement agent fees to FINRA registered broker-dealers.  In addition, approximately $500,000 was used to repay outstanding indebtedness under 10% promissory notes.  The remaining proceeds were used for working capital and general corporate purposes and to fund growth opportunities.

Acquisition of Hamilton Investment Group, Inc.

On August 12, 2014, we consummated the acquisition (the “Hamilton Acquisition”) of all of the outstanding stock of Hamilton Investment Group, Inc. (“Hamilton”) pursuant to the terms of a Stock Purchase Agreement dated August 11, 2014 by and among the registrant, Hamilton and the stockholders of Hamilton (the “Hamilton Stock Purchase Agreement”).  The purchase price consisted of: (a) Cash in the amount of $9,000,000; and (b) 3,523,554 shares (the “Shares”) of the registrant’s common stock ($2,300,000 value based on the trailing 20-day average of the registrant’s common stock).  In addition, there exists a working capital adjustment provision whereby we would be required to pay the Hamilton stockholders additional cash equal to the amount of any working capital of Hamilton in excess of $2,200,000 (“Working Capital Target”) at closing; provided, however, that in the event that Hamilton’s working capital is less than the Working Capital Target at closing, then the amount of such deficit will be offset against the Shares issued to the former Hamilton stockholders at closing.  The purchase agreement contains 2-year non-compete/non-solicitation provisions for William M. Hamilton and Sharon K. Hamilton, the former Hamilton stockholders.

Heartland Bank Credit Facility

On August 12, 2014, we and each of our wholly-owned subsidiaries (collectively, the “Borrower”) entered a senior secured credit facility (the “Facility”) with Heartland Bank as Agent consisting of (i) a credit agreement (the "Credit Agreement") with Heartland Bank for a 3-year $12 million term loan (the “Term Loan”) and (ii) an account purchase agreement (the “Purchase Agreement”) with Heartland Bank, as agent for the purchase and sale of approved receivables of Borrower in amounts not to exceed $6 million (which was increased to $6.6 million pursuant to a First Modification Agreement executed on September 15, 2014).  The proceeds of borrowings under the Facility may be used for the payment of a portion of the purchase price for the acquisition of Hamilton; the refinance of outstanding debt under Borrower’s prior accounts receivable facility; working capital needs of us and our subsidiaries; funding of the debt service reserve account and payment of all costs and expenses arising in connection with the negotiation of the Credit Agreement and related documents.  On the closing date, the Borrower received proceeds of $12 million under the Credit Agreement and approximately $4.65 million under the Purchase Agreement.  We utilized $9 million to pay a portion of the purchase price for the Hamilton acquisition, approximately $4.75 million to pay off the Borrower’s prior accounts receivable facility, $450,000 in commitment fees, $675,000 to fund Borrower’s debt service reserve account and approximately $190,000 in other expenses related to the Facility.  Borrower retained approximately $1.585 million for working capital.

Borrowings under the Credit Agreement bear interest at a rate per annum equal to Wall Street Journal (“WSJ”) prime plus a spread that ranges from 5.50% to 8.25% per annum depending on the Borrower’s first lien leverage ratio (provided that at no time shall the WSJ prime be less than 4%).  The Term Loan, as amended, requires monthly interest payments, quarterly principal payments of $300,000 and a balloon payment on the August 12, 2017 maturity date.  The Term Loan may be increased by up to an additional $10 million upon request and agreement by the Lenders, but is not a committed amount under the facility.

Under the Purchase Agreement, all approved receivables will be purchased by the lenders thereunder for the face amount of such receivable less the lender’s 1.50% service charge.  In addition, the Purchase Agreement requires a 10% reserve against receivables purchased, which amount will increase from 25-50% for receivables outstanding past 60-90 days, respectively.  The account purchase facility replaces the Company’s previous senior secured revolving facility.

Both the Credit Agreement and the Purchase Agreement require the Borrower to maintain a fixed charge coverage ratio of not less than 1.2:1.0, a first lien leverage ratio of ranging from 3.0:1.0 during 2014 to 2.75:1.0 -2.25:1.0 during 2015 to 2.0:1.0 beginning in 2016, a EBITDA to Interest Expense ratio ranging from 2.75:1.0 during 2014, 3.75:1.0 during 2015 to 4.75:1.0 beginning in 2016 and a tangible net worth of not less than $1 million for each quarter beginning December 31, 2014.  The Borrower is also required to maintain a debt service reserve account sufficient to pay all debt and interest expense due in the next fiscal quarter.  The restrictive covenants include customary restrictions on the Company's ability to incur additional debt; make investments; grant or incur liens on assets; sell assets; engage in mergers, consolidations, liquidations or dissolutions; engage in transactions with affiliates; and make dividend payments (although the Borrower is allowed to make dividend payments so long as no event of default will result from such payment or in shares of the our stock. In addition, the Credit Agreement contains customary representations and warranties, affirmative covenants and events of default.

The Facility is secured by all of the Borrower’s assets as well as a pledge of our equity in each of our wholly-owned subsidiaries.  We paid a cash structuring fee of $450,000 to the Lenders and also issued a 4-year warrant to purchase 2.5 million shares of the Company’s common stock with an exercise price $1.00 per share in connection with the Facility.

Effective May 20, 2015, we, and our wholly-owned subsidiaries as “Borrower” entered into a Third Modification and Waiver Agreement with Heartland Bank as agent, on behalf of the Lenders for each of the Credit Agreement and the Account Purchase Agreement dated August 12, 2014 (the “Third Amendments”), pursuant to which (i) the Lenders waived certain existing defaults under the Credit Agreement, including a waiver of covenant compliance with respect to Fixed Charge Ratio, Tangible Net Worth Covenant and the First Lien Leverage for the periods ended December 31, 2014 and March 31, 2015 and with respect to Ratio of EBITDA to Interest Expense for the period ended March 31, 2015; (ii) the Lenders waived default interest through March 31, 2015; (iii) the parties defined Borrower’s use of proceeds under an equity raise of not less than $2.735 million; (iv) reset the deadline by which Borrowers are required to close and transfer certain open accounts to Heartland Bank; (v) the parties reclassified the amounts owed to sellers pursuant to the working capital adjustment under the Hamilton Purchase Agreement as “Debt” and (vi) further amend certain terms of the Credit Agreement and related Purchase Agreement.   These amendments include the following:  (i) increase interest rate to 13.75% (Credit Agreement only); (ii) amend the schedule for principal payments on the term loan to monthly payments of $110,000 (Credit Agreement only); (iii) require Lender consent for payments on Subordinated Debt; (iv) remove the Tangible Net Worth financial covenant; (v) reset certain financial covenants as follows  (A) fixed charge coverage ratio must be less than (1) 0.7 to 1.0 for the period ending June 30, 2015; (2) 0.65 to 1.0 for the period ending September 30, 2015; (3) 0.71 to 1.0 for the period ending December 31, 2015 and (4) 1.2 to 1.0 for the period ending March 31, 2016 and for each fiscal period ending thereafter; (B) first lien leverage ratio of no greater than (1) 5.20 to 1.0 for the period ending June 30, 2015; (2) 5.06 to 1.0 for the period ending September 30, 2015; (3) 4.65 to 1.0 for the period ending December 31, 2015 and (4) for the period ending March 31, 2016 and for each fiscal period ending thereafter, 2.0 to 1.0 and (C) ratio of EBITDA to interest expense must be less than (1) 2.25 to 1.0 for the period ending June 30, 2015; (2) 1.85 to 1.0 for the period ending September 30, 2015; (3) 2.00 to 1.0 for the period ending December 31, 2015 and (4) for each period ending during calendar year 2016 and each year thereafter, 4.75 to 1.0.

May 2015 Series B Preferred Stock and Warrant Financing

From May 20, 2015 to May 27, 2015, we issued a total of 3,050 shares of our series B convertible preferred stock and warrants to acquire an aggregate of 3,812,500 shares of common stock to 15  accredited  investors  for an aggregate gross  purchase  price of  $3,050,000.

Each share of series B convertible preferred stock has a stated value of  $1,000  and is  convertible  into  shares  of  common  stock  at an  initial conversion price of $0.40 per share.  The conversion price is subject to various adjustments.  The investors received warrants to purchase a total of 3,812,500 shares of common stock at an exercise price of $0.50 subject to adjustments that are exercisable for five years.

In connection with this financing, we paid Roth Capital Partners, LLC, the placement agent an aggregate cash fee of $213,500.  In addition, approximately $1,977,425 was used for payment of accounts payable and $757,575 was deposited into a restricted account with Heartland Bank which will be used for payment on our term loan with Heartland Bank.  The remainder will be used to pay the costs and expenses associated with the offering under the Purchase Agreement and for working capital and general corporate expenses. An affiliate and wholly-owned subsidiary of the placement agent purchased 210 shares of series B convertible preferred stock and warrants to acquire 262,500 share of common stock in this offering.

Our Strengths

We believe that the following strengths provide us with competitive advantages:

Focus on Critical Oilfield Services.  We have a strategic commitment to three key areas of the oilfield services market; Water, Safety and Power.  We have a full suite of frac water services ranging from water sourcing, above-ground storage tanks, water transfer to frac site, flow back services post-frac, recycling,  reclamation evaporation services, and bacteria testing, monitoring and destruction services which provide turn-key solutions for our customers.  We believe these services are critical for current industry practice of horizontal drilling and its related hydraulic fracturing.

Established Position in Core Oilfield Markets.  We have an established presence and believe we are well positioned in active oilfield markets including the Permian Basin, Delaware Basin, Eagle Ford Shale, Eaglebine, Granite Wash, Woodford and Mississippian Lime.

Innovative Green Technology.  We have brought, via licensing and strategic arrangements, innovative approaches to frac water management including on-site high volume recycling performed usually cheaper than the alternative of trucking and disposal.  We offer on-site evaporation services to oilfield operators where large volumes of water in open pits can be rapidly evaporated in lieu of trucking and disposal of waste water, reducing expenses for operators.

Expertise in Industry.  Our management team has significant experience in the markets in which they serve.  Our Chief Executive Officer has served as an executive officer since 2002 and has developed expertise in the energy services industry from operating an oilfield machining and manufacturing operation from 2002 through 2008 and an oilfield valve product line company from 2005 through May 2011.  Our AES President is a third generation oilfield executive, degreed petroleum engineer, and trained frac engineer who is an expert in hydro-fracing and its water transfer needs.  We believe this expertise will allow us to develop new service lines and products efficiently and effectively.

Substantial Relationships.  Our management team has substantial ties to the energy community resulting from their previous positions in water transfer companies, portable power, safety consulting and oilfield services companies.  We believe these relationships will enhance our ability to secure customers, hire experienced sought-after employees and identify new opportunities.

Superior Service.  We believe in superior service which in the oilfield means 24/7 response in our operating divisions, building a level of trust with our customers by responding timely to any concerns.

Our Safety

We are committed to emphasizing and focusing on safety in the workplace.  We currently have a variety of safety programs in place, which include periodic safety meetings and training sessions to teach proper safety work procedures. We have established “best practices” processes throughout most of our operations to ensure that our employees comply with safety standards that we establish and to ensure full compliance with federal, state and local laws and regulations.  In addition, we intend to continue to emphasize the need for an accident-free workplace.

Risk Management and Insurance

The primary risks in our operations are property damage, workers’ compensation, and third-party bodily injury.  We maintain insurance above certain self-insured limits for liability for bodily injury, third-party property damage, and workers’ compensation, all of which we consider sufficient to insure against these risks.

Intellectual Property

We do not presently own any material property in the form of patents.  There are no patents held by third parties. During 2014, we acquired a license granting exclusive use of our frac water recycling technology and the associated water treatment system.

We intend to continue developing or licensing new technologies through our ongoing product development efforts or negotiations with technology inventors.  If there is an invention, the Company would pursue intellectual property applications and patents.  However, there can be no assurances of any future property developments.

Employees

We currently employ 76 persons and also extensively use independent contractor crews in connection with our field service work.  Our executive offices are located at 8588 Katy Freeway, Suite 430, Houston, Texas 77024.  Our telephone number is (713) 821-3157 and our Internet address is www.HIITinc.com.  The information on, or that may be, accessed from our website is not part of this Prospectus.

DESCRIPTION OF PROPERTY

Our executive offices are located at 8588 Katy Freeway, Suite 430, Houston, Texas 77024.  The lease has an initial monthly lease rate of $5,535.35 plus monthly common area maintenance (CAM) fees of $2,965.10 (estimated). Beginning September 2016, the monthly lease rate increases to $5,907.85 and the monthly CAM fees are estimated to remain at $2,965.10 (with actual costs to be reconciled at the end of each year).South Texas Power and AquaTex maintain a facility in South Texas near Tuletta, Texas for $3,500 per month on a one year lease expiring in January 2015. AES Water Solutions maintains several storage yards and facilities in Oklahoma and Texas for a total of approximately $3,500 per month on a month-to-month basis. AES Safety Solutions has a lease in Ohio for $1,295 per month and one in South Texas for $2,500 per month, each on a month to month basis. Management believes the relationships with all of its landlords are good.

Hamilton Investment Group leases two storage yards in Oklahoma under 3-year leases ending on August 2017 for a total of $6,000 per month.  Hamilton Investment Group also leases office space in Guthrie Oklahoma under a six month lease ending February 2015 at a rate of $850 per month.

LEGAL PROCEEDINGS

We are party to claims and litigation that arise in the normal course of business.  Management believes that the ultimate outcome of these claims and litigation will not have a material impact on our financial position or results of operations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of June 18, 2015 as to each person or group who is known to us to be the beneficial owner of more than 5% of our outstanding voting securities and as to the security and percentage ownership of each of our executive officers and directors and of all of our officers and directors as a group.  As of June 18, 2015, we had 57,661,010 shares of common stock outstanding.

Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power over securities.  Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.

Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of the date of this Registration Statement are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name And Address(1)	Number Of Shares Beneficially Owned		Percentage Owned
5% Stockholders:
Mitchell Lukin (2)	4,500,432	(3)	7.67%
William M. Hamilton (4)	3,523,554	(5)	6.11
Sharon K. Hamilton (4)	3,523,554	(5)	6.11
Billy Cox	3,240,445		5.62
Reserve Financial Corp. (6)	3,405,512	(7)	5.58

Officers and Directors:
Matthew C. Flemming	1,804,683	(8)	3.13%
Acie Palmer	206,568	(9)	*
Brent Mulliniks	3,462,455		6.00
Kenton Chickering III	3,225,107	(10)	5.58
Leo B. Womack	1,415,572	(11)	2.45
Thomas Alex Newton	667,855	(12)	1.15

All directors and officers as a group (6 persons)	10,782,240		18.33%

 *Less than 1%.

______________________________________________________________________________________________

(1)

Unless otherwise noted, the address is c/o HII Technologies, Inc., 8588 Katy Freeway, Suite 430, Houston, Texas, 77024.

(2)

The address is 910 Louisiana Street, Houston, Texas 77002.

(3)

Includes 214,286 shares upon conversion of series A preferred stock, 506,740 shares upon conversion of series B preferred stock (including 6,740 shares of common stock issuable upon conversion of the series B convertible preferred stock resulting from an increase in the stated value on June 30, 2015 as a paid-in-kind dividend on such date) and 325,000 shares of common stock upon exercise of warrants.

(4)

The address is P.O. Box 1137, Guthrie, OK 73044.

(5)

Includes 1,761,777 shares held by the stockholder’s spouse.

(6)

The address is: 13310 Hempstead Highway, Houston, Texas 77040

(7)

Includes 857,142 shares upon conversion of series A preferred stock, 506,740 shares upon conversion of series B preferred stock (including 6,740 shares of common stock issuable upon conversion of the series B convertible preferred stock resulting from an increase in the stated value on June 30, 2015 as a paid-in-kind dividend on such date) and 550,000 shares of common stock upon exercise of warrants.

(8)

Includes 500,000 subject to presently exercisable options.

(9)

Includes 111,112 shares of common stock under options (either presently exercisable or within 60-days of June 18, 2015).

(10)

Includes: 12,700 shares of common stock held by Mr. Chickering’s wife; 212,500 shares of common stock held in an account for Mr. Chickering’s grandchildren, under which account Mr. Chickering is the custodian; 75,002 shares of common stock under options (either presently exercisable or within 60-days of June 18, 2015); 71,429 shares of common stock upon conversion of Series A preferred stock and 25,000 shares under presently exercisable warrants.

(11)

Includes: 641,570 shares held by a trust of which Mr. Womack is a trustee; 230,500 held under a pension plan under which Mr. Womack is the beneficiary and 75,002 shares of common stock under options (either presently exercisable or within 60-days of June 18, 2015).

(12)

Includes 142,857 shares upon conversion of series A preferred stock, 50,000 shares of common stock under presently exercisable warrants and 99,998 shares of common stock under options (either presently exercisable or exercisable within 60-days of June 18, 2015).

DIRECTORS AND EXECUTIVE OFFICERS

Set forth below is certain information concerning our directors and executive officers:

Name	Age	Position
Matthew C. Flemming	46	Chief Executive Officer, President, Secretary and Director
Acie Palmer	58	Chief Financial Officer
Brent Mulliniks	53	President-Apache Energy Services (dba AES Water Solutions (AES)) and Director
Kenton Chickering III	80	Director
Leo B. Womack	72	Director
Thomas Alex Newton	65	Director

Matthew C. Flemming is our Chief Executive Officer, President, Treasurer, Secretary, and Chairman of the Board since May 2011.  Mr. Flemming has served as our director and was our Chief Financial Officer from April 2002 to December 9, 2014. From June 1999 to March 2001, he served as Chief Executive Officer of WorldByNet, Inc. a Houston, Texas based privately held technology company. From January 1994 to May 1999, Mr. Flemming served as Chief Executive Officer of FARO Pharmaceuticals, Inc., a privately held national specialty products company that he started.  From May 1991 to December 1993, he was a Series 7 licensed financial advisor with Eppler, Guerin and Turner, a regional investment banking firm in the southwest.  Mr. Flemming received a Bachelor of Arts in Finance from the University of Houston.  Mr. Flemming is a former restructuring officer of Excalibur Holdings, Inc., Excalibur Aerospace, Excalibur Steel, and Excalibur Services, all former direct or indirect subsidiaries of our company, prior to their respective filings for bankruptcy protection. Mr. Flemming also currently serves as a Board member of a privately-held media company.

Acie Palmer, has served as our Chief Financial Officer since December 9, 2014.  From January 2013 to March 2014, Mr. Palmer served CFO of Certus Energy Solutions, LLC, an independent downhole tool rental company, headquartered in Houston, Texas.  From November 2010 through December 2012, Mr. Palmer served in various roles at Key Energy Services (NYSE KEG), an energy productions service firm located in Houston, Texas, most recently in the role Vice President of Operations. From December 2008 to October 2010, Mr. Palmer served as division controller for Basic Energy Services (NYSE BAS), an oilfield well site service provider based in Forth Worth Texas.  Mr. Palmer received his bachelors of science and masters of science degrees in accounting from the University of Texas—Pan American.  Mr. Palmer is a certified public accountant (CPA) licensed in Texas.

Brent Mulliniks is President of AES Water Solutions, one of our wholly-owned subsidiaries and a director, positions he has held since closing of our acquisition of AES Water Solutions on September 27, 2012.  Mr. Mulliniks is a petroleum engineer with over 30 years of experience in the oil and gas industry.  Mr. Mulliniks co-founded AES Water Solutions to support oil and gas companies’ initiatives in horizontal drilling, hydraulic fracturing and the related water transfer needs for that market.  Mr. Mulliniks has been the President of The Phoenix Group LLC, an oil and gas consultancy since 1998. During this time as a consultant, he served as Vice-President of Engineering for Reichmann Petroleum Corporation, where he was in charge of the development of the North Texas Barnett Shale during 2002 to 2006.   From 1992 to 1998, Mr. Mulliniks was Vice President of Oil and Gas Operations for Devonian Resources, Inc., an independent oil and gas company, primarily working unconventional reservoir including the Devonian Shale and Coal Bed Methane. Mr. Mulliniks has been responsible for the operation of over 200 oil and gas wells located in West Virginia, Kentucky, Kansas, and Texas.   He was also previously employed with Geo-Assets Inc. as a Petroleum Engineer in the evaluation of producing and non-producing properties.  Mr. Mulliniks received his Bachelor of Science in Petroleum Engineering from Texas Tech University, Lubbock, Texas, and his Associates degree in Geology from Odessa Junior College, Odessa, Texas.

Kenton Chickering III is a director.  Until May 11, 2011, Mr. Chickering also served as our President and Chief Executive Officer.  Mr. Chickering was appointed to President and Chief Executive Officer on October 8, 2008 and became a director of our Company on September 12, 2006.  From 1976 to 1999, Mr. Chickering held various positions with Daniel Industries and Daniel Valve Co., including Executive Vice President, Vice President of Sales and Marketing

1984-1988, and President of Daniel Valve Company from 1988-2003. In 1999, Emerson Electric Co. (NYSE:EMR) purchased Daniel Valve Company. Later it was sold to SPX Corporation (NYSE: SPW) in 2002.  From 2003 to 2005, Mr. Chickering was Vice President of Development for SPX Valves & Controls, a division of SPX.  Daniel Valve Company is a global manufacturer and marketer of valves for applications such as pipelines, loading and unloading terminals.  From 1962 to 1976, Mr. Chickering was the Regional Manager for the eastern U.S. and Saudi Arabia for General Valve Co., a company that manufactured and marketed an expanding plug valve for pipeline service, which now is a part of Cameron International.  Prior thereto, Mr. Chickering served three years as a petroleum officer in the U.S. Air Force and was a petroleum engineer with Humble Oil, a company that was subsequently acquired by Exxon.  Mr. Chickering received his B.S. in Petroleum Engineering from the University of Oklahoma in 1957.  Mr. Chickering was the Chairman of the Valve Manufacturing Association in 1998.  Mr. Chickering was also the Pipeline Committee Chairman of the ASME Petroleum Division in 1990 and the Chairman of the Petroleum Division Executive Committee in 1996.

Leo B. Womack is a director.  Mr. Womack has been the President of Gulf Equities Realty Advisors, Inc., a diversified real estate portfolio management company, since 1986.  He has also been the Chairman of Fairway Medical Technologies, Inc., a medical device company and a portfolio company of the Baylor College of Medicine Venture Fund since 1996.  From 1969 to 1978, Mr. Womack was the managing partner of a local and later national CPA firm. He has served on the Board and as Chairman of the Houston Angel Network and on National Committees of the Angel Capital Association.  He is and has served on the Board of Directors of several public companies and currently serves as Audit Committee Chair and Director of our Company.  Mr. Womack is licensed as a CPA and holds other professional licenses. He is a Director of Rockdale Resources Corp. (OTC: BBLS), SHAPE, The Society for Heart Attack Prevention and Eradication as well as numerous startup companies.

Thomas Alex Newton is a director.  Since 1999, Mr. Newton has been the owner and operator of Siteworks, Inc., a manufacturer of cast stone for the construction industry. From 1997-1999, Mr. Newton was President and Chief Operating Officer Daniel Industries,  a manufacturer and marketer of oilfield and industrial products (and previously an NYSE publicly traded corporation until its acquisition by Emerson in 1999).  From 1987-1997, Mr. Newton worked at various oilfield divisions within CAMCO International, including as President of Reed Tool Company from 1996-1997 and Vice President and General Manager of Hycalog from 1993-1996.  Mr. Newton served in various capacities at NL Industries in its oilfield services group from 1981-1987 and Chromalloy American Corporation from 1977-1980. Mr. Newton served in the United States Navy as a Lieutenant and is a Vietnam veteran. Mr. Newton received an MBA from Harvard Graduate School of Business Administration and a BA in Management Science from Duke University.

Director Independence and Qualifications

Our Board of Directors has determined that Messrs. Womack, Chickering and Newton are “independent” as defined under the standards set forth in Rule 5605 of the Nasdaq Stock Market Rules.  In making this determination, the Board of Directors considered all transactions set forth under “Certain Relationships and Related Transactions” below.   Messrs. Womack, Chickering and Newton are members of Audit, Compensation, and Nomination and Governance Committees.

We considered Messrs. Flemming’s and Chickering’s prior experience in the energy services industry and the public sector as officers of and directors of our prior company were important factors in concluding that they were qualified to serve as one of our directors.  In addition, we determined that Mr. Flemming’s prior experience with high growth capital intensive start-up companies to be an important factor in concluding that he was qualified to serve as one of our directors.  We considered Mr. Mulliniks experience energy services industry and his education as a petroleum engineer as an important factor in concluding that he was qualified to serve as one of our directors. Regarding Mr. Womack, we considered his prior experience with our operating company as well as his prior experience with small capitalization publicly reporting companies and his CPA certification and his current experience serving as a director of another company as important factors in concluding that he was qualified to serve as one of our directors. We considered Mr. Newton’s experience in the oilfield industry as well as his operational and management experience as relevant factors important factors in concluding that he was qualified to serve as one of our directors.

Involvement in Certain Legal Proceedings

None of our directors or executive officers has, during the past ten years:

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

•

been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, futures, commodities or banking activities; or

•

been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

During 2004, Excalibur Steel, Excalibur Services, and Excalibur Aerospace, and during 2005 Excalibur Holdings, Inc., had their debts and liabilities discharged in bankruptcy.  Mr. Flemming who is currently an officer and member of our Board of Directors was an officer and director during these periods. Excalibur Steel, Excalibur Services, Excalibur Aerospace, and Excalibur Holdings, Inc. are all former direct or indirect subsidiaries of our company.

None of our remaining officers or directors has had any bankruptcy petition filed by or against any business of which he was a general partner or executive officer, either at the time of the bankruptcy or within two years prior to that time other than Mr. Flemming as discussed above.

Family Relationships

None.

Communications with the Board of Directors

Stockholders can send communications to the Board of Directors by sending a certified or registered letter to the Chairman of the Board, care of the Secretary, at our main business address set forth above.  Communications that are threatening, illegal, or similarly inappropriate, and advertisements, solicitations for periodical or other subscriptions, and other similar communications will generally not be forwarded to the Chairman.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid to the Chief Executive Officer, Chief Financial Officer and President of our wholly-owned subsidiary Apache Energy Services, LLC (the “Named Executive Officers’) for services rendered during the fiscal years ended December 31, 2014, and 2013.  Also included in the table below is the compensation for the highest paid employee of our wholly-owned subsidiary Apache Energy Services, LLC (AES), but who is not an executive officer of the Company.

Summary Compensation Table
Name and Position	Year	Salary	Bonus	Option Award		All Other Compensation	Total ($)
Matthew C. Flemming	2014	$196,923	$143,076	(1)	--	$2,280(2)	$342,279
President and Chief Executive Officer, Secretary and Treasurer	2013	$186,923(3)	$105,952			$10,220(4)	$303,095

Acie Palmer	2013	$6,923	$--	$ 257,000	(5)	$--	$263,923
Chief Financial Officer (since December 8, 2014)	2013	N/A	$N/A			N/A	N/A

Brent Mulliniks	2014	$180,000	$93,446	(6)		$--	$273,446
President—Apache Energy Services (Since September 27, 2012)	2013	$180,000	$51,669	(7)		$--	$231,669

Billy Cox	2014	$180,000	$93,446	(6)		$--	$273,446
EVP—Apache Energy Services	2013	$180,000	$51,669	(7)		$--	$231,669

______________________________________________________________________________________________

(1)

Accrued and not paid during the period

(2)

Includes $2,280 for life insurance premiums

(3)

$57,000 was accrued and not paid during the period

(4)

Includes $7,500 for automobile allowance and $2,720 for life insurance premiums.

(5)

Amounts reflect the aggregate grant date fair value of the 500,000 shares of common stock underlying the stock option on the date of grant ($0.57 per share) without regards to forfeitures, computed in accordance with ASC 718. This amount does not reflect the actual economic value realized by the named executive officer. The options issued to Mr. Palmer provide for equal monthly vesting based on continued employment over three years.

(6)

Accrued and not paid during the period.  Bonus payments based on a percentage of AES’ EBITDA as provided for in such employee’s employment agreement with AES.

(7)

$9,354 was accrued and not paid during the period.  Bonus payments based on a percentage of AES’ EBITDA as provided for in such employee’s employment agreement with AES.

All Other Compensation

None

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth all outstanding equity awards made to each of the Named Executive Officers that are outstanding at the end of the year ended December 31, 2014.

Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested
Daniel Acie Palmer	0(1)	500,000(1)	0.57	12/9/2019	—	—

(1) The options vest 36 equal monthly installments from the date of grant, December 9, 2014.

Option Exercises and Stock Vested

None.

Employment Agreements

We currently have employment agreements with our President and Chief Executive Officer, Matthew C. Flemming and our Chief Financial Officer, Acie Palmer.

A description of the material terms of each of Mr. Flemming’s and Mr. Palmer’s agreement is set forth below.

Matthew C. Flemming.  We entered into an employment agreement with Matthew C. Flemming pursuant to which we employ Mr. Flemming as our President and Chief Executive Officer. The agreement is for an initial term of three years and continues for successive three month periods thereafter.  The Agreement provides for an annual base salary during the term of the agreement of $200,000, subject to potential upwards adjustments at the discretion of the Compensation Committee of the Board of Directors. Mr. Flemming may also receive bonuses at the discretion of the Compensation Committee payable in cash, options or common stock.

The agreement also contains the following material provisions: (i) reimbursement for all reasonable travel and other out-of-pocket expenses incurred in connection with his employment; (ii) four (4) weeks paid vacation leave, which shall entitle Mr. Flemming to a cash payment for any unused vacation time at the end of each fiscal year; (iii) medical, dental and life insurance benefits (up to $3,500 per year); (iv) a $750 per month automobile allowance (if no Company car is provided); and (vi) 24 month non-compete/non solicitation terms.

Acie Palmer We entered into an employment agreement with Acie Palmer pursuant to which we employ Mr. Palmer as our Chief Financial Officer. The agreement is for an initial term of three years and continues for successive three month periods thereafter.  The Agreement provides for an annual base salary during the term of the agreement of $180,000, subject to potential upwards adjustments at the discretion of the Compensation Committee of the Board of Directors. For the first year of employment, we have also agreed to pay Mr. Palmer a bonus of not less than $36,000 on or before December 10, 2015.  Mr. Palmer may also receive bonuses at the discretion of the Compensation Committee payable in cash, options or common stock.   In addition to his base salary and performance bonus, we granted Mr. Palmer a five-year option to purchase 500,000 shares of our common stock at an exercise price of $0.57 per share.   These options will vest monthly over a 3-year period.

The agreement also contains the following material provisions: (i) reimbursement for all reasonable travel and other out-of-pocket expenses incurred in connection with his employment; (ii) four (4) weeks paid vacation leave, which shall entitle Mr. Palmer to a cash payment for any unused vacation time at the end of each fiscal year; (iii) medical, dental and life insurance benefits (up to $3,500 per year); (iv) a $750 per month automobile allowance; and (vi) 24 month non-compete/non solicitation terms.

Our wholly-owned subsidiary, Apache Energy Services (AES), has employment agreements with each of Brent Mulliniks and Billy Cox.  The material terms of these agreements are set forth below:

On September 27, 2012, AES entered into three-year employment agreements with each Brent Mulliniks and Billy Cox.  Under the terms of the agreements, Apache Energy Services agreed to pay Messrs.  Mulliniks and Cox a base salary of $180,000 per year. In addition to their base salary, Messrs.  Mulliniks and Cox will receive quarterly bonus payments (“Quarterly Bonus Payments”) equal to the product of (i) AES’ EBITDA in any calendar month(s) during said quarter in excess of $100,000 for such calendar months multiplied by (ii) twenty-three percent (23%) multiplied by (iii) fifty percent (50%).   The employment agreements contain 2-year non-complete/non-solicitation provisions.  These agreements also provide for reimbursement for all reasonable travel and out of pocket expenses, 15-days paid vacation and medical benefits.

Potential Payments upon Termination

Under the terms of Mr. Flemming’s and Mr. Palmer’s employment agreements, they are each entitled to a severance payment of six (6) month’s salary at the then-applicable base salary rate in the event that we terminate his employment without cause, if they resign with good reason (as defined in the employment agreement) or in the event that his employment is terminated due to death or disability.

The following table sets forth quantitative information with respect to potential payments to be made to either Mr. Flemming or Mr. Palmer upon termination in various circumstances. The potential payments are based on the terms of each of the Employment Agreement discussed above. For a more detailed description of the Employment Agreement, see the “Employment Agreements” section above.

Name	Potential Payment upon Termination (1)
Matthew C. Flemming	$ 100,000	(2)
Acie Palmer	$ 90,000	(3)

(1)	Employee entitled to six months’ severance at the then applicable base salary rate.
(2)	Based on Mr. Flemming’s current annual base salary of $200,000.
(3)	Based on Mr. Palmer’s current annual base salary of $180,000.

Compensation of Directors

The following table sets forth the compensation paid to each director (other than compensation set forth under Executive Compensation) for services rendered during the fiscal year ended December 31, 2014.

Name	Fees Earned or Paid in Cash	Stock Awards ($)	Option Awards ($)	All Other Compensation	Total ($)
Kenton Chickering	$ 2,000(1)	--	$26,500 (2)	–	$28,500
Leo B. Womack	$ 2,000(1)	--	$26,500 (2)	–	$28,500
Thomas Alex Newton	$2,000 (1)	--	$19,500 (3)	–	$21,500
Matthew C. Flemming	--	--	--	--	--
Brent Mulliniks	--	--	--	--	--

(1)

Directors are entitled to receive $1,000 for each meeting attended.

(2)

On February 4, 2014, the board granted options to purchase 50,000 shares of common stock to each of Kenton Chickering and Leo Womack at an exercise price of $0.58 per share for their services in fiscal 2014.  The Company’s closing price was $0.53 on the date of grant.

(3)

On January 21 2015, the board granted options to purchase 50,000 shares of common stock to Mr. Newton at an exercise price of $0.39 per share for his services in fiscal 2014.  The Company’s closing price was $0.39 on the date of grant.

All directors receive reimbursement for reasonable out-of-pocket expenses in attending Board of Directors meetings and for promoting our business.  Our independent directors Kenton Chickering, Leo Womack and Thomas Alex Newton did not receive any cash for reimbursement of expenses in 2014.

From time to time we may engage certain members of the Board of Directors to perform services on our behalf.  In such cases, we compensate the members for their services at rates no more favorable than could be obtained from unaffiliated parties.  Other than as set forth above, we did not engage any members of the Board of Directors to perform services on our behalf in 2014 or 2013.

Code of Ethics

We have adopted a code of ethics that applies to the principal executive officer and principal financial and accounting officer.  We will provide to any person without charge, upon request, a copy of our code of ethics.  Requests may be directed to our principal executive offices at 8588 Katy Freeway, Suite 430, Houston Texas 77024.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

On September, 24, 2012, Kenton Chickering loaned us $50,000 in consideration of a (i) 10% subordinated secured promissory notes and warrants to purchase shares of the registrant’s common stock; (ii) a Class A warrant to purchase 300,000 shares of common stock at an exercise price of $0.10 per share and (ii) a Class B Warrant to purchase up to 150,000 shares of common stock at an exercise price of $0.10 per share.  The note has a maturity date of September 26, 2013. The notes are secured by our assets.  In September 2013, the maturity date was extended to February 23, 2014.  The note was paid in full on February 21, 2014.

During 2012, Mr. Chickering provided us cash advances to the Company totaling $140,000 and received $25,000 in repayment leaving a balance due as of December 31, 2012, of $115,000.  During 2013, Mr. Chickering provided additional cash advances of $63,000 and received $20,000 in repayment, leaving a balance due at December 31, 2013 of $158,000.   Mr. Chickering purchased $4,200 of equipment for our wholly owned subsidiary, KMHVC, Inc. dba STP during 2013 and sold it to STP for $4,200 during 2013.  On March 31, 2014, Mr. Chickering provided us with a cash advance of $75,000.  The aggregate amount outstanding under these advances was $183,000 as of June 18, 2015.

On September 26, 2012, in connection with our acquisition of Apache Energy Services, LLC (AES), we issued $1,300,000 of subordinated secured promissory notes to Brent Mulliniks and Billy Cox (the sole members of AES) as partial consideration for the purchase of the limited liability company units of AES.  Upon closing of the acquisition, Mr. Mulliniks was appointed to our Board of Directors and each of Mr. Mulliniks and Mr. Cox are officers of AES, which is now our wholly-owned subsidiary.  The notes bear interest at 5% and are payable in 12 equal quarterly installments beginning February 1, 2013 and have a maturity date of November 1, 2015.  Messrs. Mulliniks and Cox were not related parties at the time of our acquisition of AES.  The aggregate amount outstanding under these notes was $433,333 at June 18, 2015.

On November 12, 2013, in connection with our acquisition of Aqua Handling of Texas, LLC (AquaTex), we issued Chris George a subordinated secured promissory note in the amount of $245,000 as partial consideration for the purchase of his limited liability company units of AquaTex.  Mr. George continues to be an officer of AquaTex, which is now our wholly-owned subsidiary.  The note bears interest at 5% and is payable in 12 equal quarterly installments beginning on February 1, 2103 and matures on November 1, 2016.  Mr. George was not a related party at the time of our acquisition of AquaTex.  The aggregate amount outstanding under this note was $152,625 as of June 18, 2015.

Effective August 12, 2014, Hamilton Investment Group and HII Technologies, Inc. entered into an agreement with S&M Assets, LLC, an entity controlled by William M. Hamilton, president of Hamilton Investment Group, a frac water business and our wholly-owned subsidiary.  Under the agreement, we and Hamilton Investment Group agreed to purchase of 13 ½ miles of 10” and 12” layflat hose and aluminum pipe for $1,516,000 on or before August 12, 2015.  The purchase price will be offset by any amounts paid in excess of $100,000 under the equipment lease with S&M Assets referred to below.

Effective August 12, 2014, Hamilton Investment Group and HII Technologies Inc. entered into an equipment lease with S&M Assets, LLC for the equipment for 13 ½ miles of 10” and 12” layflat  hose and aluminum pipe for a flat fee of $10,000 per month.  This equipment will be leased until purchased on the terms set forth above.  William M. Hamilton president of Hamilton Investment Group, our wholly-owned subsidiary controls S&M Assets LLC.

Effective August 12, 2014, Hamilton Investment Group entered into a 3-year property lease with S & M Assets, LLC for the premises located at 4564 E Hwy 105, Guthrie, Oklahoma at a rate of $4,500 per month.  William M. Hamilton president of Hamilton Investment Group, our wholly-owned subsidiary controls S&M Assets LLC.

Effective August 12, 2014 Hamilton Investment Group entered into a 6-month property lease for the premises located at 210 N. Buffalo Ave, Guthrie OK from Craig Hamilton, son of William M. Hamilton at rate of $850  per month.

Effective August 12, 2014, Hamilton Investment Group entered into a 3-year property lease with S & M Assets, LLC for the premises located at 37920 CRE1710, Colgate, Oklahoma at a rate of $1,500 per month. William M. Hamilton president of Hamilton Investment Group, our wholly-owned subsidiary controls S&M Assets LLC.

In connection with the acquisition of Hamilton Investment Group, we incurred a working capital adjustment due to William M. Hamilton and Sharon K. Hamilton, the former shareholders of Hamilton Investment Group, in the amount of $2,428,871 for working capital in excess of the stock purchase agreement requirement at the acquisition date. William M. Hamilton is the current president of Hamilton Investment Group, and his wife is Sharon K. Hamilton.

On December 9, 2014, our chief financial officer purchased 95,456 shares of our common stock for an aggregate purchase price of $50,000.

We believe that the foregoing transactions were in our best interests. Consistent with Section 144 of the Delaware General Corporation Law, it is our current policy that all transactions between us and our officers, directors and their affiliates will be entered into only if such transactions are approved by a majority of the disinterested directors, are approved by vote of the stockholders, or are fair to us as a corporation as of the time it is us at is authorized, approved or ratified by the board. We will conduct an appropriate review of all related party transactions on an ongoing basis, and, where appropriate, we will utilize our audit committee for the review of potential conflicts of interest.

Director Independence

Our Board of Directors has determined that Messrs. Womack, Chickering and Newton are “independent” as defined under the standards set forth in Rule 5605 of the Nasdaq Stock Market Rules.  In making this determination, the Board of Directors considered all transactions set forth under “Certain Relationships and Related Transactions.”   Messrs. Womack, Chickering and Newton are members of the Audit, Compensation, and Nomination and Governance Committees.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

On January 13, 2012 FINRA assigned our common stock the trading symbol “HIIT.”  Our stock is quoted on the OTC Markets (QB Marketplace Tier).  The shares of our common stock commenced trading on February 29, 2012.

Our common stock was traded on the OTC Bulletin Board under the symbol “HWEG.OB” from February 19, 2009 until February 9, 2011, the date on which the Securities and Exchange Commission issued its order revoking the registration of the common stock of HII Technologies, Inc. due to our failure to comply with Section 13(a) and Rules 13a-1 and 12a-13 of the Securities Exchange Act of 1934 because we did not file any periodic reports with the Securities and Exchange Commission since the period ended March 31, 2009.  Our failure to file financial reports was a direct result of capital constraints.  Selling our assets in May 2011 provided additional working capital while reducing substantially all indebtedness.  We are registering our securities at this time as we believe having publicly traded securities will provide certain benefits, such as: (i) the ability to use public securities to make acquisitions of assets or businesses; (ii) increased visibility in the financial community; (iii) the facilitation of borrowing from financial institutions; (iv) enhanced ability to raise capital; and (v) compensation of key employees through stock options.  We may seek to have our securities quoted on the OTCBB in the future.  Before that date our common stock traded on the OTC Bulletin Board under the symbol “SHMT.OB” October 20, 2005.  Prior to February 19, 2009, our common stock traded on the OTC Bulletin Board under the symbol “EXCB.OB” since June 10, 2002.  Before that date, our common stock traded on the OTC Bulletin Board under the symbol “GRMA.OB,” and before that, it traded on the OTC Bulletin Board under the symbol “GRMG.OB.”  The following table shows the high and low bid prices for our common stock for each quarter since January 1, 2013 as reported by the OTC Bulletin Board.

We consider our stock to be “thinly traded” and any reported sale prices may not be a true market-based valuation of our stock.  Some of the bid quotations from the OTC Bulletin Board set forth below may reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

2015 (OTC Markets)	High Bid	Low Bid
First quarter	$0.58	$0.33
Second quarter	$0.44	$0.10
2014 (OTC Markets)	High Bid	Low Bid
First quarter	$0.85	$0.42
Second quarter	$0.76	$0.53
Third quarter	$0.93	$0.55
Fourth quarter	$1.10	$0.76
2013 (OTC Markets)	High Bid	Low Bid
First quarter	$0.21	$0.10
Second quarter	$0.29	$0.15
Third quarter	$0.32	$0.24
Fourth quarter	$0.62	$0.28

As of June 18, 2015, there were 57,661,010 shares of common stock outstanding, which were held by approximately 373 record stockholders.  This does not include an indeterminate number of beneficial shareholders whose shares are held by brokers in street name.  In addition, as of the date of this registration statement, we have reserved 3,700,000 shares of our common stock for issuance upon conversion of the remaining 2,590 outstanding shares of Series A Preferred Stock, 3,953,000 shares of common stock for issuance upon exercise of outstanding options under our Stock Incentive Plans, and 9,190,500 shares of common stock for issuance upon exercise of outstanding warrants.  We have also reserved 9,699,000 shares of common stock, representing approximately 122% of the number of shares necessary to effect full conversion of the 3,050 shares of Series B Preferred Stock (including the paid-in-kind dividends due on June 30, 2015 and September 30, 2015).

Dividend Policy

We have not paid cash dividends on our common stock since our inception and we do not contemplate paying dividends in the foreseeable future.

Securities Authorized for Issuance Under Equity Compensation Plans.  The following provides information concerning compensation plans under which our equity securities are authorized for issuance as of December 31, 2014:

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	153,000	$0.10	1,231,860
Equity compensation plans not approved by security holders (2)	2,800,000	$0.43	2,945,000
Total	2,953,000	$0.42	4,176,860

(1)

2005 Stock Incentive Plan.  On April 29, 2005, our Board of Directors adopted, and on October 19, 2005, our stockholders approved, our 2005 Stock Incentive Plan.  The purpose of the plan is to further align the interests of employees, directors and non-employee consultants with those of the stockholders by providing incentive compensation opportunities tied to the performance of the common stock and by promoting increased ownership of the common stock by such individuals.  The plan is also intended to advance the interests of the company and its shareholders by attracting, retaining and motivating key personnel upon whose judgment, initiative and effort the successful conduct of the Company’s business is largely dependent.  We are permitted to grant awards of stock options, stock awards, and restricted stock awards under the plan.  The maximum aggregate number of shares of common stock that may be issued and sold under all awards granted under the plan is 10,000,000 shares, and as of December 31, 2014, we have issued 8,615,140 shares under the plan, and there are options to purchase 153,000 shares currently outstanding under this plan.

(2)

2012 Stock Incentive Plan. On April 9, 2012, our Board of Directors adopted the 2012 Stock Incentive Plan. The purpose of our 2012 Stock Incentive Plan is to advance the best interests of the company by providing those persons who have a substantial responsibility for our management and growth with additional incentive and by increasing their proprietary interest in the success of the Company, thereby encouraging them to maintain their relationships with us. Further, the availability and offering of stock options and common stock under the plan supports and increases our ability to attract and retain individuals of exceptional talent upon whom, in large measure, the sustained progress, growth and profitability which we depend. The total number of shares available for the grant of either stock options or compensation stock under the plan is 10,000,000 shares, subject to adjustment.  Our Board of Directors administers our plan and has full power to grant stock options and common stock, construe and interpret the plan, establish rules and regulations and perform all other acts, including the delegation of administrative responsibilities, it believes reasonable an proper. Any decision made, or action taken, by our Board of Directors arising out of or in connection with the interpretation and administration of the plan is final and conclusive.  The Board of Directors, in its absolute discretion, may award common stock to employees of, consultants to, and directors of the company, and such other persons as the Board of Directors or compensation committee may select, and permit holders of common stock options to exercise such options prior to full vesting therein and hold the common stock issued upon exercise of the option as common stock. Stock options may also be granted by our Board of Directors or compensation committee to non-employee directors of the company or other persons who are performing or who have been engaged to perform services of special importance to the management, operation or development of the company.  In the event that our outstanding common stock is changed into or exchanged for a different number or kind of shares or other securities of the company by reason of merger, consolidation, other reorganization, recapitalization, combination of shares, stock split-up or stock dividend, prompt, proportionate, equitable, lawful and adequate adjustment shall be made of the aggregate number and kind of shares subject to stock options which may be granted under the plan.  Our Board of Directors may at any time, and from time to time, suspend or terminate the plan in whole or in part or amend it from time to time in such respects as our Board of Directors may deem appropriate and in our best interest. The maximum aggregate number of shares of common stock that may be issued and sold under all awards granted under the plan is 10,000,000 shares, and as of December 31, 2014, we have issued 4,255,000 shares under the plan, and there are options to purchase 2,800,000 shares outstanding under this plan.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized by our Certificate of Incorporation to issue 250,000,000 shares of common stock, $0.001 par value.

As of June 18, 2015 we had issued and outstanding approximately 57,661,010 shares of common stock.  Holders of our common stock are entitled to one vote per share on all matters subject to stockholder vote.  If the Board of Directors were to declare a dividend out of funds legally available therefore, all of the outstanding shares of common stock would be entitled to receive such dividend ratably.  We have never declared dividends and we do not intend to declare dividends in the foreseeable future.  If our business was liquidated or dissolved, holders of shares of common stock would be entitled to share ratably in assets remaining after satisfaction of our liabilities.

Holders of common stock do not have cumulative voting rights.

Preferred Stock

Our Certificate of Incorporation permits us to issue up to 10,000,000 shares of preferred stock, par value $0.001 per share.  The preferred stock may be issued in any number of series, as determined by the Board of Directors, the Board may by resolution fix the designation and number of shares of any such series of preferred stock and may determine, alter or revoke the rights, preferences, privileges and restrictions pertaining to any wholly unissued series and the Board may increase or decrease the number of shares of any such series (but not below the number of shares of that series then outstanding.)

Series A Preferred Stock

On June 11, 2014, the Company filed with the Delaware Secretary of State a Certificate of Designation of Series A Convertible Preferred Stock (the “Series A Certificate of Designation”) which sets forth the rights, preferences and privileges of the Series A Convertible Preferred Stock (the “Series A Preferred”) under which 3,000 shares of Series A Preferred with a stated value of $1,000 per share were authorized under the Series A Certificate of Designation.  On June 27, 2014, we filed a Certificate of Increase (the “Certificate of Increase”) to the Certificate of Designation concerning our Series A Convertible Preferred Stock with the Secretary of State of the State of Delaware increasing the number of authorized shares of our Series A Convertible Preferred Stock from 3,000 to 4,000 shares. As of June 18, 2015, there were 2,590 shares of Series A Preferred issued and outstanding.

Pursuant to the terms of the Series A Certificate of Designation, each share of Series A Preferred: (i)  is entitled to receive cumulative cash dividends at an annual rate of 10% out of any funds and assets of the Company legally available therefor, prior and in preference to any declaration or payment of any dividend payable on the Common Stock, payable quarterly; (ii) is convertible into a number of shares of Common Stock equal to the quotient of $1,000 divided by the conversion price then in effect, which is initially $0.70; (iii) votes generally with the Common Stock on an as-converted basis on all matters, other than those matters on which the Series A Preferred is entitled to vote as a separate class by law or as set forth in the Series A Certificate of Designation; (iv) is senior to the Common Stock upon a liquidation of the Company; (v) is automatically converted into Common Stock at the then applicable conversion price: (A) (1) if the underlying conversion shares are registered or such conversion shares are eligible for resale under Rule 144 under the Securities Act of 1933 and (2) Company’s stock price is at least $1.60 for 40 trading days during a 60 trading day period with average daily volume of at least 50,000 shares during those 40 trading days; (B) upon the written consent of the holders of 50% of the Series A Preferred, or, (C) on June 30, 2017; and (vi) is entitled to anti-dilution adjustments in the event of a dividend, stock split, reclassification, reorganization, consolidation or merger.

Series B Convertible Preferred Stock

On May 1, 2015, the Company filed with the Delaware Secretary of State a Certificate of Designation of Series B

Convertible Preferred Stock (the “Series B Certificate of Designation”) which sets forth the rights, preferences and privileges of the Series B Preferred Convertible Preferred Stock (“Series B Preferred Stock”).  Five thousand four hundred (5,400) shares of Series B Convertible Preferred Stock with a stated value of $1,000 per share were authorized under the Series B Certificate of Designation.  As of June 18, 2015, there were 3,050 shares of Series B Preferred Stock outstanding

Pursuant to Series B Certificate of Designation, the terms of the Series B Preferred Stock are as follows:

Ranking

The Series B Preferred Stock rank junior to the Series A Convertible Preferred Stock and senior to the Common Stock and any future classes of preferred stock (“Junior Stock”) with respect to distributions of assets upon the liquidation, dissolution or winding up of the Company.

Stated Value

Each share of Series B Preferred Stock will have a stated value of $1,000, subject to adjustment for stock dividends and other events related to the Series B Preferred (the “Stated Value”).

Dividends

Cumulative dividends on the shares of Series B Preferred Stock shall accrue at the rate of 12% of the Stated Value per annum, payable quarterly, on March 31, June 30, September 30, and December 31 of each year, commencing on June 30, 2015. Dividends for the periods ended June 30, 2015 and September 30, 2015 are payable in-kind by an increase to the Stated Value for the amount of such dividend.  For all other periods, dividends are payable in cash.  During the occurrence of certain “Triggering Events” (See “---Triggering Events”), the dividend rate will increase to 15% provided that once the applicable Triggering Event is cured the dividend rate will decrease to 12%.

Liquidation Rights

If we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, each holder of the Series B Preferred Stock will be entitled to receive out of the Company’s assets available for distribution to stockholders, after satisfaction of liabilities to creditors and after distribution of assets on our Series A Preferred Stock, if any, but before any distribution of assets is made on Junior Stock, a liquidating distribution in the amount in the amount of the Stated Value of all such holder’s Series B Preferred Stock plus all accrued and unpaid dividends and any additional deferred payment amounts thereon.

Conversion; Anti-Dilution Adjustments

Each shares of Series B Preferred Stock will be convertible at the holder’s option into Common Stock in an amount equal to the Stated Value plus accrued and unpaid dividends thereon as well as any other payment required under the Certificate of Designation through the conversion date divided by the then applicable conversion price. The initial conversion price is $0.40 per share (the “Series B Conversion Price”) and is subject to customary adjustments for issuances of shares of common stock as a dividend or distribution on shares of the common stock, or mergers or reorganizations, as well as “full-ratchet” anti-dilution adjustments for future issuances of other Company securities (subject to certain standard carve-outs); provided, however, that “full-ratchet” anti-dilution rights expire upon the occurrence of a Major Change (as defined below).   In addition, at any time prior to the occurrence of a Major Change, during the period beginning on the occurrence of a “Conversion Triggering Event” (See “---Triggering Events”) and ending on the earlier of (i) the date of cure of such Conversion Triggering event and (ii) 20 trading days following the Company’s delivery of notice of such trading event, each holder may elect to convert their shares at a conversion price equal to 85% of the average VWAP for the 10 trading day period preceding a conversion.  The following table sets forth the number of shares of common stock we would be required to issue upon conversion of all 3,050 shares of series B convertible preferred stock outstanding at an assumed fixed conversion price of $0.40 per share of common stock as of June 9, 2015, and the resulting percentage of our total shares of common stock outstanding after such a conversion as well as the number of shares of common stock we would be required to issue assuming decreases of 25%, 50% and 75% in the initial fixed conversion price of $0.40 (without regard to the 9.99% ownership limitation contained in the certificate of designation for the series B convertible preferred stock.

Conversion Price	Shares Issued (1)	Percentage of Outstanding Shares (2)
$0.40	7,625,000	11.68%
$0.30 (-25%)	10,166,667	14.99%
$0.20 (-50%)	15,250,000	20.92%
$0.10 (-75%)	30,500,000	34.60%

(1) The number of shares of common stock issuable upon conversion and the percentage of outstanding common stock after such conversion set forth above do not take into account any shares of common stock that may be issuable as dividends on the series B convertible preferred shares or upon exercise of the warrants issued in connection with the sale of the series B convertible preferred shares.

(2)  Based on 57,661,010 shares outstanding.

The Series B Preferred Stock is subject to automatic conversion (the “Mandatory Conversion”) at such time (i) when the our Common Stock has been listed on a national stock exchange such as the NASDAQ, New York Stock Exchange or NYSE MKT or the Company has consummated a sale of Common Stock in an underwritten public offering with aggregate gross proceeds of at least $20 million (a “Major Change”) or  (ii) if Company’s stock price is at least $1.40 (subject to adjustment to reflect stock splits, stock dividends and other capitalization changes) for 40 trading days during a 60 trading day period, subject to certain other conditions including that the conversion shares be eligible for resale at the time of such conversion pursuant to Rule 144 or an effective registration statement; provided, that, the Company shall have no right to conduct a Mandatory Conversion during the continuance of certain Conversion Triggering Event. In the event of a Mandatory Conversion, each share of Series B Preferred Stock will convert into the number of Conversion Shares equal to the Stated Value plus accrued and unpaid dividends divided by the Series B Conversion Price.

Redemption

The Company has also agreed to redeem the Series B Preferred Stock upon the occurrence of a Bankruptcy Triggering Event (See “—Triggering Events”) at price equal to the greater of (i) 112% of the amount being redeemed and (ii) the product of (A) the conversion rate in effect at such time multiplied by (B) the product of (1) 112% by (2) the highest closing sale price of the Common Stock during the period beginning on the triggering event and ending on the payment date.

In addition, the Company has also agreed to redeem the Series B Preferred Stock upon the occurrence of a Going Private Transaction (as defined below) at price equal to the greater of (i) 112% of the amount being redeemed and (ii) the product of (A) 112% multiplied by (B) the product of (1) the conversion rate in effect at such time by (2) the quotient determined by dividing (X) the highest closing sale price of the Common Stock during the period beginning on the date immediately preceding the earlier of the consummation of such transaction or the announcement of such transaction and ending on the date such holder delivers a redemption notice for such event by (Y) the conversion price then in effect and (iii) the product of (A) 112% multiplied by (B) the product of (1) the conversion rate in effect at such time by (2) the quotient determined by dividing (X) the aggregate cash consideration and the cash value of any non-cash consideration per share of Common Stock to be paid to such Common Stock holders upon consummation of the transaction by (Y) the conversion price then in effect.   A “Going Private Transaction” mean either (x) a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the 1034 Act, or (y) any other Fundamental Transaction (as defined in the Series B Certificate of Designation”) or other event, transaction or occurrence after which the Common Stock of the Company cease to be registered under the 1934 Act.

Triggering Events

Triggering Events include any of the following: (i) Bankruptcy Triggering Events; (ii) Conversion Triggering Events and (iii) any Dividend Triggering Events.

Bankruptcy Triggering Events include:

•

bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Company or any Subsidiary and, if instituted against the Company or any subsidiary by a third party, shall not be dismissed within thirty (30) days of their initiation;

•

the commencement by the Company or any subsidiary of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree, order, judgment or other similar document in respect of the Company or any Subsidiary in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law;

•

the entry by a court of (A) a decree, order, judgment or other similar document in respect of the Company or any Subsidiary of a voluntary or involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or (B) a decree, order, judgment or other similar document adjudging the Company or any subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking liquidation, reorganization, arrangement, adjustment or composition of or in respect of the Company or any Subsidiary under any applicable federal, state or foreign law or (C) a decree, order, judgment or other similar document appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree, order, judgment or other similar document or any such other decree, order, judgment or other similar document unstayed and in effect for a period of thirty (30) consecutive days.

Conversion Triggering Events include:

•

the Company’s failure to meet the current public information requirements under Rule 144;

•

the suspension from trading or failure of the Company’s common stock to be trading or listed (as applicable) on an Eligible Market for a period of ten (10) consecutive Trading Days;

•

at any time following the tenth (10th) consecutive day that a holder’s authorized share allocation is less than 100% of the number of shares of Common Stock that such Holder would be entitled to receive upon a conversion, in full, of all of the Preferred Shares then held by such Holder (without regard to any limitations on conversion set forth in the Series B Certificate of Designation);

•

the occurrence of any default under, redemption of or acceleration prior to maturity of at least an aggregate of $1,000,000 of Indebtedness (as defined in the Securities Purchase Agreement) of the Company or any of its Subsidiaries;

•

any Bankruptcy Triggering Event occurs;

Dividend Triggering Events include:

•

Failure of our board to declare any dividend required to be paid in cash on the applicable Dividend Date;

•

Our failure to pay to any Holder any Dividend to be paid in cash on any Dividend Date (whether or not declared by the Board of Directors) or any other amount when and as due under the Series B Certificate of Designation (including, without limitation, the Company’s failure to pay any redemption payments or amounts hereunder), or the Securities Purchase Agreement;

•

Our failure on two or more occasions, (A) to cure a Conversion Failure (as defined) or fails to deliver Common Stock upon exercise of the Warrants by delivery of the required number of shares of Common Stock within five (5) Trading Days after the applicable Conversion Date or Exercise Date (as defined in the Warrants);

Restrictions on Cash Payments

The Series B Certificate of Designation prohibits the Company from making any cash payments (including any redemption payments or cash dividends) to the holder of Series B Preferred Stock which would violate the terms and conditions of the Company existing agreements with Heartland Bank until such time as either such payments are no longer prohibited or the Company obtains the consent of Heartland Bank.

Conversion/Exercise Limitations

The Company is prohibited from issuing any shares upon conversion of the Series B Preferred Stock or exercise of the Warrants which would violate the terms the Company’s principal market, unless the Company obtains shareholder approval prior to such issuance. The Company intends to procure stockholder approval if required by our principal market.

The Series B Preferred Stock may not be converted, and shares of Common Stock may not be issued upon conversion if, after giving effect to the conversion or issuance, the holder, together with its affiliates would beneficially own in excess of 9.99%  of the outstanding shares of Common Stock

Voting Rights

Subject to the 9.99% ownership limitation, the holders of the Series B Preferred Stock shall be entitled to the number of votes equal to the number of shares of common stock into which such shares of Series B Preferred Stock could be converted on the initial issuance date based on the Initial Series B Conversion Price of $0.40 for purposes of determining the shares entitled to vote at any regular, annual or special meeting of stockholders of the Company (except with respect to approval of the matter described in the first paragraph under “Exercise Limitations” above for which the holders of Series B Preferred Stock will not vote), and shall have voting rights and powers equal to the voting rights and powers of the common stock (voting together with the common stock as a single class).

In addition, the Company shall not, without the affirmative vote or consent of the holders of at least a majority of the Series B Preferred stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series B Preferred Stock vote separately as a class: (i) authorize, create, issue, increase or decrease the authorized or issued amount of any class or series of stock, including but not limited to the issuance of any more shares of preferred stock, ranking pari passu or senior to the Series B Preferred Stock, with respect to maturity dates, dividend payments, redemption features or distribution of assets on liquidation, dissolution or winding up; (ii) amend, alter or repeal the provisions of the Preferred Shares, whether by merger, consolidation or otherwise, so as to adversely affect any right, preference, privilege or voting power of the Preferred Shares; (iii) amend the articles of incorporation or by-laws of the Company so as to affect materially and adversely any right, preference, privilege or voting power of the Series B Preferred Stock; or (iv) increase or decrease (other than by conversion) the authorized number of Preferred Shares; (v) purchase, repurchase or redeem any shares of capital stock of the Company junior in rank to the Series B Preferred Stock or (vi) issued any Series B Preferred Stock other than pursuant to the Securities Purchase Agreement.

Warrants

Warrants issued in our Series A Preferred Stock Offering

The Warrants issued in our June-July 2014 Series A Preferred Stock offering enable the holder to purchase the shares of Common Stock underlying the Warrants at $1.00 per whole share, during a three-year term commencing on the final closing of the offering.   We issued warrants to purchase 2,000,000 shares of our common stock in this offering.  In the event a Warrant is partially exercised, a new Warrant for the remaining number of such shares will be issued upon surrender of the Warrant at the principal office of the Company. There will be no fractional share exercise.

Warrant holders are not entitled to vote, receive dividends, or exercise any of the rights of a stockholder of the Company for any purpose until the Warrants have been duly exercised and payment of the purchase price has been made. The Warrants are issued in unregistered form and may be presented for transfer, exchange, or exercise at the corporate office of the Company.

These warrants may be exercised on a cashless basis only if: (1) the current Market Price of one share of Common Stock is greater than the Exercise Price and (2) the Warrant Shares are not registered on an effective registration statement.

The Warrants contain “piggyback” registration rights for the resale of the shares issuable upon exercise of the Warrants.

Warrants issued in our Series B Preferred Stock Offering.

The Warrants issued in our Series B Preferred Stock Offering entitle the holders of the Warrants to purchase, in the aggregate, up to 3,812,500 shares of our common stock. The Warrants will be exercisable on or after May 20, 2015 and for five years thereafter.

The Warrants will be exercisable at an initial exercise price equal to $0.50 per share. The exercise price of the Warrants is subject to adjustment for stock splits, stock dividends, combinations or similar events. In addition, the exercise price is also subject to a “full ratchet” anti-dilution adjustment, subject to customary exceptions, in the event that we issue securities at a price lower than the then applicable exercise price; provided, however, that the full-ratchet anti-dilution rights expire upon the earlier of (i) the 12-month anniversary of the initial issuance date of the warrant and (ii) the date on which our Common Stock has been listed on a national stock exchange such as the NASDAQ, New York Stock Exchange or NYSE MKT. The Warrants may be exercised for cash or on a cashless basis only if: (1) the current Market Price of one share of Common Stock is greater than the Exercise Price and (2) the Warrant Shares are not registered on an effective registration statement.

The Warrants may not be exercised, and shares of Common Stock may not be issued upon exercise if, after giving effect to the exercise or issuance, the holder, together with its affiliates would beneficially own in excess of 9.99%  of the outstanding shares of Common Stock

Warrants issued under the Heartland Credit Facility

The Warrants to our lenders under the Heartland Credit Facility in August 2014 enable the holder to purchase the shares of Common Stock underlying the Warrants at $1.00 per whole share, during a four-year term commencing on the closing of the facility. We issued warrants to purchase 2,500,000 shares of our common stock to the lenders under this facility.  In the event a Warrant is partially exercised, a new Warrant for the remaining number of such shares will be issued upon surrender of the Warrant at the principal office of the Company. There will be no fractional share exercise.

Warrant holders are not entitled to vote, receive dividends, or exercise any of the rights of a stockholder of the Company for any purpose until the Warrants have been duly exercised and payment of the purchase price has been made. The Warrants are issued in unregistered form and may be presented for transfer, exchange, or exercise at the corporate office of the Company.

These warrants may be exercised on a cashless basis only if: (1) the current Market Price of one share of Common Stock is greater than the Exercise Price and (2) the Warrant Shares are not registered on an effective registration statement

The Warrants contain “piggyback” registration rights for the resale of the shares issuable upon exercise of the Warrants.

Registration Rights—May 2015 Series B Preferred Stock and Warrant Financing

We agreed to file a registration statement with the Securities and Exchange Commission on Form S-1, or other applicable form, which will provide for the resale of the shares underlying the Series B Convertible Preferred Stock and related warrants purchased in the May 2015 financing under the Securities Act within 45-days of the final closing of such offering. and will use our commercially reasonable efforts to effect the registration within 120 days of the Closing Date (150 days in the event SEC provides comments to the Registration Statement), subject to SEC limitations. Any shares that are not registered in the initial registration statement will be included in one or more additional registration statements if and when permitted by the SEC.

Anti-Takeover Provisions

Our articles of incorporation contain provisions that might have an anti-takeover effect. These provisions, which are summarized below, may have the effect of delaying, deterring or preventing a change in control of our company. They could also impede a transaction in which our stockholders might receive a premium over the then-current market price of our common stock and our stockholders’ ability to approve transactions that they consider to be in their best interests.

Our articles of incorporation permits our board of directors to issue preferred stock. We could authorize the issuance of a series of preferred stock which would grant to holders preferred rights to our assets upon liquidation, the right to receive dividend coupons before dividends would be declared to holders of shares of our existing preferred stock and our existing preferred stock and common stock. Our current stockholders have no redemption rights. In addition, as we have a large number of authorized but unissued shares, our board of directors could issue large blocks of voting stock to fend off unwanted tender offers or hostile takeovers without further stockholder approval.

Transfer Agent

Our transfer agent and registrar is American Registrar and Transfer Company located at 342 East 900 South, Salt Lake City, Utah 84111, telephone: (801) 363-9065.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Indeglia & Carney LLP, Los Angeles, California.

EXPERTS

The financial statements of HII Technologies, Inc. included in this prospectus and in the registration statement have been audited by MaloneBailey, LLP, independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

AVAILABLE INFORMATION

We are filing with the SEC this registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedule thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding our common stock and our company, please review the registration statement, including exhibits, schedules and reports filed as a part thereof. Statements in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement, set forth the material terms of such contract or other document but are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

We are also subject to the informational requirements of the Exchange Act which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information along with the registration statement, including the exhibits and schedules thereto, may be inspected at public reference facilities of the SEC at 100 F Street N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

HII TECHNOLOGIES, INC.

Audited Statements;

Unaudited Statements:

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

HII Technologies, Inc.

Houston, TX

We have audited the accompanying consolidated balance sheets of HII Technologies, Inc. and its subsidiaries (collectively, the “Company”) as of December 31, 2014 and 2013, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HII Technologies, Inc. and its subsidiaries as of December 31, 2014 and 2013 and the results of their operations and their cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred recurring losses and has a working capital deficit, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

April 15, 2015

HII TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS

	December 31	December 31
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$ 1,330,507	$ 866,035
Restricted cash	1,666,652	-
Accounts receivable, net of allowance of $291,672 and $79,116	10,529,742	3,708,012
Note receivable	290,000	294,755
Current portion of deferred financing costs	50,850	33,541
Prepaid expense and other current assets	168,916	111,147
Total current assets	14,036,667	5,013,490

Property and equipment, net of accumulated depreciation of $1,100,274 and $133,081	8,909,483	2,076,512
Assets under capital lease, net	4,673,166	-
Deposits	257,723	33,960
Deferred financing costs, net of current portion	60,103	19,949
Intangible assets, net of accumulated amortization and impairment of $2,642,454 and $0	334,546	227,000
Deferred tax asset	5,639,233	-
Goodwill	4,675,820	2,852,107
Total assets	$ 38,586,741	$ 10,223,018

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 4,357,868	$ 3,421,153
Accounts payable and other liabilities, related parties	2,611,871	158,000
Accrued expenses and other liabilities	1,692,121	703,302
Line of credit	-	2,678,992
Secured borrowings	6,131,917	-
Current portion of capital lease obligation	1,637,296	-
Current portion of notes payable - related parties	515,000	545,926
Current portion of secured notes payable	11,847,676	85,000
Total current liabilities	28,793,749	7,592,373

Long term liabilities:
Capital lease obligation, net of current portion	2,306,972	-
Notes payable – unsecured	-	1,000,000
Notes payable - secured, net of current portion	73,856	158,855
Notes payable - related parties net of current portion	70,958	585,958
Total liabilities	31,245,535	9,337,186

Commitments and contingencies	-	-

Stockholders' equity
Preferred stock, $.001 par value, 10,000,000 shares authorized,
Series A Convertible Preferred stock, $1,000 stated value, 4,000 shares
authorized, 3,750 and 0 shares issued and outstanding	2,848,093	-
Common stock, $.001 par value, 250,000,000 shares authorized,
55,644,711 and 48,424,712 shares issued and outstanding	55,644	48,424
Additional paid-in-capital	34,217,479	28,121,023
Accumulated deficit	(29,780,010)	(27,283,615)
Total stockholders' equity	7,341,206	885,832
Total liabilities and stockholders' equity	$ 38,586,741	$ 10,223,018

See accompanying notes to consolidated financial statements

HII TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the years ended December 31, 2014 and 2013

	2014	2013

REVENUES	$ 35,409,992	$ 14,551,695

COST OF REVENUES	25,421,159	10,735,064

GROSS PROFIT	9,988,833	3,816,631

OPERATING EXPENSES:
Selling, general and administrative	10,325,631	4,233,374
Impairment loss	2,344,420	-
Bad debt expense	196,421	162,243

Total operating expenses	12,866,472	4,395,617

LOSS FROM OPERATIONS	(2,877,639)	(578,986)

OTHER INCOME (EXPENSE)
Loss on debt conversion	(11,063)	-
Loss on extinguishment of liability	-	(96,297)
Acquisition expenses	(175,945)	(17,000)
Interest expense, net	(4,744,776)	(399,494)

NET LOSS BEFORE INCOME TAXES	(7,809,423)	(1,091,777)

(PROVISION) BENEFIT FOR INCOME TAXES
Deferred	5,639,233	-
Current	(224,863)	(106,357)

NET LOSS	$ (2,395,053)	$ (1,198,134)

DEEMED DIVIDEND	(720,424)	-

CUMULATIVE DIVIDEND	(205,078)	-

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$ (3,320,555)	$ (1,198,134)

BASIC AND DILUTED EARNINGS PER COMMON SHARE
Basic net income (loss) per share	$ (0.07)	$ (0.03)

Weighted average shares outstanding-Basic	50,962,165	44,458,141

See accompanying notes to consolidated financial statements

HII TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
For the years ended December 31, 2014 and 2013

					Additional
	Preferred Stock		Common Stock		Paid-In	Accumulated
	Shares	Stated	Shares	Par	Capital	Deficit	Total

Balances at December 31, 2012	-	$ -	43,317,683	$43,317	$26,913,135	$(26,085,481)	$ 870,971

Common stock issued for lease deposit	-	-	350,000	350	31,150	-	31,500
Common stock issued for services	-	-	870,000	870	193,930	-	194,800
Common stock issued in purchase of Aqua Handling of Texas LLC	-	-	1,443,696	1,444	547,160	-	548,604
Warrants exercised	-	-	700,000	700	49,300	-	50,000
Warrants exercised and applied to debt reductions	-	-	1,720,000	1,720	168,080	-	169,800
Warrants issued for extension of secured note	-	-	-	-	55,154	-	55,154
Stock options exercised using cashless provision	-	-	23,333	23	(23)	-	-
Stock options issued for services	-	-	-	-	163,137	-	163,137
Net loss	-	-	-	-	-	(1,198,134)	(1,198,134)

Balances at December 31, 2013	-	$ -	48,424,712	$48,424	$28,121,023	$(27,283,615)	$ 885,832

Warrants exercised	-	-	50,000	50	12,450	-	12,500
Warrants exercised using cashless provisions	-	-	117,245	117	(117)	-	-
Stock options issued for services	-	-	-	-	236,085	-	236,085
Common shares issued for services	-	-	250,000	250	132,750	-	133,000
Common shares issued for note payable conversions	-	-	2,326,599	2,327	1,172,039	-	1,174,366
Stock options exercised	-	-	500,000	500	74,500	-	75,000
Preferred stock issued for cash	4,000	4,000,000	-	-	-	-	4,000,000
Deemed dividend for preferred stock beneficial conversion feature	-	(720,424)	-	-	720,424	-	-
Issuance costs for preferred stock offering	-	(242,700)	-	-	-	-	(242,700)
Common shares issued in purchase of Hamilton Investment Group	-	-	3,523,554	3,523	2,216,316	-	2,219,839
Warrants issued in conjunction with notes payable	-	-	-	-	1,293,679	-	1,293,679
Common shares issued for cash to related party	-	-	95,456	96	49,904	-	50,000
Series A Preferred shares converted to common shares	(250)	(188,783)	357,145	357	188,426	-	-
Cumulative dividends paid on Series A Preferred Shares	-	-	-	-	-	(101,342)	(101,342)
Net loss	-	-	-	-	-	(2,395,053)	(2,395,053)

Balances at December 31, 2014	3,750	$2,848,093	55,644,711	$55,644	$ 34,217,479	$(29,780,010)	$ 7,341,206

See accompanying notes to consolidated financial statements

HII TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2014 and 2013

2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (2,395,053)	$ (1,198,134)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of note payable discount	1,634,929	117,059
Amortization of deferred finance costs	1,031,229	26,408
Stock-based compensation	236,085	163,137
Stock issued for services	133,000	194,800
Depreciation and amortization	1,965,407	131,069
Impairment loss	2,344,420	-
Loss on extinguishment of liability	-	96,297
Loss on debt conversion to common shares - related party	11,063	-
Warrants issued for extension of secured note	-	55,154
Bad debt expense	196,421	162,243
(Gain) loss on asset sale	(44,312)	8,851
Deferred tax benefit	(5,639,233)	-
Changes in:
Accounts receivable	(4,722,228)	(2,265,326)
Notes receivable	-	6,859
Prepaid expense and other current assets	(57,767)	(20,410)
Other assets	(223,763)	(33,960)
Accounts payable	(186,137)	2,487,242
Accounts payable and other liabilities - related parties	25,000	(225,248)
Accrued expenses and other liabilities	1,366,668	204,807
Net cash used in operating activities	(4,324,271)	(89,152)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash received from the sale of property and equipment	1,109,762	64,273
Cash paid for purchase of AquaTex net of cash received	-	(271,962)
Cash received from acquisition of Hamilton Investment Group	2,797,327	-
Cash paid for purchase of property and equipment	(3,248,161)	(1,685,721)
Net cash provided by (used in) investing activities	658,928	(1,893,410)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of warrants and options	87,500	50,000
Proceeds from	common shares sold for cash	50,000	-
Proceeds from sale of preferred shares	3,757,300	-
Dividends paid on preferred shares	(101,342)	-
Proceeds from sale-leaseback transaction	-	109,775
Proceeds from advances - related party	-	63,000
Payments against advances - related party	-	(20,000)
Payments for deferred financing costs	(1,208,584)	(30,698)
Proceeds from notes payable	1,755,685	850,000
Proceeds from line of credit, net	2,073,325	2,117,192
Proceeds from (payments of) secured borrowings, net	484,655	-
Payments on notes payable	(1,559,474)	(670,008)
Payments on capital lease obligation	(1,209,250)	-
Net cash provided by financing activities	4,129,815	2,469,261

NET INCREASE IN CASH AND CASH EQUIVALENTS	464,472	486,699

CASH AND CASH EQUIVALENTS, beginning of period	866,035	379,336

CASH AND CASH EQUIVALENTS, end of period	$ 1,330,507	$ 866,035

See accompanying notes to consolidated financial statements

HII TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2014 and 2013 Continued

	2014	2013

Supplemental disclosures:
Cash paid for income taxes	$ 36,774	$ -
Cash paid for interest	$ 1,886,410	$ 187,816

Noncash investing and financing activities
Note payable issued in conjunction with acquisition of AquaTex	-	500,000
Common shares issued for acquisition of AquaTex	-	548,604
Working capital adjustment due to acquisition of AquaTex	-	(21,853)
Property and equipment purchased with accounts payable	604,585	-
Notes issued in consideration for property and equipment	229,032	-
Notes issued in consideration for intangible assets	370,000	-
Notes issued for financing of insurance premium	88,900	-
Cashless exercise of warrants	117	-
Debt discount due to warrants issued with debt	1,293,679	-
Payment on secured note paid directly from line of credit	-	512,600
Note receivable received for accounts receivable due	-	290,000
Debt reduction from the exercise of warrants	-	169,800
Deferred financing costs paid directly from line of credit	-	49,200
Common stock issued for lease deposit	-	31,500
Common stock issued for debt	1,163,301	-
Capital lease obligation incurred in consideration for property and equipment	5,153,518	-
Deemed dividend for preferred stock beneficial conversion feature	720,424	-
Common shares issued for acquisition of Hamilton Investment Group	2,219,839	-
Working capital adjustment due to acquisition of Hamilton Investment Group	2,428,871
Note payable issued in conjunction with acquisition of Hamilton Investment Group	9,000,000	-
Deferred financing costs paid directly from note proceeds	562,607	-
Accounts payable paid directly from note proceeds	40,000	-
Line of credit paid directly from secured borrowings and note proceeds	4,752,317	-
Restricted cash reserve account paid directly from secured borrowings and note proceeds	1,666,652	-
Common shares issued for conversion of Preferred Series A shares	188,783

See accompanying notes to consolidated financial statements

HII TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Description of Business.  HII Technologies, Inc. (“we”, “our”, “the Company” or “HII”) (f/k/a Hemiwedge Industries, Inc.) is a Houston, Texas based oilfield services company with operations in Texas, Oklahoma, Ohio and West Virginia focused on commercializing technologies in frac water management, safety services and portable power used by exploration and production (“E&P”) companies in the United States.  We operate through our wholly-owned subsidiaries, Apache Energy Services, LLC (dbas “AES Water Solutions” and “AES Safety Services”; collectively “AES”), Aqua Handling of Texas, LLC (“AquaTex”), Hamilton Investment Group, Inc.  (“Hamilton”) and Sage Power Solutions, Inc. (f/k/a KMHVC, Inc., dba “South Texas Power” and “STP”).  The Company’s total frac water management services subsidiary does business as AES Water Solutions, AquaTex and Hamilton and manages the logistical and transportation associated with the water used typically during hydraulic fracturing and completions of horizontally drilled oil and gas wells. AES Safety Services is the Company’s onsite oilfield contract safety consultancy providing experienced trained safety personnel during oilfield site preparation, drilling and completion activities and related operations enhancing safety for E&P customers and providing the flexibility as outsourced safety consultants to its customers to quickly address their needs.  The Company’s oilfield power subsidiary, Sage Power Solutions, does business as South Texas Power (STP) and operates a fleet of mobile generators, light towers and related equipment for in-field power where remote locations provide little or no existing electrical infrastructure.

Principles of consolidation.  The consolidated financial statements include the accounts of HII and its wholly-owned subsidiaries Sage Power Solutions, Inc. (f/k/a KMHVC, Inc., dba “South Texas Power” and “STP”), Aqua Handling of Texas, LLC, a Texas limited liability company (dba “AquaTex”), Hamilton Investment Group, Inc. (“Hamilton”) and Apache Energy Services, LLC, a Nevada limited liability company (dba’s “AES Water Solutions” and “AES Safety Services”, herein “AES”). Significant inter-company accounts and transactions have been eliminated.

Reclassifications. Certain amounts in the consolidated financial statements of the prior year have been reclassified to conform to the presentation of the current year for comparative purposes.

Use of Estimates in Financial Statement Preparation.  The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Acquisition Accounting.  The Company’s acquisitions are accounted for under the acquisition method of accounting whereby purchase price is allocated to tangible and intangible assets acquired and liabilities assumed based on fair value. The excess of the fair value of the consideration conveyed over the fair value of the net assets acquired is recorded as goodwill. The consolidated statements of operations for the fiscal years presented include the results of operations for each of the acquisitions from the date of acquisition.

Customer Concentration and Credit Risk.  One customer accounted for more than 25% of revenues for the year ended December 31, 2014 and two customers represented 50% of revenues for the year ended December 31, 2013.  The Company believes it will continue to reduce the customer concentration risks by engaging new customers and increasing activity of existing less active customers and smaller, newer customer relationships.  While the Company continues to acquire new customers in an effort to grow and reduce its customer concentration risks, management believes these risks will continue for the foreseeable future.  The Company maintains demand deposits with commercial banks.  At times, certain balances held within these accounts may not be fully guaranteed or insured by the U.S. federal government.  The uninsured portion of cash are backed solely by the assets of the underlying institution.  As such, the failure of an underlying institution could result in financial loss to the Company.

Cash and Cash Equivalents.  For purposes of the statements of cash flows, cash equivalents include all highly liquid investments with original maturities of three months or less.

Restricted cash.  As of December 31, 2014, the Company had restricted cash of $1,666,652 which was held in deposit accounts as collateral under the senior secured term loan and accounts receivable purchase agreements (see Note 8).

Accounts Receivable.  Accounts receivable are comprised of unsecured amounts due from customers.  The Company carries its accounts receivable at their face amounts less an allowance for bad debts.  The allowance for bad debts is recognized based on management’s estimate of likely losses per year, based on past experience and review of customer profiles and the aging of receivable balances.  As of December 31, 2014 and 2013, the allowance for bad debts was $291,672 and $79,116, respectively.

The Company factors certain of its accounts receivable under the accounts receivable purchase agreement (see Note 8), which is accounted for as a financing arrangement, rather than as a sale.

Deferred Financing Costs.  Costs relating to obtaining financing are capitalized and amortized over the term of the related debt using the straight-line method.  Amortization of deferred financing costs charged to expense for the years ended December 31, 2014 and 2013 were $1,031,229 and $26,408, respectively.

Property and Equipment.  Property and equipment is valued at cost. Additions are capitalized and maintenance and repairs are charged to expense as incurred. Gains and losses on dispositions of equipment are reflected in operations.  Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which are three to ten years.

Long-lived Assets.  The Company reviews the carrying value of its long-lived assets annually or whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate.  The Company assesses recoverability of the carrying value of the asset by estimating the future net cash flows expected to result from the asset, including eventual disposition.  If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and fair value.

Intangible Assets.  Intangible assets acquired in a business acquisition are initially measured at their fair value.  The intangible assets are amortized over their estimated useful lives using the straight-line method.  The Company evaluated the carrying value of the customer relationships intangible assets as of December 31, 2014 and determined the assets were fully impaired due to the effect of crude oil market prices on the future planned revenue activities of our customers.  An impairment loss of $2,344,420 was recognized for the year ended December 31, 2014.

Goodwill.  Goodwill acquired in a business acquisition is initially measured at cost being the excess of the cost of business combination over the net fair value of the identifiable assets, liabilities and contingent liabilities.  Following the initial recognition, goodwill is measured at cost less any accumulated impairment losses.  Goodwill is not amortized but instead, it is reviewed for impairment, annually or more frequently if events or changes in circumstances indicate that the carrying value may be impaired.  The Company performs its goodwill impairment testing at the reporting unit level.  There was no impairment of goodwill as of December 31, 2014 and 2013.

Beneficial conversion feature.  In accordance with FASB ASC 470-20, Debt with Conversion and Other Options, the Company records a beneficial conversion feature (“BCF”) related to the issuance of convertible instruments that have conversion features at fixed rates that are in the-money when issued.  The BCF for the convertible instruments is recognized and measured by allocating the proceeds to the convertible instruments and any other detachable instruments included in the exchange based on their relative fair values.

Capital Leases.  Capital leases are recorded as an asset and an obligation at an amount equal to the lower of the net present value of the minimum lease payments or the fair value of the leased asset at the inception of the lease.

Amortization expense on assets under capital lease is computed using the straight-line method over the estimated useful lives of the assets.

Revenue Recognition.  Revenue is recognized when all of the following criteria are met: 1) persuasive evidence of an arrangement, 2) delivery has occurred, 3) the price is fixed and determinable, and 4) collectability is reasonably assured. AES, AquaTex, Hamilton and STP receive verbal orders from customers for services to be rendered.

Cost of Revenues.  Cost of revenue includes all direct expenses incurred to produce the revenue for the period.  This includes, but is not limited to, employee cost, contract labor, equipment rental, equipment maintenance, and fuel. Cost of revenues are recorded in the same period as the resulting revenue.

Income Taxes.  Income tax expense is based on reported earnings before income taxes.  Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for consolidated financial reporting purposes and such amounts recognized for tax purposes, and are measured by applying enacted tax rates in effect in years in which the differences are expected to reverse.

The Company also follows the guidance related to accounting for income tax uncertainties. In accounting for uncertainty in income taxes, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit.  For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority.

The Company has evaluated the deferred income taxes with regards to Section 382 of the Internal Revenue Code and has determined no limitations on the use of net operating loss carryforwards exist at December 31, 2014.

Stock-Based Compensation.  The Company accounts for share-based awards issued to employees and non-employees in accordance with the guidance on share-based payments.  Accordingly, employee share-based payment compensation is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period.  Additionally, share-based awards to non-employees are expensed over the period in which the related services are rendered at their fair value.

Fair Value of Financial Instruments.  The carrying value of short-term instruments, including cash, accounts payable and accrued expenses, and short-term notes approximate fair value due to the relatively short period to maturity for these instruments.  The long-term debt approximate fair value since the related rates of interest approximate current market rates.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  Valuation techniques used to measure fair value maximize the use of observable inputs and minimize the use of unobservable inputs.  The Company utilizes a three-level valuation hierarchy for disclosures of fair value measurements, defined as follows:

Level 1:

inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets

Level 2:

inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3:

inputs to the valuation methodology are unobservable and significant to the fair value

The Company does not have any assets or liabilities that are required to be measured and recorded at fair value on a recurring basis.

Basic and Diluted Net Loss per Share.  Basic loss per share is computed using the weighted average number of shares of common stock outstanding during each period.  Diluted income (loss) per share includes the dilutive effects of common stock equivalents calculated using the treasury stock method, which assumes that all share-based awards are exercised and the hypothetical proceeds from exercise are used to purchase common stock at the average market price during the period.  For the years ended December 31, 2014 and 2013 potential dilutive securities had an anti-dilutive effect and were not included in the calculation of diluted net loss per common share.

Recently Adopted Accounting Standards.  No new accounting pronouncement issued or effective has had, or is expected to have, a material impact on the Company’s consolidated financial statements.

NOTE 2 – GOING CONCERN

These financial statements have been prepared in accordance with United States generally accepted accounting principles, on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.  The Company was not in compliance with certain financial covenants we are required to maintain under our agreements with Heartland Bank as of December 31, 2014 (see Note 8).  Any failure to comply with the financial covenants under the Heartland Bank agreements could result in the acceleration of all amounts due to Heartland Bank under the line of credit and term loan.  Additionally, as shown in the accompanying consolidated financial statements during the year ended December 31, 2014, the Company incurred net losses of $2,395,053 and used $4,324,271 in cash for operating activities.  These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.  If necessary, the Company will pursue additional equity and/or debt financing while managing cash flows from operations in an effort to provide funds to meet its obligations on a timely basis and to support future operational growth.

The Company’s existence is dependent upon management’s ability to develop profitable operations and to obtain additional funding sources. There can be no assurance that the Company’s financing efforts will result in profitable operations or the resolution of the Company’s liquidity problems.  The accompanying statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

NOTE 3 – ACQUISITION

On August 12, 2014, we consummated the acquisition of all of the outstanding stock of Hamilton Investment Group, Inc. (“Hamilton”) pursuant to the terms of a Stock Purchase Agreement dated August 11, 2014 by and among the Company, Hamilton and the stockholders of Hamilton (the “Stock Purchase Agreement”).  The purchase price consisted of: (a) Cash in the amount of $9,000,000 (paid by loan proceeds from the Heartland Bank Credit Facility – see Note 8); and (b) 3,523,554 shares (the “Shares”) of the registrant’s common stock (determined based on the trailing 20-day average of our common stock) with a fair value of $2,219,839.  In addition, there exists a working capital adjustment provision whereby we would be required pay the Hamilton stockholders additional cash equal to the amount of any working capital of Hamilton in excess of $2,200,000 (“Working Capital Target”) at closing; provided, however, that in the event that Hamilton’s working capital is less than the Working Capital Target at closing, then the amount of such deficit will be offset against the Shares issued to the former Hamilton stockholders at closing.  The purchase agreement contains 2-year non-compete/non-solicitation provisions for the former Hamilton stockholders.  The Company relied on the exemption from registration provided by Rule 506 and/or Section 4(2) of the Securities Act of 1933, as amended, for the offer and sale of the Shares.

The acquisition of Hamilton has been accounted for as a business combination whereby the purchase price was allocated to tangible and intangible assets acquired and liabilities assumed based on their fair values as of the acquisition date. Related acquisition costs amounting to approximately $175,945 were expensed outright and are shown under Other Income/Expenses in the consolidated statements of operations.

A summary of the purchase price consideration and related purchase price allocation are shown below:

Purchase Price
Cash	$ 9,000,000
Stock	2,219,839
Working capital adjustment	2,428,871
Total purchase price	$13,648,710

Purchase Price Allocation
Cash	$ 2,797,327
Accounts receivable	2,291,169
Net assets	5,003,667
Accounts payable and accrued liabilities	(647,166)
Intangible asset – customer list	2,380,000
Goodwill	1,823,713
Total purchase price	$13,648,710

Unaudited pro forma operation results for the years ended December 31, 2014 and 2013 as though the Company had acquired Hamilton on the first day of each fiscal year are set forth below.

HII TECHNOLOGIES, INC.
PROFORMA COMBINED STATEMENT OF OPERATIONS
For the years ended December 31, 2014 and 2013
(unaudited)
	2014	2013
Revenues	$44,120,806	$26,587,954
Cost of revenues	30,670,316	18,557,835

Gross Profit	13,450,490	8,030,119

Operating expenses:
Selling, general and administrative	13,735,852	5,357,769

Total operating expenses	13,735,852	5,357,769

Income (loss) from operations	(285,362)	2,672,350

Other income (expense)
Loss on debt conversion	(11,063)	-
Loss on extinguishment of liability	-	(96,297)
Interest expense, net	(5,021,035)	(2,628,351)

Loss before income taxes	(5,317,460)	(52,298)

Benefit for deferred income taxes	5,639,233	5,490,251

Net income	$321,773	$5,437,953
Deemed dividend	(720,424)	-
Cumulative dividend	(205,078)	-

Net income attributable to common shareholders	$(603,729)	$5,437,953

NOTE 4 – NOTE RECEIVABLE

On August 1, 2013, the Company agreed to take a secured note for $290,000 for a past due accounts receivable from a customer.  The note is subject to annual interest of 5% with principal and interest due on July 31, 2014.  The note is secured by interests owned under an oil and gas lease.  The Company has taken the necessary legal action to collect the balance through the sale of the collateralized assets and is currently negotiating terms with interested parties.

On June 29, 2012 the Company agreed to take a promissory note for $20,000 in conjunction with a legal settlement.  The note is personally guaranteed. The note is subject to annual interest of 4% with principal and interest due March 1, 2014. The balance outstanding at December 31, 2013 was $4,755 and the note was paid in full on August 1, 2014.

NOTE 5 – INTANGIBLE ASSETS

Intangible assets consist of:

	December 31, 2014	December 31, 2013
Technology license	$ 370,000	$ -
Customer relationships	2,607,000	227,000
	2,977,000	227,000
Less – accumulated amortization	(298,034)	-
Less - impairment	(2,344,420)	-
Total	$ 334,546	$ 227,000

On January 15, 2014, the Company’s wholly owned subsidiary, AES Water Solutions, entered into a sublicense agreement granting exclusive use of licensed frac water recycling technology and the associated water treatment system.  AES paid a sublicense fee of $370,000, which fee was paid via issuance of a 10% promissory note by both the Company and AES. The note was paid in full on July 8, 2014.  The agreement remains in force on an exclusive basis for so long as AES Water Solutions or its designees continue to use the water recycling technology.

The Company evaluated the carrying value of the customer relationships intangible assets as of December 31, 2014 and determined the assets were fully impaired due to the effect of crude oil market prices on the future planned revenue activities of our customers.  An impairment loss of $2,344,420 was recognized for the year ended December 31, 2014.

NOTE 6 – ACCRUED EXPENSES

Accrued expenses as of December 31, 2014 and 2013 included the following:

	December 31, 2014	December 31, 2013

Salaries and bonus payable	$ 411,733	$ 76,047
Sales tax payable	464,852	212,645
Interest payable	214,010	42,357
Accrued state margin tax	264,910	95,927
Other	336,616	276,326

Total Accrued Expenses	$ 1,692,121	$ 703,302

NOTE 7 – CAPITAL LEASE OBLIGATIONS

On June 30, 2014, the Company entered into a capital lease agreement with BCL-Equipment Leasing, LLC (“BCL”) to acquire lay flat hose, which will be used in our frac water transfer service revenue activities, as set out below.

The lease contains a purchase option at the end of the initial 24 month term, granting the Company the right to purchase all equipment covered under the lease for the greater of its fair market value or 20% of the total capitalized cost.  If the Company does not elect to exercise the purchase option, the lease automatically renews for a term of one year.

Concurrently with the lease transaction, the Company entered into a sale and simultaneous lease transaction with BCL for assets the Company had previously purchased directly from vendors for $828,546.  The Company sold the lay flat hose to BCL for an aggregate purchase price of $828,546.

Pursuant to the guidelines in ASC 840, the gain on the sale of $49,579 is accounted for as a deferred gain in the consolidated balance sheets and amortized on a straight-line basis over the life of the lease.  During the year ended December 31, 2014, $12,395 was recognized as gain on the sale.

The Company paid a total of $32,347 in various financing fees which will be amortized over the life of the capital lease.

On July 10, 2014, the Company entered into a capital lease agreement with Nations Fund I, LLC (“NEF”) to acquire flowback equipment, evaporation units, and generators which will be used in our flowback, evaporation, and portable power service revenue activities, as set out below.

The lease contains a purchase option at the end of the initial 36 month term, granting the Company the right to purchase all equipment covered under the lease for its fair market value.  If the Company does not elect to exercise the purchase option, it may elect to exercise the renewal option for a negotiated renewal term at a periodic rent equal to the fair market rental value of the equipment, as determined at the time of renewal.

Concurrently with the lease transaction, the Company entered into a sale and simultaneous lease transaction with NEF for assets the Company had previously purchased directly from vendors for $1,209,908.  The Company sold the property to NEF for an aggregate purchase price of $1,209,908.

Pursuant to the guidelines in ASC 840, the gain on the sale of $84,804 is accounted for as a deferred gain in the consolidated balance sheets and amortized on a straight-line basis over the life of the lease. During the year ended December 31, 2014, $21,201 was recognized as gain on the sale.

The Company paid a total of $75,000 in various financing fees which will be amortized over the life of the capital lease.

	December 31, 2014	December 31, 2013
Capital lease – lay flat hose, interest at 33.5%, payments of $150,769 per month, terms 24 months	$3,244,976	$ -
Capital lease – flowback, evaporation, and generator equipment, interest at 15.25%, payments of $52,485 per month, terms 36 months	1,908,542	-
Less – lease payments	(1,209,250)	-
	3,944,268	-
Less – current portion of capital lease obligation	(1,637,296)	-
Long-term portion of capital lease obligation	$2,306,972	$ -

A summary of the minimum lease payments for the above leases is shown below:

Lease payments from January 1, 2015 through December 31, 2015	$1,637,296
Lease payments from January 1, 2016 through December 31, 2016	1,393,732
Lease payments from January 1, 2017 through December 31, 2017	913,240
Total	$3,944,268

The summary below shows the activity related to all deferred financing fees related to the capital lease obligations as of December 31, 2014:

Balance at January 1, 2014	$ -
Add: financing fees paid	132,347
Less: amortization of deferred financing costs	(21,394)
110,953
Less: current maturities	(50,850)
Long-term deferred financing costs	$ 60,103

NOTE 8 – NOTES PAYABLE

Notes payable included the following as of December 31:

	2014	2013
Notes payable - related parties:

Secured promissory note to related parties issued on September 24, 2012, bearing interest of 10% per year	$ -	$ 30,926

Secured promissory notes to related parties issued on September 27, 2012 for acquisition of AES, bearing interest of 5% per year and due in quarterly installments	433,333	866,667

Secured promissory notes to related party issued on November 12, 2012 for acquisition of AquaTex, bearing interest of 5% per year and due in quarterly installments	152,625	234,291

	585,958	1,131,884

Less current maturities	(515,000)	(545,926)

Long term debt - related parties, net of current maturities	$ 70,958	$ 585,958

	2014	2013
Notes payable:

Unsecured convertible notes payable issued from October through November 2013, bearing interest of 10% per year	$ -	$ 1,000,000

Secured promissory notes issued on November 12, 2012 for acquisition of AquaTex, bearing interest of 5% per year and due in quarterly installments	158,855	243,855

Promissory note issued on February 27, 2014, bearing interest of 8.5% per year	20,174	-

Promissory note issued on April 18, 2014, bearing interest of 8.49% per year	21,607	-

Promissory note issued on April 18, 2014, bearing interest of 8.49% per year	20,895	-

Secured Term Loan issued on August 12, 2014	11,700,000	-

	11,921,532	1,243,855

Less current maturities	(11,847,676)	(85,000)

Long term debt, net of current maturities	$ 73,856	$ 1,158,855

On September 24, 2012, we issued $300,000 of secured promissory notes to three investors, of which $50,000 was issued to a related party.  The notes bear annual interest of 10%, mature on September 23, 2013 and are secured by Company’s assets.  The notes were issued with 1,800,000 “Class A” warrants which have an exercise price of $0.10 per share and a term of 5 years and 900,000 “Class B” warrants which have an exercise price of $0.10 per share and a term of 5 years. The Class A warrants are exercisable at the date of issuance.  The Class B warrants are exercisable beginning on the one-year anniversary from the issuance date (“Target date”) if the Company’s stock price on or after the Target date through September 24, 2017 is less than $0.20, however, if the Company’s stock price on or after the Target date and through September 24, 2017 is at least $0.20, no shares are issuable under the Class B warrants.  The relative fair value of the

Class A warrants amounting to $105,059 was recognized as a debt discount and is amortized over the term of the notes.  In September 2013, the Class B Warrant did not vest on the Target Date based on the Market Price and were effectively forfeited.  On September 25, 2013 warrant holders exercised warrants to purchase 1,720,000 shares of our common stock for a total consideration of $169,800 which consideration was paid by reduction of indebtedness for each warrant holder by the amount equal to their exercise price under the outstanding note.  The remaining principal balance of $130,200 and accrued interest was paid between September 25, 2013 and February 21, 2014.

In connection with the acquisition of AES, we issued $1,300,000 of subordinated secured promissory notes to the members of AES.  The notes bear annual interest of 5% and are payable in 12 equal quarterly installments beginning on February 1, 2013 and have a maturity date of November 1, 2015.  The notes are secured by the assets of the Company and AES.

On September 23, 2013, the Company entered into an amendment to the secured promissory note of $50,000 dated September 24, 2012, with a related party.  The amendment extended the maturity date from September 24, 3013 to February 23, 2014.  In addition a payment plan was added for $5,000 bi-weekly beginning October 7, 2013 until paid with all accrued interest due on the maturity date.  The Company evaluated the amendment under FASB ASC 470-50 and determined that the modification was not substantial and therefore did not constitute a debt extinguishment.  The note and all accrued interest was paid in full by February 21, 2014.

On November 5, 2012, we and our wholly owned subsidiary AES issued a $600,000 secured promissory note to Reserve Financial Corp. (“RFC”).  The note bears annual interest of 10% and matures on March 30, 2013.  The proceeds were used to purchase certain water transfer assets from Vanderra Resources, LLC (under its Chapter 11 proceeding with the United States Bankruptcy Court for the Northern District of Texas), including trucks, trailers, piping and related equipment. The total purchase price paid for the assets was $586,500. To secure repayment of this note, AES granted Reserve Financial Corp. a first priority security interest in the assets purchased. This note was paid in full on June 27, 2013.

On December 17, 2012, the Company issued a $150,000 secured promissory note to Reserve Financial Corp.  The note bears annual interest of 10% and matures on December 17, 2013.  The Company issued 550,000 warrants in conjunction with the note.  The related fair value of the warrants amounting to $40,098 was recorded as a debt discount and is amortized over the term of the note.  This note was cancelled in exchange for $150,000 of 10% convertible promissory notes issued on October 31, 2013.

On November 12, 2013, in connection with the acquisition of AquaTex we issued $500,000 in 5% subordinated secured promissory notes.  The notes are payable in 12 equal quarterly installments beginning on February 1, 2014 and mature on November 1, 2016.  The Notes are secured by the assets of AquaTex.

From October 31, 2013 through November 30, 2013, we issued 10% convertible promissory notes in the aggregate principal amount of $1,000,000 to ten accredited investors.  We received cash proceeds of $850,000 from the issuance of these notes and $150,000 of these notes were issued in consideration of an investor’s cancellation of an existing promissory note dated December 17, 2012 in the principal amount of $150,000.  The notes had a two year term and are convertible to the Company’s common stock at a fixed conversion price of $0.50 per share.  The Company evaluated whether a beneficial conversion feature exists on the notes and determined that there were none.  On October 31, 2014, all of the holders of the unsecured convertible notes exercised their option to convert the outstanding principal and accrued interest amounts into our common shares (see Note 11).  Since the notes were converted based on their original terms, no gain or loss was recognized upon conversion.

On January 15, 2014, the Company, and its wholly owned subsidiary AES issued a promissory note in the amount of $370,000.  The note is due on July 15, 2014 and bears annual interest of 10%.  The note was issued as consideration to fund a technology licensing fee (see Note 5).  This note and all associated accrued interest was paid in full on July 8, 2014.

On February 17, 2014, the Company issued a promissory note in the amount of $130,000.  The note is due on July 15, 2014 and bears annual interest of 10%.  The proceeds were used for working capital and general corporate purposes. This note and all associated accrued interest were paid in full on July 8, 2014.

On February 27, 2014, the Company’s wholly-owned subsidiary Sage Power Solutions (f/k/a KMHVC, Inc.) entered into a promissory note with a third-party equipment seller for the purchase of equipment.  Sage Power Solutions financed $117,120 of the purchase price and agreed to pay an additional $5,459 in finance charges (equal to 8.5% of the amount financed) for a total amount due under the promissory note of $122,579.  The promissory note is secured by the equipment purchased.  The promissory note is payable in 12 equal monthly installments of $10,215 with the first payment due on March 27, 2014 and the last payment due on February 27, 2015.

On April 18, 2014, the Company’s wholly-owned subsidiary Sage Power Solutions (f/k/a KMHVC, Inc.) entered into a promissory note with a third-party equipment seller for the purchase of equipment.  Sage Power Solutions financed $63,006 of the purchase price and agreed to pay an additional $2,935 in finance charges (equal to 8.5% of the amount financed) for a total amount due under the promissory note of $65,941.  The promissory note is secured by the equipment purchased   The promissory note is payable in 12 equal monthly installments of $5,495 with the first payment due on May 18, 2014 and the last payment due on April 18, 2015.

On April 22, 2014, the Company’s wholly-owned subsidiary AES Water Solutions entered into a promissory note with Texas Mutual Insurance Company for workers’ compensation insurance premiums.  AES Water Solutions financed the full amount of the premiums of $88,900, bearing an annual interest rate of 17% and agreed to pay an additional $3,853 in finance charges for a total amount due under the promissory note of $92,483.  The promissory note is unsecured and is payable in 6 equal monthly installments of $15,342 with the first payment due on May 1, 2014 and the last payment due on October 1, 2014.  This note and all associated accrued interest was paid in full on October 1, 2014.

On April 30, 2014, the Company issued 276,599 common shares with a market value of $149,366 to three related party note holders as partial consideration for notes payable and accrued interest outstanding of $138,303.  The notes payable are not convertible, rather the note holders accepted common shares in lieu of cash for these payments.  A loss on settlement of debt of $11,063 resulting from the transactions was recorded at April 30, 2014.

On May 19, 2014, the Company’s wholly-owned subsidiary Sage Power Solutions (f/k/a KMHVC, Inc.) entered into a promissory note with a third-party equipment seller for the purchase of equipment.  Sage Power Solutions financed $48,906 of the purchase price and agreed to pay an additional $2,278 in finance charges (equal to 8.5% of the amount financed) for a total amount due under the promissory note of $51,184.  The promissory note is secured by the equipment purchased.  The promissory note is payable in 12 equal monthly installments of $4,265 with the first payment due on June 19, 2014 and the last payment due on May 19, 2015.

Heartland Bank Credit Facility

On August 12, 2014, the Company and its wholly-owned subsidiaries (collectively, the “Borrower”) entered a senior secured credit facility (the “Facility”) with Heartland Bank as Agent consisting of (i) a credit agreement (the “Credit Agreement”) with Heartland Bank for a 3-year $12 million term loan (the “Term Loan”) and (ii) an account purchase agreement (the “Purchase Agreement”) with Heartland Bank, as agent for the purchase and sale of approved receivables of Borrower in amounts not to exceed $6 million.  The proceeds of borrowings under the Facility may be used for the payment of a portion of the purchase price for the acquisition of Hamilton Investment Group; the refinance of outstanding debt under Borrower’s prior accounts receivable facility; working capital needs of the Company and its subsidiaries; funding of the debt service reserve account and payment of all costs and expenses arising in connection with the negotiation of the Credit Agreement and related documents.  On the closing date, the Borrower received proceeds of $12 million under the Credit Agreement and approximately $4.65 million under the Purchase Agreement.

Borrowings under the Credit Agreement bear interest at a rate per annum equal to WSJ prime plus a spread that ranges from 5.50% to 8.25% per annum depending on the Borrower’s first lien leverage ratio (provided that at no time shall the WSJ prime be less than 4%).  The Term Loan requires monthly interest payments, quarterly principal payments of

$300,000 and a balloon payment on the August 12, 2017 maturity date.  The Term Loan may be increased by up to an additional $10 million upon request and agreement by the Lenders, but is not a committed amount under the Facility.

Under the Purchase Agreement, all approved receivables will be purchased by the lenders thereunder for the face amount of such receivable less the lender’s 1.50% service charge.  In addition, the Purchase Agreement requires a 10% reserve against receivables purchased, which amount will increase from 25-50% for receivables outstanding past 60-90 days, respectively.  The Lenders have the option under the agreements to require the Borrower to repurchase receivables under certain circumstances. The account purchase facility replaces the Company’s previous senior secured revolving Facility.

The Company evaluated the Purchase Agreement under ASC 860 and determined that related transactions should be accounted for as secured borrowings, the receivables sold under the Purchase Agreement remain as assets of the Company, the service charge under the agreement is included in interest expense, and the reserve established is presented as restricted cash on the Company’s balance sheet.

Both the Credit Agreement and the Purchase Agreement require the Borrower to maintain a fixed charge coverage ratio of not less than 1.2:1.0, a first lien leverage ratio of ranging from 3.0:1.0 during 2014 to 2.75:1.0 -2.25:1.0 during 2015 to 2.0:1.0 beginning in 2016, a EBITDA to Interest Expense ratio ranging from 2.75:1.0 during 2014, 3.75:1.0 during 2015 to 4.75:1.0 beginning in 2016 and a tangible net worth of not less than $1 million for each quarter beginning December 31, 2014.  The Borrower is also required to maintain a debt service reserve account sufficient to pay all debt and interest expense due in the next fiscal quarter.  The restrictive covenants include customary restrictions on the Company’s ability to incur additional debt; make investments; grant or incur liens on assets; sell assets; engage in mergers, consolidations, liquidations or dissolutions; engage in transactions with affiliates; and make dividend payments (although the Borrower is allowed to make dividend payments so long as no event of default will result from such payment or in shares of the Company’s stock).  In addition, the Credit Agreement contains customary representations and warranties, affirmative covenants and events of default.

The Facility is secured by all of the Borrower’s assets as well as a pledge of the Company’s equity in each of its wholly-owned subsidiaries.  The Company paid a cash closing fee of $450,000 to the Lenders and also issued a 4-year warrant to purchase 2.5 million shares of the Company’s common stock with an exercise price $1.00 per share in connection with the Term Loan.  The related fair value of the warrants amounting to $1,293,679 was recorded as a debt discount and is amortized over the term of the note.  The Company relied on the exemption provided by Rule 506 and/or Section 4(2) of the Securities Act of 1933, as amended.

Effective September 15, 2014, the Company and its wholly-owned subsidiaries entered into a First Modification Agreement (the “APA Amendment”) with Heartland Bank, administrative agent, (“Agent”)  wherein the following amendments were made: (i) increase the Facility Limit under the Account Purchase Agreement to $6,600,000 (from $6,000,000); (ii) change the Borrowers’ address and (iii) extend the deadline for Borrower’s delivery of landlord’s consents and waivers to 60-days of the date of the Account Purchase Agreement.

Effective September 15, 2014, the Company and its wholly-owned subsidiaries entered into a First Modification Agreement (the “Term Loan Amendment”) with Agent, wherein amendments were made to (i) change the Borrowers’ address and (ii) extend the deadline for Borrower’s delivery of landlord’s consents and waivers to 60-days of the date of the Account Purchase Agreement.

Effective October 2014, the Company and its wholly owned subsidiaries, as Borrower, entered into a Second Modification Agreement under which the Agent provided consent for Borrower’s sale of certain collateral and as well as certain capital expenditures under an equipment lease.

The Company was not in compliance with certain financial covenants (fixed charge coverage ratio, tangible net worth and first lien leverage ratio) at December 31, 2014.  The table below sets forth the financial covenants the Company is required to maintain under our agreements with Heartland Bank and the Company’s compliance with such covenants at December 31, 2014:

	Required	Actual at 12/31/2014
Fixed Charge Coverage Ratio (greater than)	1.20	1.07
Tangible Net Worth (less than)	$1,000,000	($1,642,339)
Capital Expenditures (less than)	$100,000	$65,000
First Lien Leverage Ratio (less than)	3	3.32
Ratio of EBITDA to Interest Expense (greater than)	2.75	3.31
Debt Service Reserve Account	675,000	675,000

The Company also has reason to believe that it may not be in compliance with the fixed charge coverage ratio and the tangible net worth covenant for the period ended March 31, 2015.  In addition, the Company has certain other technical defaults under its agreements with Heartland Bank.  As of the date hereof, the Company has not received any notice of acceleration from Heartland Bank.  In addition, the Company is in active discussions with Heartland Bank for a waiver of such non-compliance for these period as well as the technical defaults.  There can be no assurance that Heartland Bank will grant a waiver for the period and events referred to above and even if such waiver is granted that the Company will be in compliance with these covenants in future periods or that Heartland will issue a waiver for any future periods in which we are not in compliance with these covenants.  Any failure to comply with the financial covenants under the Heartland Bank agreements could result in the acceleration of all amounts due to Heartland Bank under the line of credit and term loan.  As a result of the default, the outstanding balance of the Term loan was classified as current and the corresponding debt discount and deferred financing fees totaling to $2,613,470 were fully amortized.

A summary of the activity in notes payable for the year ended December 31, 2014 is shown below:

Notes payable - related parties

Balance at January 1, 2014	$ 1,131,884
Less: payments on notes payable	(417,177)
Less: conversions of notes payable to common shares	(128,749)
585,958
Less - current maturities, net - related parties	(515,000)
Long-term notes payable, net December 31, 2014	$ 70,958

Notes payable - third parties

Balance at January 1, 2014	$ 1,243,855
Note issued in consideration for intangible assets	370,000
Notes issued in connection with purchase of property and equipment	229,032
Unsecured promissory notes	130,000
Note issued for financing of insurance premium	88,900
Note issued in conjunction with acquisition	12,000,000
Secured borrowings	6,133,959
Less: payments on notes payable	(1,142,297)
Less: conversions of notes payable to common shares	(1,000,000)
Less: debt discount for warrants issued with acquisition note	(1,293,679)
Less: debt discount for commitment fee	(341,250)
Add: amortization of note discount	1,634,929
18,053,449
Less - current maturities, net - third parties	(17,979,593)
Long-term notes payable, net December 31, 2014	$ 73,856

NOTE 9 – LINE OF CREDIT

On June 26, 2013, our wholly-owned subsidiaries, KMHVC, Inc. and AES (the “Borrower”) entered into a $2 million revolving accounts receivable financing Facility with Rosenthal & Rosenthal (“Rosenthal”).  The financing Facility provides for the Borrower to have access to the lesser of (i) $2 million or (ii) 85% of Net Amount of Eligible Receivables (as defined in the financing agreement).  The financing Facility is paid for by the assignment of the Borrower’s accounts receivable to Rosenthal and is secured by the Borrower’s assets.  The financing Facility has an interest rate of 4.00% in excess of the prime rate reported by the Wall Street Journal per annum.  The interest rate increases to the prime rate plus 7.00% for any borrowings in excess of 85% of the Borrower’s Net Amount of Eligible Receivables.  In addition, the Borrower paid Rosenthal a Facility fee of $30,000 on the closing and an annual fee of $20,000 and a monthly administration fee of $1,000 as well as monthly additional charges of not less than $2,000.  The financing Facility is for an initial term of two-years, expiring on June 30, 2015, and will renew on a year to year basis, unless terminated in accordance with the financing agreement.  If the facility is terminated prior to the first anniversary, Borrower is obligated to pay Rosenthal a fee of 2% of the maximum Facility amount and if terminated after the first anniversary and prior to the second anniversary then Borrower shall pay a fee of 1% of the maximum Facility amount.  We guaranteed repayment of the line of credit, which guaranty is secured by our assets. As such, this transaction does not constitute a sale of receivables.

On November 20, 2013, our wholly-owned subsidiary, AquaTex entered into an Assumption Agreement with Rosenthal & Rosenthal, Inc. under which AquaTex became an additional borrower under the financing Facility with Rosenthal.  In connection with AquaTex becoming an additional borrower under the Facility, Rosenthal increased the maximum amount available under the Facility to $3 million.  In January 2014, Rosenthal increased the maximum amount available under the Facility to $4 million.  In April 2014, Rosenthal increased the maximum amount available under the Facility to $5 million. Pursuant to the terms of the financing Facility, the Company was required to maintain at the end of each quarter, tangible net worth in an amount not less than negative $1,000,000 and working capital of not less than negative $2,000,000.

On March 26, 2014, the Company’s wholly-owned subsidiaries, AquaTex, AES, and STP entered into a waiver and amendment agreement with Rosenthal & Rosenthal, Inc. under which Rosenthal waived our non- compliance with the covenant to maintain working capital of not less than negative $2,000,000 for the period ended December 31, 2013. Additionally, Section 6.10 of our Financing Agreement with Rosenthal & Rosenthal, Inc. was amended to provide that we are required to maintain working capital of not less than negative $4,500,000 in future periods.  As of June 30, 2014, the Company was in compliance with all of its financial covenants.

During the year ended December 31, 2014, the Company made draws, net of expenses of $2,073,328.

On August 12, 2014, the balance of $4,752,317 on the line of credit was paid off using proceeds from the Heartland Credit Facility (see Note 8).

The Company paid a total of $54,167 in various financing fees related to the line of credit during the current period which were fully amortized as of August 12, 2014 due to the closing of the line of credit.

The summary below shows the activity related to all deferred financing fees related to the line of credit as of December 31, 2014:

Balance at January 1, 2014	$ 53,490
Add: financing fees paid	54,167
Less: amortization of deferred financing costs	(107,657)
-
Less: current maturities	-
Long-term deferred financing costs	$ -

NOTE 10 – PREFERRED STOCK

From June 21, 2014 through July 8, 2014, we sold 4,000 shares of Series A Convertible Preferred Stock at a price of $1,000 per unit for $4,000,000. Each unit consists of (i) 1 share of our Series A Convertible Preferred Stock immediately convertible into a number of shares of our common stock equal to the quotient of $1,000 divided by the conversion price then in effect, which is initially $0.70, and (ii) common stock purchase warrants to purchase 500 common shares at an exercise price of $1.00 and a term of 3 years.  The Series A Convertible Preferred Stock and warrants contain standard piggy back registration rights.

The Company evaluated the embedded conversion option of the preferred stock under FASB ASC 815-15 and determined that it is clearly and closely related to the host contract, the preferred stock, and does not require to be bifurcated.  The Company evaluated the preferred stock for a beneficial conversion feature under FASB ASC 470-20 and determined that a beneficial conversion feature of $720,424 existed which has been fully recognized as a deemed dividend to the preferred shareholders.

The Company incurred issuance costs of $242,700 for broker fees related to the preferred share offering during the year ended December 31, 2014.

Pursuant to the terms of the Series A Certificate of Designation, each share of Series A Preferred: (i) is entitled to receive cumulative cash dividends at an annual rate of 10% out of any funds and assets of the Company legally available therefore, prior and in preference to any declaration or payment of any dividend payable on the Common Stock, payable quarterly; (ii) is convertible into a number of shares of common stock equal to the quotient of $1,000 divided by the conversion price then in effect, which is initially $0.70; (iii) votes generally with the common stock on an as-converted basis on all matters, other than those matters on which the Series A Preferred is entitled to vote as a separate class by law or as set forth in the Series A Certificate of Designation; (iv) is senior to the common stock upon a liquidation of the Company; (v) is automatically converted into common stock at the then applicable conversion price: (A) (1) if the underlying conversion shares are registered or such conversion shares are eligible for resale under Rule 144 under the Securities Act of 1933 and (2) Company’s stock price is at least $1.60 for 40 trading days during a 60 trading day period with average daily volume of at least 50,000 shares during those 40 trading days; (B) upon the written consent of the holders of 50% of the Series A Preferred, or, (C) on June 30, 2017; and (vi) is entitled to anti-dilution adjustments in the event of a dividend, stock split, reclassification, reorganization, consolidation or merger.  As of December 31, 2014, cumulative dividends in arrears were $103,736 in total and $27.66 per share of Preferred Series A Stock outstanding.

On December 8, 2014, one of the preferred shareholders converted 50 shares of their Series A Preferred Stock into 71,429 shares of common stock.

On December 19, 2014, three of the preferred shareholders converted 200 shares of their Series A Preferred Stock into 285,716 shares of common stock.

NOTE 11 – COMMON STOCK

On January 10, 2013 and pursuant to the December 7, 2012 agreement with Power Reserve Corp. (“PRC”) the Company issued 350,000 shares of common stock to PRC as a prepayment toward future lease payments.  The shares were valued at $31,500 and are reported as deposits in the consolidated balance sheets.

On March 4, 2013, a warrant holder exercised warrants to purchase 375,000 common shares at an exercise price of $0.05, for total proceeds of $18,750.

On May 23, 2013, a warrant holder exercised warrants to purchase 300,000 common shares at an exercise price of $0.10, for total proceeds of $30,000.

In connection with the acquisition of AES, the Company entered into a consulting agreement for business development advisory services in which the consultant would be issued up to a maximum of 750,000 common shares if AES met certain performance targets.  These performance targets were met and as such, on May 31, 2013, the Company issued 750,000 common shares to the consultant.  The shares were recorded at their fair value of $150,000.  The Company recognized a loss on extinguishment of this liability of $87,000 which is the difference between the liability accrued of$63,000 and the fair value of the stock.

On June 3, 2013, a warrant holder exercised warrants to purchase 25,000 common shares at an exercise price of $0.05, for total proceeds of $1,250.

On June 21, 2013, the Company issued 70,000 common shares for consulting services. The Company recognized a loss on extinguishment of liability of $9,297 which is the difference between the liability accrued of $7,503 and the fair value of the shares of $16,800.

On September 25, 2013, two warrant holders’ exercised warrants to purchase 1,720,000 shares of our common stock for a total consideration of $169,800.

In connection with the acquisition of AquaTex, we issued 1,443,696 shares of the Company’s common stock which was valued at $548,604.

On December 6, 2013, the Company issued 50,000 common shares for consulting services in connection with the acquisition of AquaTex.  The shares were valued at $28,000.

On December 13, 2013, an officer exercised 40,000 options using the cashless provision of the option agreement for net shares issued of 23,333.

On January 7, 2014, the Company issued 25,000 shares of its common stock to one of our directors upon exercise of outstanding warrants.  The Company received $6,250 in proceeds from the exercise of the warrant, which proceeds were used for working capital and general corporate purposes.

On January 23, 2014, the Company issued 59,210 shares of our common stock upon exercise of outstanding warrants.  The warrant was issued to purchase 125,000 shares and was exercised in full on a cashless basis and accordingly 65,790 shares were withheld by the Company at the market price of $0.57 per share less the exercise price of $0.30 per share to fund the exercise price.

On January 23, 2014, the Company issued 58,035 shares of our common stock upon exercise of outstanding warrants.  The warrant was issued to purchase 125,000 shares and was exercised in full on a cashless basis and accordingly 66,965 shares were withheld by the Company at the market price of $0.56 per share less the exercise price of $0.30 per share to fund the exercise price.

On January 30, 2014, the Company issued 25,000 shares of its common stock upon exercise of outstanding warrants.  We received $6,250 in proceeds from the exercise of the warrant, which proceeds were used for working capital and general corporate purposes.

On April 25, 2014, the Company entered into an investor relations consulting agreement pursuant to which the Company agreed to issue 250,000 shares of its common stock to a consultant in consideration of services rendered under the agreement.  The fair value of the shares issued of $133,000 was recognized as stock compensation expense during the year ended December 31, 2014.

On April 30, 2014, the Company issued an aggregate of 276,599 shares of its common stock for the conversion of notes payable and accrued interest totaling to $138,303.  The Company recognized a loss on debt conversion for the year ended December 31, 2014 of $11,063.

On May 29, 2014, the Company issued 500,000 shares of its common stock to one of our directors upon exercise of his outstanding stock options.  The Company received $75,000 in proceeds from the exercise of the stock options, which proceeds were used for working capital and general corporate purposes.

In connection with the acquisition of Hamilton (see Note 3), the Company issued 3,523,554 common shares to the members of HIG pursuant to the terms of the Purchase Agreement.  The fair value of the shares was recorded at $2,219,839 as determined based on the market value of our common stock.

On October 31, 2014, all of the holders of the Company’s existing unsecured convertible notes exercised their option to convert the outstanding principal and accrued interest amounts into our common shares at the fixed conversion price of $0.50 per share.  The aggregate principal and accrued interest totaling to $1,025,000 was converted to 2,050,000 common shares.

On December 8, 2014, the Company issued 71,429 shares of common stock for the conversion of 50 shares of the Series A Preferred Stock, pursuant to the terms of the Series A Certificate of Designation.

On December 9, 2014 the Company issued 95,456 shares of its common stock to our chief financial officer for $50,000. The proceeds were used for working capital and general corporate purposes.

On December 19, 2014, the Company issued 285,716 shares of common stock for the conversion of 200 shares of the Series A Preferred Stock, pursuant to the terms of the Series A Certificate of Designation.

NOTE 12 – STOCK OPTIONS AND WARRANTS

Stock options

HII currently has two stock option plans: (a) the 2005 Stock Incentive Plan reserved 10,000,000 common shares and 8,615,140 stock options have been granted through December 31, 2014 and 153,000 options are outstanding at December 31, 2014, and (b) the 2012 Stock Incentive Plan reserved 10,000,000 common shares and 3,300,000 stock options have been granted through December 31, 2014 and 2,800,000 options are outstanding at December 31, 2014.

During the year ended December 31, 2014, 500,000 options were exercised and no options expired.

During the year ended December 31, 2014, 1,364,000 options were granted to employees and valued at $524,698 using the Black-Scholes pricing model.  The 1,364,000 options vest over a period of 36 months.

Significant assumptions used in the valuation include the following:

Expected term                       5 years

Expected volatility             162.35% - 186.00%

Risk free interest rate          1.58% - 2.13%

Expected dividend yield            0.00%

During the year ended December 31, 2014, 100,000 options were granted to two directors and valued at $50,972 using the Black-Scholes pricing model.  The 100,000 options vest over a 12 month period.

Significant assumptions used in the valuation include the following:

Expected term                       5 years

Expected volatility                185.66%

Risk free interest rate              1.46%

Expected dividend yield            0.00%

Stock compensation expense recognized for the year ended December 31, 2014 related to the above options including those issued in the prior year amounted to $236,085. Unrecognized compensation cost as of December 31, 2014 of $503,550 is expected to be recognized over a period of 2.83 years.

Warrants

From June 21, 2014 to July 8, 2014, 2,000,000 warrants were issued in conjunction to the Series A Preferred Stock subscriptions to accredited investors (see Note 10) and valued at $908,059 using the Black-Scholes pricing model.  The 2,000,000 warrants are immediately exercisable.  The fair value of the warrants is included in additional paid in capital.

Significant assumptions used in the valuation include the following:

Expected term                       3 years

Expected volatility                173.03%

Risk free interest rate              0.88%

Expected dividend yield           0.00%

On June 30, 2014, 50,000 warrants were issued in conjunction with the capital lease transaction disclosed above (see Note 7) and valued at $31,788 using the Black-Scholes pricing model.  The 50,000 warrants only vest if the Company elects to exercise the purchase option prior to the end of the lease term, and, therefore, the fair value was not recorded. The warrants have an exercise price of $0.65 and a 5 year term.

Significant assumptions used in the valuation include the following:

Expected term                       5 years

Expected volatility                173.03%

Risk free interest rate              0.88%

Expected dividend yield           0.00%

On August 12, 2014, 2,500,000 warrants were issued in conjunction with the Heartland Term Loan transaction disclosed above (see Note 8) and valued at $1,293,679 using the Black-Scholes pricing model.  The 2,500,000 warrants are immediately exercisable.  The relative fair value of the warrants is recorded as a debt discount and amortized over the life of the Heartland Term Loan. The warrants have an exercise price of $1.00 and a 4 year term.

Significant assumptions used in the valuation include the following:

Expected term                       4 years

Expected volatility                169.51%

Risk free interest rate              1.63%

Expected dividend yield           0.00%

During the year ended December 31, 2014, 50,000 warrants were exercised for cash and 250,000 warrants were exercised on a cashless basis (see Note 11).

A summary of activity in options and warrants is as follows:

	Options	Weighted Average Remaining Life	Weighted Average Exercise Price	Aggregate Intrinsic Value	Warrants	Weighted Average Remaining Life	Weighted Average Exercise Price	Aggregate Intrinsic Value

Outstanding at December 31, 2013	1,989,000	4.19	$ 0.17	$701,345	1,528,000	2.51	$ 0.14	$ 590,680

Year ended December 31, 2014:
Granted	1,464,000		0.60		4,550,000		1.00
Exercised	(500,000)		0.15		(300,000)		0.29
Forfeited and cancelled	-				-

Outstanding at December 31, 2014	2,953,000	4.22	$ 0.42	$543,625	5,778,000	2.91	$ 0.81	$ 545,230

NOTE 13 – RELATED PARTY TRANSACTIONS

During the year ended December 31, 2014, a member of the Board provided cash advances to the Company totaling $75,000.  The Company made repayments of $50,000 resulting in an outstanding balance of $183,000 as of December 31, 2014.  The outstanding amount is included in accounts payable and other liabilities - related parties in the consolidated balance sheets.

In connection with the acquisition of Hamilton (see Note 3), the Company incurred a working capital adjustment due to the former members of Hamilton in the amount of $2,428,871 for working capital in excess of the stock purchase agreement requirement at the acquisition date.  The outstanding amount as of December 31, 2014 is included in accounts payable and other liabilities – related parties in the consolidated balance sheets.

On December 9, 2014, the Company’s chief financial officer purchased 95,456 shares of the Company’s common stock for an aggregate purchase price of $50,000.

Effective August 12, 2014, Hamilton Investment Group and HII Technologies, Inc. entered into an agreement with S&M Assets, LLC, an entity controlled by the president of Hamilton Investment Group, a frac water business and our wholly-owned subsidiary.  Under the agreement, we and Hamilton Investment Group agreed to purchase of 13 ½ miles of 10” and 12” layflat hose and aluminum pipe for $1,516,000 on or before August 12, 2015.  The purchase price will be offset by any amounts paid in excess of $100,000 under the equipment lease with S&M Assets referred to below.

Effective August 12, 2014, Hamilton Investment Group and HII Technologies Inc. entered into an equipment lease with S&M Assets, LLC for the equipment for 13 ½ miles of 10” and 12” layflat hose and aluminum pipe for a flat fee of $10,000 per month.  This equipment will be leased until purchased on the terms set forth above.  The president of Hamilton Investment Group, our wholly-owned subsidiary controls S&M Assets LLC.

Effective August 12, 2014, Hamilton Investment Group entered into a 3-year property lease with S & M Assets, LLC for the premises located at 4564 E Hwy 105, Guthrie, Oklahoma at a rate of $4,500 per month.  The president of Hamilton Investment Group, our wholly-owned subsidiary controls S&M Assets LLC.

Effective August 12, 2014 Hamilton Investment Group entered into a 6-month property lease for the premises located at 210 N. Buffalo Ave, Guthrie OK from Craig Hamilton, son of  the president of Hamilton Investment Group, our wholly-owned subsidiary, at rate of $850  per month.

Effective August 12, 2014, Hamilton Investment Group entered into a 3-year property lease with S&M Assets, LLC for the premises located at 37920 CRE1710, Colgate, Oklahoma at a rate of $1,500 per month.  The president of Hamilton Investment Group, our wholly-owned subsidiary controls S&M Assets LLC.

NOTE 14 – INCOME TAXES

HII uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes.  HII has incurred significant net losses in past years and, therefore, has no tax liability.

During the year ended December 31, 2014, the Company recognized a tax benefit of $5,639,233 related to the reversal of a portion of the full valuation allowance recorded on the deferred tax asset resulting from cumulative net operating loss carryforwards as a result of the acquisition of Hamilton on August 12, 2014. Management’s analysis of the future use of the currently existing cumulative net operating loss carryforwards determined that it is more likely than not that a portion will be utilized prior to expiration.  Accordingly, the valuation allowance on the deferred tax asset was reduced during the year ended December 31, 2014, and a tax benefit recognized.

The Company has evaluated the deferred income taxes with regards to Section 382 of the Internal Revenue Code and has determined no limitations on the use of net operating loss carryforwards exist at September 30, 2014.

The Company reported no uncertain tax liability as of December 31, 2014 and expects no significant change to the uncertain tax liability over the next twelve months.

The cumulative net operating loss carryforward is approximately $35,350,722 and $28,440,000 at December 31, 2014 and 2013, respectively, and will expire in the years 2022 through 2033.

	December 31, 2014	December 31, 2013

Deferred tax asset	$ 12,372,753	$ 9,954,000
Valuation of allowance	(6,733,520)	(9,954,000)

Net deferred tax asset	$ 5,639,233	$ -

A reconciliation of the expected US tax (benefit) / expense to income taxes is as follows:

	12/31/2014
Expected tax expense/(benefit) at US Statutory rate	(2,733,298)	35.0%

Meals and entertainment	7,906	-0.1%
Stock for Services	(129,180)	1.7%
2013 Return to Provision	123,640	-1.6%
State tax, net of federal benefit	146,161	-1.9%
Change in valuation allowance	(2,829,599)	36.2%
Total Income Tax Expense	(5,414,370)	69.3%

NOTE 15 – COMMITMENTS AND CONTINGENCIES

Future maturities of debt and required payments under capital and operating leases as of December 31, 2014 are as follows:

	Debt	Capital Leases	Operating Leases
2015	$ 3,204,034	$ 2,441,542	$ 3,751,512
2016	2,583,432	1,687,699	2,692,735
2017	10,124,710	1,044,927	1,585,859
2018	-	-	292,098
2019	-	-	73,175

Totals	$ 15,912,176	$ 5,174,168	$ 8,395,379

Litigation

From time to time, HII may be subject to routine litigation, claims, or disputes in the ordinary course of business.  In the opinion of management; no pending or known threatened claims, actions or proceedings against HII are expected to have a material adverse effect on HII’s consolidated financial position, results of operations or cash flows. HII cannot predict with certainty, however, the outcome or effect of any of the litigation or investigatory matters specifically described above or any other pending litigation or claims.  There can be no assurance as to the ultimate outcome of any lawsuits and investigations.

Leases

The Company has entered into various operating leases for office and storage facilities for terms ranging from month to month to six months.  Rent expense for years ended December 31, 2014 and 2013 for these leases amounted to $221,993 and $118,156, respectively.

On December 7, 2012, as amended on July 19, 2013 and October 24, 2014, the Company's subsidiary, STP, entered into a strategic alliance agreement with PRC for an operating lease of equipment.  Under the agreement, PRC agreed to fund the purchase of generators, light towers and related equipment for STP's rental fleet.  Under the agreement, STP's monthly lease payment to PRC was calculated as 50% of monthly rental revenue earned on the leased PRC equipment, and was amended in October 2014 to change the monthly lease payment to $45,000.  The lease effectively started in January 2013, and in January 2013 the Company issued 350,000 shares of common stock as a deposit for future lease payments.  During the years ended December 31, 2014 and 2013, STP recognized $549,624 and $274,015 in lease expense, respectively.

In January 2013, the Company entered into a master lease agreement with Enterprise Leasing Company (“Enterprise”) for its rolling stock which is being accounted for as an operating lease.  As of December 31, 2014 the Company leases 102 vehicles and 55 trailers under this master lease with monthly lease payments totaling approximately $123,570.  Seven of the leased vehicles resulted from a sale/leaseback transaction with Enterprise in January 2013 where Enterprise purchased seven vehicles from the Company for $87,375 resulting in a net loss of $11,773. $2,133 of the loss was recognized immediately and the remainder is being amortized over the life of each respective lease.

On May 17, 2013, the Company’s subsidiary, AES Water Solutions, entered into a lease agreement with Power Reserve Corp (“PRC”) to acquire lay flat hose and related equipment, which will be used in our frac water transfer service revenue activities, which is being accounted for as an operating lease. Under the agreement, the monthly lease payment to PRC is $50,000.  The lease has an initial term of 12 months, with an option to extend for two additional one year terms. During the year ended December 31, 2014, we recognized $600,000 in lease expense.

On January 1, 2014, the Company’s subsidiary, AES Water Solutions, entered into a lease agreement with Power Reserve Corp (“PRC”) to acquire lay flat hose and related equipment, which will be used in our frac water transfer service revenue activities, which is being accounted for as an operating lease.  Under the agreement, the monthly lease payment to PRC is $20,000, and the lease has a term of 30 months.  During the year ended December 31, 2014, we recognized $240,000 in lease expense.

On August 29, 2014, the Company, entered into a lease agreement with Power Reserve Corp (“PRC”) to acquire lay flat hose and related equipment, which will be used in our frac water transfer service revenue activities, which is being accounted for as an operating lease.  Under the agreement, the monthly lease payment to PRC is $30,000, and the lease has a term of 6 months.  During the year ended December 31, 2014, we recognized $120,000 in lease expense.

On December 15, 2014, the Company's subsidiary, STP, entered into a lease agreement with Nations Fund I, LLC (“NEF”) to acquire generators and trailers which will be used in our portable power service revenue activities, which is being accounted for as an operating lease.  Under the agreement, the monthly lease payment to NEF is $30,228.  The lease effectively started in January 2015 for a term of 36 months.  During the year ended December 31, 2014, STP recognized $13,074 in lease expense for interim lease payments prior to the effective commencement date of the base lease term.

NOTE 16 – SUBSEQUENT EVENTS

From January 21, 2015 through March 20, 2015, the Company issued 1,228,572 shares of common stock for the conversion of 860 shares of the Series A Preferred Stock, pursuant to the terms of the Series A Certificate of Designation.

On January 21, 2015, 200,000 options were granted to three directors and valued at $73,589 using the Black-Scholes pricing model.  The 200,000 options vest over a 12 month period.

Significant assumptions used in the valuation include the following:

Expected term                       5 years

Expected volatility                161.31%

Risk free interest rate              1.35%

Expected dividend yield           0.00%

On January 30, 2015, 800,000 options were granted to an officer and valued at $349,610 using the Black-Scholes pricing model.  Of the total 800,000 options, 500,000 options vest immediately, 100,000 options vest upon the first fiscal quarter after date of grant in which the Company has positive net income, 100,000 options vest upon the second fiscal quarter after date of grant in which the Company has positive net income, and 100,000 options vest upon the third fiscal quarter after date of grant in which the Company has positive net income.

Significant assumptions used in the valuation include the following:

Expected term                       5 years

Expected volatility                160.64%

Risk free interest rate              1.18%

Expected dividend yield           0.00%

On February 18, 2015, a warrant holder exercised 400,000 warrants using the cashless provision of the warrant agreement for net shares issued of 359,153.

HII TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
	March 31	December 31
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$ 1,069,524	$ 1,330,507
Restricted cash	1,886,887	1,666,652
Accounts receivable, net of allowance of $517,224 and $291,672	9,789,147	10,529,742
Note receivable	290,000	290,000
Current portion of deferred financing costs	50,850	50,850
Prepaid expense and other current assets	258,348	168,916

Total current assets	13,344,756	14,036,667

Property and equipment, net of accumulated depreciation of $1,640,100 and $1,100,274	8,291,079	8,909,483
Assets under capital lease, net	4,442,756	4,673,166
Deposits	259,963	257,723
Deferred financing costs, net of current portion	47,390	60,103
Intangible assets, net of accumulated amortization and impairment of $2,651,704 and $2,642,454	325,296	334,546
Deferred tax asset	5,639,233	5,639,233
Goodwill	4,675,820	4,675,820

Total assets	$ 37,026,293	$ 38,586,741

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 5,932,445	$ 4,357,868
Accounts payable and other liabilities, related parties	2,611,871	2,611,871
Accrued expenses and other liabilities	1,727,539	1,692,121
Secured borrowings	6,550,051	6,131,917
Current portion of capital lease obligation	1,758,320	1,637,296
Current portion of notes payable - related parties	515,000	515,000
Current portion of secured notes payable	1,298,920	11,847,676

Total current liabilities	20,394,146	28,793,749

Long term liabilities:
Capital lease obligation, net of current portion	1,817,621	2,306,972
Notes payable - secured, net of current portion	10,262,856	73,856
Notes payable - related parties net of current portion	70,958	70,958

Total liabilities	32,545,581	31,245,535

Commitments and contingencies	-	-

Stockholders' equity
Preferred stock, $.001 par value, 10,000,000 shares authorized,
Series A Convertible Preferred stock, $1,000 stated value, 4,000 shares
authorized, 2,890 and 3,750 shares issued and outstanding	2,203,883	2,848,093
Common stock, $.001 par value, 250,000,000 shares authorized,
57,232,436 and 55,644,711 shares issued and outstanding	57,231	55,644
Additional paid-in-capital	35,130,210	34,217,479
Accumulated deficit	(32,910,612)	(29,780,010)

Total stockholders' equity	4,480,712	7,341,206

Total liabilities and stockholders' equity	$ 37,026,293	$ 38,586,741

See accompanying notes to unaudited consolidated financial statements

HII TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the three months ended March 31, 2015 and 2014
(unaudited)

	2015	2014

REVENUES	$ 8,503,232	$ 7,505,061

COST OF REVENUES	8,047,857	5,464,794

GROSS PROFIT	455,375	2,040,267

OPERATING EXPENSES:
Selling, general and administrative	2,414,558	1,905,504
Bad debt expense	289,553	-

Total operating expenses	2,704,111	1,905,504

INCOME (LOSS) FROM OPERATIONS	(2,248,736)	134,763

OTHER EXPENSE
Interest expense, net	(778,545)	(139,810)

NET LOSS BEFORE INCOME TAXES	(3,027,281)	(5,047)

PROVISION FOR INCOME TAXES
Current	(103,321)	(19,804)

NET LOSS	$ (3,130,602)	$ (24,851)

CUMULATIVE DIVIDEND	(72,250)	-

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$ (3,202,852)	$ (24,851)

BASIC AND DILUTED EARNINGS PER COMMON SHARE
Basic net income (loss) per share	$ (0.06)	$ (0.00)

Weighted average shares outstanding-Basic and Diluted	56,492,134	44,558,106

See accompanying notes to unaudited consolidated financial statements

HII TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
For the three months ended March 31, 2015
(unaudited)

					Additional
	Preferred Stock		Common Stock		Paid-In	Accumulated
	Shares	Stated	Shares	Par	Capital	Deficit	Total

Balances at December 31, 2014	3,750	$2,848,093	55,644,711	$55,644	$34,217,479	$(29,780,010)	$7,341,206

Warrants exercised using cashless provision	-	-	359,153	359	(359)	-	-
Series A Preferred shares converted to common shares	(860)	(644,210)	1,228,572	1,228	642,982	-	-
Stock options issued for services	-	-	-	-	270,108		270,108
Net loss	-	-	-	-	-	(3,130,602)	(3,130,602)

Balances at March 31, 2015	2,890	$2,203,883	57,232,436	$57,231	$35,130,210	$(32,910,612)	$4,480,712

See accompanying notes to unaudited consolidated financial statements

HII TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the three months ended March 31, 2015 and 2014
(unaudited)
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (3,130,602)	$ (24,851)
Adjustments to reconcile net loss to net
cash used in operating activities:
Amortization of deferred finance costs	12,712	18,859
Stock-based compensation	270,108	54,440
Depreciation and amortization	780,589	123,580
Bad debt expense	289,553	-
(Gain) loss on asset sale	(17,140)	8,275
Changes in:
Accounts receivable	451,042	(2,785,573)
Prepaid expense and other current assets	(76,394)	(48,857)
Other assets	(2,240)	-
Accounts payable	1,942,327	1,214,754
Accounts payable and other liabilities - related parties	-	75,000
Accrued expenses and other liabilities	35,417	684,210
Net cash provided by (used in) operating activities	555,372	(680,163)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash received from the sale of property and equipment	11,000	-
Cash paid for purchase of property and equipment	(297,173)	(1,086,222)
Net cash used in investing activities	(286,173)	(1,086,222)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of warrants and options	-	12,500
Payments for deferred financing costs	-	(4,167)
Proceeds from notes payable	-	130,000
Proceeds from line of credit, net	-	1,009,142
Proceeds from secured borrowings, net	197,900	-
Payments on notes payable	(359,756)	(190,378)
Payments on capital lease obligation	(368,326)	-
Net cash provided by (used in) financing activities	(530,182)	957,097

NET DECREASE IN CASH AND CASH
EQUIVALENTS	(260,983)	(809,288)

CASH AND CASH EQUIVALENTS, beginning of period	1,330,507	866,035

CASH AND CASH EQUIVALENTS, end of period	$ 1,069,524	$ 56,747

Supplemental disclosures:
Cash paid for income taxes	$ 54,687	$ -
Cash paid for interest	$ 689,288	$ 115,634

Noncash investing and financing activities
Notes issued in consideration for property and equipment	-	117,120
Notes issued in consideration for intangible assets	-	370,000
Cashless exercise of warrants	359	117
Restricted cash reserve account paid directly from secured borrowings	220,234	-
Common shares issued for conversion of Preferred Series A shares	644,210	-
Equipment sold through sale-leaseback	367,748	-

See accompanying notes to unaudited consolidated financial statements

HII TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENT

(unaudited)

NOTE 1 – BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying unaudited interim consolidated financial statements of HII Technologies, Inc. (“we”, “our”, “HII” or the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission, and should be read in conjunction with the audited consolidated financial statements and notes thereto for the years ended December 31, 2014 and 2013 contained in HII Technologies’ Form 10-K originally filed with the Securities and Exchange Commission on April 16, 2015. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the consolidated financial statements which would substantially duplicate the disclosures contained in the audited consolidated financial statements for years ended December 31, 2014 and 2013 as reported in the Company’s Form 10-K have been omitted.

Principles of consolidation

The consolidated financial statements include the accounts of HII and its wholly-owned subsidiaries Apache Energy Services, LLC, a Nevada limited liability company (dba’s “AES Water Solutions” and “AES Safety Services”, herein “AES”), Aqua Handling of Texas, LLC, a Texas limited liability company (dba “AquaTex”), Hamilton Investment Group, Inc. (“Hamilton”) and Sage Power Solutions, Inc., a Texas corporation (f/k/a KMHVC, Inc., dba “South Texas Power” and “STP”). Significant inter-company accounts and transactions have been eliminated.

Reclassifications

Certain amounts in the consolidated financial statements of the prior year have been reclassified to conform to the presentation of the current year for comparative purposes.

Going Concern

As disclosed in the audited consolidated financial statements and notes thereto for the years ended December 31, 2014 and 2013 contained in HII Technologies’ Form 10-K, factors existed at December 31, 2014 that raised substantial doubt with regards to the Company’s ability to continue as a going concern for a reasonable period of time including the failure to comply with the financial covenants under the Heartland Bank agreements as of December 31, 2014, which could have resulted in the acceleration of amounts due to Heartland Bank under the line of  credit and term loan. The Company believes these factors are resolved as of the date of issuance of this Form 10-Q due to the Company entering into the Third Modification and Waiver Agreement with Heartland Bank and the proceeds received from the issuance of the Preferred Series B Convertible Stock (see Note 6). As a result, the non-current portion of the Heartland Term Loan has been reclassified and presented as a long term liability in the unaudited financial statements as of March 31, 2015.

Recently adopted accounting standards

In April 2015, the Financial Accounting Standards Board (“FASB”) issued ASU 2015-03, “Simplifying the Presentation of Debt Issuance Costs.” This ASU requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The amendments in this ASU are effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. The standard requires a retrospective application in order to reflect the period-specific effects of applying the new guidance. The Company is evaluating the impact of the adoption of this ASU on the Company’s Consolidated Financial Statements.

NOTE 2 – NOTES PAYABLE

A summary of the activity in notes payable for the three months ended March 31, 2015 is shown below:

Notes payable - related parties

Balance at January 1, 2015	$ 585,958
Less: payments on notes payable	-
585,958
Less - current maturities, net - related parties	(515,000)
Long-term notes payable, net March 31, 2015	$ 70,958

Notes payable - third parties

Balance at January 1, 2015	$ 18,053,449
Net proceeds from secured borrowings	418,134
Less: payments on notes payable	(359,756)
18,111,827
Less - current maturities, net - third parties	(7,848,971)
Long-term notes payable, net March 31, 2015	$ 10,262,856

NOTE 3 – PREFERRED STOCK

On January 21, 2015, one of the preferred shareholders converted 250 shares of their Series A Preferred Stock into 357,142 shares of common stock.

On February 11, 2015, two of the preferred shareholders converted 360 shares of their Series A Preferred Stock into 514,285 shares of common stock.

On February 19, 2015, four of the preferred shareholders converted 200 of their Series A Preferred Stock into 285,716 shares of common stock.

On March 20, 2015, one of the preferred shareholders converted 50 of their Series A Preferred Stock into 71,429 shares of common stock.

NOTE 4 – COMMON STOCK

On January 21, 2015, the Company issued 357,142 shares of common stock for the conversion of 250 shares of the Series A Preferred Stock, pursuant to the terms of the Series A Certificate of Designation.

On February 11, 2015, the Company issued 514,285 shares of common stock for the conversion of 360 shares of the Series A Preferred Stock, pursuant to the terms of the Series A Certificate of Designation.

On February 18, 2015, the Company issued 359,153 shares of our common stock upon exercise of outstanding warrants. The warrant was issued to purchase 400,000 shares and was exercised in full on a cashless basis and accordingly 40,847 shares were withheld by the Company at the market price of $0.5386 per share less the exercise price of $0.055 per share to fund the exercise price.

On February 19, 2015, the Company issued 285,716 shares of common stock for the conversion of 200 shares of the Series A Preferred Stock, pursuant to the terms of the Series A Certificate of Designation.

On March 20, 2015, the Company issued 71,429 shares of common stock for the conversion of 50 shares of the Series A Preferred Stock, pursuant to the terms of the Series A Certificate of Designation.

NOTE 5 – STOCK OPTIONS AND WARRANTS

Stock options

HII currently has two stock option plans: (a) the 2005 Stock Incentive Plan reserved 10,000,000 common shares and 8,615,140 stock options have been granted through March 31, 2015 and 153,000 options are outstanding at March 31, 2015, and (b) the 2012 Stock Incentive Plan reserved 10,000,000 common shares and 4,300,000 stock options have been granted through March 31, 2015 and 3,800,000 options are outstanding at March 31, 2015.

During the quarter ended March 31, 2015, no options were exercised or expired.

During the quarter ended March 31, 2015, 800,000 options were granted to an officer and valued at $272,856 using the Black-Scholes pricing model. 500,000 options vest immediately and 300,000 options vest in three equal tranches over sequential quarters with net income.

Significant assumptions used in the valuation include the following:

Expected term 2.5 years

Expected volatility 117.09%

Risk free interest rate 0.77%

Expected dividend yield 0.00%

Expected term 3.25 years

Expected volatility 160.52%

Risk free interest rate 0.77%

Expected dividend yield 0.00%

During the quarter ended March 31, 2015, 200,000 options were granted to directors and valued at $73,589 using the Black-Scholes pricing model. The options vest over a period of 12 months.

Significant assumptions used in the valuation include the following:

Expected term 5 years

Expected volatility 161.31%

Risk free interest rate 1.35%

Expected dividend yield 0.00%

Warrants

During the quarter ended March 31, 2015, no warrants were issued and 400,000 warrants were exercised on a cashless basis (see Note 4).

A summary of activity in options and warrants is as follows:

	Options	Weighted Average Remaining Life	Weighted Average Exercise Price	Aggregate Intrinsic Value	Warrants	Weighted Average Remaining Life	Weighted Average Exercise Price	Aggregate Intrinsic Value

Outstanding at December 31, 2014	2,953,000	4.22	$ 0.42	$543,625	5,778,000	2.91	$ 0.81	$545,230

Three months ended March 31, 2015:
Granted	1,000,000		0.45		-
Exercised	-				(400,000)		$ 0.06
Forfeited and cancelled	-				-

Outstanding at March 31, 2015	3,953,000	4.32	$ 0.43	$365,094	5,378,000	2.78	$ 0.86	$249,963

NOTE 6 – SUBSEQUENT EVENTS

On April 23, 2015, the Company issued 71,429 shares of common stock for the conversion of 50 shares of the Series A Preferred Stock, pursuant to terms of the Series A Certificate of Designation.

Effective May 20, 2015, the Company and its wholly-owned subsidiaries (the “Borrowers”) entered into a Third Modification and Waiver Agreement with Heartland Bank as agent, on behalf of the Lenders for each of the Credit Agreement and the Account Purchase Agreement dated August 12, 2014 (the “Third Amendments”), pursuant to which (i) the Lenders waived certain existing defaults under the Credit Agreement, including a waiver of covenant compliance with respect to Fixed Charge Ratio, Tangible Net Worth Covenant and the First Lien Leverage for the periods ended December 31, 2014 and March 31, 2015; (ii) the Lenders waived default interest through March 31, 2015; (iii) the parties defined Borrower’s use of proceeds under an equity raise of not less than $2.735 million (iv) reset the deadline by which Borrowers are required to close and transfer certain open accounts to Heartland Bank; (v) the parties reclassified the amounts owed to sellers pursuant to the working capital adjustment under the Hamilton Purchase Agreement as “Debt” and (vi) further amend certain terms of the Credit Agreement and related Purchase Agreement.   These amendments include the following:  (i) increase interest rate to 13.75% (Credit Agreement only); (ii) amend the schedule for principal payments on the term loan to payments of $110,000 per month (Credit Agreement only); (iii) require Lender consent for payments on Subordinated Debt; (iv) remove the Tangible Net Worth financial covenant; (v) reset certain financial covenants as follows  (A) fixed charge coverage ratio must be less than (1) 0.7 to 1.0 for the period ending June 30, 2015; (2) 0.65 to 1.0 for the period ending September 30, 2015; (3) 0.71 to 1.0 for the period ending December 31, 2015, and (4) 1.2 to 1.0 for the period ending March 31, 2016 and for each fiscal period ending thereafter; (B) first lien leverage ratio of no greater than (1) 5.20 to 1.0 for the period ending June 30, 2015; (2) 5.06 to 1.0 for the period ending September 30, 2015; (3) 4.65 to 1.0 for the period ending December 31, 2015 and (4) for the period ending March 31, 2016 and for each fiscal period ending thereafter, 2.0 to 1.0 and (C) ratio of EBITDA to interest expense must be less than (1) 2.25 to 1.0 for the period ending June 30, 2015; (2) 1.85 to 1.0 for the period ending September 30, 2015; (3) 2.00 to 1.0 for the period ending December 31, 2015 and (4) for each period ending during calendar year 2016 and each year thereafter, 4.75 to 1.0.

From May 20, 2015 to May 27, 2015, the Company issued a total of 3,050 shares of its series B convertible preferred stock and warrants to acquire an aggregate of 3,812,500 shares of common stock to 15 accredited investors for an aggregate gross purchase price of $3,050,000.    Each share of series B convertible preferred stock has a stated value of  $1,000  and is  convertible into  shares  of  common  stock  at an  initial conversion price of $0.40 per share.  The conversion price is subject to various adjustments.  The investors received warrants to purchase a total of 3,812,500 shares of common stock at an exercise price of $0.50 subject to adjustments, which are exercisable for five years.

In connection with the financing, we paid Roth Capital Partners, LLC, the placement agent, an aggregate cash fee of $213,500.  In addition, approximately $1.97 million was used for payment of accounts payable and $757,575 was deposited into a restricted account with Heartland Bank which will be used for payment on the Company’s term loan with Heartland Bank.  The remainder will be used to pay the costs and expenses associated with the offering and for working capital and general corporate expenses.

From May 26 through June 9, 2015, the Company issued 357,145 shares of common stock for the conversion of 250 shares of the Series A Preferred Stock, pursuant to terms of the Series A Certificate of Designation.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OR PLAN OF OPERATION

This section of the Registration Statement includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our predictions.

The following discussion should be read in conjunction with the consolidated financial statements and notes.  In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions, which could cause actual results to differ materially from management's expectations. Factors that could cause differences include, but are not limited to, continued reliance on external sources on financing, development risks for new products and services, commercialization delays and customer acceptance risks when introducing new products and services, fluctuations in market demand, pricing for raw materials as well as general conditions of the energy and oilfield marketplace.

Overview

HII Technologies, Inc. is a Houston, Texas based oilfield services company with operations in Texas, Oklahoma, Ohio and West Virginia focused on commercializing technologies and providing services in frac water management, safety services and portable power used by exploration and production (“E&P”) companies in the United States.  We operate through our wholly-owned subsidiaries.  The table below provides an overview of our current subsidiaries and their oilfield service activities:

Name	Doing Business As (dba):	Business
Apache Energy Services, LLC	AES Water Solutions	Frac Water Management Solutions
	AES Safety Services	Oilfield Safety Services
Aqua Handling of Texas, LLC	AquaTex	Frac Water Management Solutions
Hamilton Investment Group	Hamilton Water Transfer	Frac Water Management Solutions
Sage Power Solutions, Inc.	Sage Power, South Texas Power, STP	Oilfield Power Management Solutions

The Company’s total frac water management services division does business as AES Water Solutions, AquaTex and Hamilton Investment Group, and provides total frac water management solutions associated with the needed millions of gallons of water typically used during hydraulic fracturing and completions of horizontally drilled oil and gas wells.  AES Safety Services is the Company’s oilfield safety consultancy providing experienced trained safety personnel such as contract safety engineers during oilfield operation from site preparation “rigging up” to drilling and completion for E&P customers.  AES Safety Services provides the flexibility as outsourced safety consultants, training and inspection to its customers to move quickly in key locations.  The Company’s oilfield mobile power subsidiary, Sage Power Solutions, does business as South Texas Power (STP) and operates a fleet of mobile generators, light towers and related equipment for in-field power rental where remote locations provide little or no existing electrical infrastructure.

We currently employ 90 persons and extensively use independent contractor crews in connection with our field service work. Our executive offices are located at 8588 Katy Freeway, Suite 430, Houston, Texas, 77024.  Our telephone number is (713) 821-3157 and our Internet address is www.HIITinc.com.  The information on, or that may be, accessed from our website is not part of this annual report.

Business Development – HII Technologies, Inc.

Organization

In 2002, we were incorporated in Delaware under the name “Excalibur Industries, Inc.”  In October 2005, we changed our name from “Excalibur Industries, Inc.” to “Shumate Industries, Inc.” in connection with a restructuring that divested Excalibur industrial businesses and focused on Shumate’s oilfield machining business.  In February 2009, we changed our name from “Shumate Industries, Inc.” to “Hemiwedge Industries, Inc.” to emphasize and focus on our valve product technology after the October 2008 sale of assets related to our contract machining business. On August 31, 2011, we changed our name to “HII Technologies, Inc.”, which name change was required in connection with the May 2011 sale of our Hemiwedge valve product technology, trademarks and other assets.  HII Technologies’ business focuses on the activity of domestic shale horizontal drilling audits hydraulic fracturing and the needed essential services such as frac water management.

Acquisition of Apache Energy Services, LLC

On September 27, 2012, we consummated the acquisition (the “Acquisition”) of all of the outstanding membership interests of Apache Energy Services LLC (dba AES Water Solutions), a Nevada limited liability company (“AES” ) pursuant to the terms of a Securities Purchase Agreement dated September 26, 2012 by and among the registrant, AES and the members of AES (the “Purchase Agreement”).  AES is a water transfer services company serving oilfield customers.  The purchase price consisted of: (a) Cash in the amount of $290,000, of which $250,000 was paid on the closing date and the remaining $40,000 is payable (subject to a purchase price adjustment) in six equal installments, with the first installment payable on the first day of each month beginning the third month following the month in which the Closing occurs and each month thereafter until paid in full; (b) $1,300,000 in 5% subordinated secured promissory notes (the “Notes”), and (c) 6,500,000 shares (the “Shares”) of the registrant’s common stock.  The Notes are payable in 12 equal quarterly installments beginning on February 1, 2013 and have a maturity date of November 1, 2015.  The Notes are secured by the assets of the registrant and AES.  The Shares are subject to a restricted stock agreement pursuant to which 500,000 shares will vest each quarter beginning December 31, 2012.  The purchase agreement contains 2-year non-compete/non-solicitation provisions for Messrs. Mulliniks and Cox.

Launch of our Mobile Oilfield Power Business

In December 2012, we launched our mobile oilfield power solutions and services business, which is being conducted through our wholly-owned subsidiary, Sage Power Solutions, Inc. f/k/a KMHVC, Inc. dba South Texas Power, or STP.

Launch of our Contract Safety Consultant Business

In January 2013, we launched AES Safety Services, our Safety division that offers contract safety engineers and professionals, safety training and onsite safety inspection services for E&P companies that prefer outsourcing many of their safety programs or are required to by state regulation.

Acquisition of Aqua Handling of Texas, LLC.

On November 12, 2013, we consummated the acquisition of all of the outstanding membership interests of Acquisition of Aqua Handling of Texas, LLC. (dba AquaTex) pursuant to the terms of a Securities Purchase Agreement dated November 11, 2013 by and among the registrant, AquaTex and the members of AquaTex (the “Purchase Agreement”).  The purchase price consisted of: (a) Cash in the amount of $300,000; (b) $500,000 in 5% subordinated secured promissory notes (the “Notes”), and (c) 1,443,696 shares of the registrant’s common stock ($500,000 value based on the trailing 30-day average of the registrant’s common stock).  The Notes are payable in 12 equal quarterly installments beginning on February 1, 2014 and have a maturity date of November 1, 2016.  The Notes are secured by the assets of the registrant and AquaTex.  In addition, there exists a working capital adjustment provision whereby we would be required to pay the AquaTex members additional cash equal to the amount of any working capital of AquaTex at closing; provided, however, that in the event that AquaTex has negative working capital at closing, then the amount of such negative working capital will be offset against the notes issued to the former AquaTex members at closing.  The purchase agreement contains 3-year non-compete/non-solicitation provisions for Messer’s George and Brewer, the former members of AquaTex.

Acquisition of Hamilton Investment Group (Hamilton Water Transfer)

On August 12, 2014, we consummated the acquisition (the “Acquisition”) of all of the outstanding stock of Hamilton Investment Group, Inc.  (“Hamilton Water Transfer” or “Hamilton”) pursuant to the terms of a Stock Purchase Agreement dated August 11, 2014 by and among the registrant, Hamilton and the stockholders of Hamilton (the “Stock Purchase Agreement”).  The purchase price consisted of: (a) Cash in the amount of $9,000,000; and (b) 3,523,554 shares (the “Shares”) of the registrant’s common stock ($2,300,000 value based on the trailing 20-day average of the registrant’s common stock).  In addition, there exists a working capital adjustment provision whereby we are required pay the Hamilton stockholders additional cash equal to the amount of any working capital of Hamilton in excess of $2,200,000 (“Working Capital Target”) at closing; provided, however, that in the event that Hamilton’s working capital at closing is less than the Working Capital Target, then the amount of such deficit will be offset against the Shares issued to the former Hamilton stockholders at closing.  The purchase agreement contains 2-year non-compete/non-solicitation provisions for William M. Hamilton and Sharon K. Hamilton, the former Hamilton stockholders.

Results of Operations for the Three Months Ended March 31, 2015 and 2014

Revenues.  Our revenues increased by $998,171, or approximately 13% to $8,503,232 for the three months ended March 31, 2015 from $7,505,061 for the three months ended March 31, 2014.  This increase was primarily attributable to the acquisition of Hamilton on August 12, 2014, which provided $1.2 million in additional revenues in 2015.

Cost of Revenues.  Cost of revenues increased by $2,583,063 or approximately 47%, to $8,047,857 for the three months ended March 31, 2015, or 95% of revenues, compared to cost of revenues of $5,464,794, or 72% of revenues for the three months ended March 31, 2014.  The cost of revenues during the three months ended March 31, 2015 were primarily the result of direct labor and contract labor of $3,821,275, frac water pipe and pump rental of $852,347, equipment and truck rental of $1,574,694 and related fuel costs of $525,949.  The increase in cost of revenues as a percentage of sales was the result of lower than anticipated revenues that did not cover fixed costs within cost of revenues resulting from inclement weather during the period and oilfield customers relocating drilling rigs and activity from certain areas of Oklahoma into other more economically attractive area such as the Permian Basin and Delaware Basin.  We currently anticipate a lower cost of sales as a percentage of sales in the future from increases in revenues covering a higher percentage of fixed costs, decreasing rental expense through the procurement of additional fixed assets, and the anticipated future impact of revenues resulting from the anticipated commencement of new technology related services and their higher margins.  The cost of revenues during the three months ended March 31, 2014 were primarily the result of contract labor of $2,190,646, direct costs associated with the spill remediation line of $927,812, frac water pipe and pump rental of $820,587, equipment and truck rental of $549,083 and related fuel costs of $537,436.

Selling, general, and administrative.  Selling, general and administrative expenses increased by $509,054, or approximately 27%, to $2,414,558, or approximately 28% of revenues, for the three months ended March 31, 2015, as compared to $1,905,504 or approximately 25% of revenues for the comparable period in 2014.  The increase was primarily attributable to newly added employee compensation expense, consulting fees, as well as the cost of public reporting and holding company expenses during 2014.  We currently anticipate lower selling, general and administrative expenses as a percentage of sales in the future from continued increases in revenues covering a higher percentage of fixed costs, reduced testing and development costs related to water recycling technologies, and decreasing growth in expenses for personnel.

Interest expense.  Interest expense increased by $638,735, or approximately 457% to $778,545 in the three months ended March 31, 2015, from $139,810 for the comparable period in 2014.  The increase was attributable to the interest accrued on the accounts receivable financing facility, the senior term loan credit facility, interest expense associated with promissory notes we issued in our September 2012 and October 2013 financings, as well as accrued interest on the Seller notes issued in connection with our acquisition of AES Water Solutions in September 2012 and AquaTex in November 2013.

Net loss.  Our net loss increased by $3,105,751, or approximately 12,498% to $3,130,602 for the three months ended March 31, 2015 from a net loss of $24,851 for the comparable period in 2014.  The net loss for the three months ended March 31, 2015 included depreciation and amortization charges of $780,589, non-cash charges in connection with the issuance of share-based awards of $270,108, bad debt expense of $289,553, and the amortization of deferred financing costs of $12,712.  The net loss during the three months ended March 31, 2014 was primarily attributable to non-cash charges in connection with the issuance of share-based awards of $54,440 and the amortization of deferred finance costs of $18,859.

Results of Operations for the Years Ended December 31, 2014 and 2013

Revenues.  Our revenues increased by $20,858,297, or approximately 143% to $35,409,992 for the year ended December 31, 2014 from $14,551,695 for the year ended December 31, 2013.  This increase was primarily attributable to the acquisition of Hamilton on August 12, 2014, which provided $4.4 million in additional revenues in 2014 as well as continued growth within our water division from AES Water Solutions and AquaTex (acquired in November 2013) frac water management services, which provided $10.5 million in additional revenues in 2014 from 2013.  Additionally, increased revenues came from the continued organic growth of AES Safety Services, including its new spill remediation service line, resulting in $4.2 million of increased revenues during 2014 from 2013 and the organic growth of Sage Power’s generator rental fleet business in mobile oilfield power resulting in $1.8 million in increased revenues in 2014 from 2013.  All three divisions of Water, Safety and Power benefitted from the continued activity levels of horizontal drilling and its related hydraulic fracing in the domestic U.S.

Cost of Revenues.  Cost of revenues increased by $14,686,095 or approximately 137%, to $25,421,159 for the year ended December 31, 2014, or 72% of revenues, compared to cost of revenues of $10,735,064, or 74% of revenues for the year ended December 31, 2013.  The cost of revenues during the year ended December 31, 2014 were primarily the result of contract labor of $10,103,674, frac water pipe and pump rental of $3,044,456, direct costs associated with the spill remediation line of $1,586,008, equipment and truck rental of $4,177,950 and related fuel costs of $3,270,541.  The decrease in cost of revenues as a percentage of sales was the result of the additional revenues of AquaTex, subsidiary which was acquired in November 2013, Hamilton, subsidiary which was acquired in August 2014, lower equipment rental costs, as well as higher revenues covering more fixed costs within cost of revenues particularly in the newer Safety and Power divisions.  The Company currently anticipates a lower cost of sales as a percentage of sales in the next fiscal year from continued increases in revenues covering a higher percentage of fixed costs, decreasing rental expense through the procurement of additional fixed assets, and the anticipated future impact of revenues resulting from the anticipated commencement of new technology related services and their higher margins.  The cost of revenues during the year ended December 31, 2013 were primarily the result of contract labor of $5,349,002, frac water pipe and pump rental of $1,906,181, equipment and truck rental of $1,404,520 and related fuel costs of $1,393,404.

Selling, general, and administrative.  Selling, general and administrative expenses increased by $6,092,257, or approximately 144%, to $10,325,631, or approximately 29% of revenues, for the year ended December 31, 2014, as compared to $4,233,374 or approximately 29% of revenues for the comparable period in 2013.  The increase was primarily attributable to newly added employee compensation expense, consulting fees, the cost of public reporting and holding company expenses, as well as the testing and development costs related to water recycling technologies during 2014.  The Company currently anticipates lower selling, general and administrative expenses as a percentage of sales in the next fiscal year from continued increases in revenues covering a higher percentage of fixed costs, reduced testing and development costs related to water recycling technologies, and decreasing growth in expenses for personnel.

Impairment loss.  We had impairment loss of $2,344,420 for the year ended December 31, 2014, which is attributable to the full impairment at year-end of the intangible customer relationship assets acquired with the acquisitions of AquaTex and Hamilton.  We had no impairment loss in the year ended December 31, 2013.

Acquisition expenses.  We had acquisition expenses of $175,945 for the year ended December 31, 2014, which expenses are attributable to our acquisition of Hamilton in August 2014.  We had acquisition expenses of approximately $17,000 in the year ended December 31, 2013, which expenses are attributable to our acquisition of AquaTex in November 2013.

Interest expense.  Interest expense increased by $4,345,282, or approximately 1,088% to $4,744,776 in the year ended December 31, 2014, from $399,494 for the comparable period in 2013.  The increase was attributable to the interest accrued on the accounts receivable financing facility, the senior term loan credit facility and amortization of related deferred finance costs and non-cash debt discount, interest expense associated with promissory notes we issued in our September 2012 and October 2013 financings, as well as accrued interest on the Seller notes issued in connection with our acquisition of AES Water Solutions in September 2012 and AquaTex in November 2013.

Net loss.  Our net loss increased by $1,196,919, or approximately 100% to $2,395,053 for the year ended December 31, 2014 from a net loss of $1,198,134 for the comparable period in 2013.  The net loss for the year ended December 31, 2014 included the tax benefit related to the reduction of the valuation allowance on the deferred tax asset of $5,639,233, depreciation and amortization charges of $4,309,827, non-cash charges in connection with the issuance of share-based awards of $133,000, the amortization of non-cash debt discount costs of $1,634,929 and the amortization of deferred financing costs of $1,031,229.  In addition, the Company incurred $181,002 in expenses from the testing and development costs related to water recycling technologies.  The net loss during the year ended December 31, 2013 was primarily attributable to our net loss from operations of $578,986 which included bad debt expense of $162,243, charges in connection with the issuance of share-based awards of $357,937 and the amortization of note payable discount and deferred finance costs of $143,467 combined.

Liquidity and Capital Resources

We have financed our operations, acquisitions, debt service, and capital requirements through cash flows generated from operations, debt financing, other loans, and issuance of equity securities.  We had cash of $1,069,524, restricted cash of $1,886,887 and a working capital deficit of $7,049,390 as of March 31, 2015 as compared to cash of $1,330,507 and a working capital deficit of $14,757,082 as of December 31, 2014.

Net cash provided by operating activities for the three months ended March 31, 2015 was $555,372 resulting primarily from our net loss of $3,130,602, decreases in accounts receivable of $451,042, increases in accounts payable of $1,942,327, and accrued expenses of $35,417 and adjustments in non-cash items including $780,589 in depreciation and amortization, $270,108 in amortization of stock based compensation, $289,553 in bad debt expense and $12,712 in amortization of deferred finance costs, which amounts were offset by increases in prepaid expenses and other assets of $78,634 and $17,140 in gain on asset disposal.  By comparison, net cash used in operating activities for the three months ended March 31, 2014 was $680,163 resulting primarily from our net loss of $24,851 and increases in accounts receivable of $2,785,573 and prepaid expenses of $48,857, which amounts were offset by the increases in accounts payable of $1,214,754, accounts payable-related parties of $75,000 and accrued expenses of $684,210 and adjustments in non-cash items including $54,440 in noncash stock for services, $123,580 in depreciation and amortization, $8,275 in loss on asset disposal and $18,859 in amortization of deferred finance costs.

Net cash used in investing activities for the three months ended March 31, 2015 was $286,173 resulting primarily from our acquisition of assets and equipment of $297,173, offset proceeds received from the sale of property and equipment of $11,000.  By comparison, net cash used in investing activities for the three months ended March 31, 2014 was $1,086,222 resulting from our acquisition of assets.

Our net cash used in financing activities was $530,182 for the three months ended March 31, 2015.  This consisted of $359,756 in payments on notes payable and $368,326 in payments on capital lease obligation, which amounts were offset by $197,900 in net proceeds from secured borrowings. Our net cash provided by financing activities was $957,097 for the three months ended March 31, 2014. This consisted of $130,000 in proceeds from the issuance of notes, $1,009,142 in net proceeds from our line of credit, and $12,500 in proceeds from the exercise of warrants, which amounts were offset by payments on notes payable of $190,378 and $4,167 in payments for deferred financing costs.

The net decrease in cash for the three months ended March 31, 2015 was $260,983 as compared to a net decrease in cash of $809,288 for the three months ended March 31, 2014.

Credit Facilities

Heartland Bank Credit Facility

On August 12, 2014, HII Technologies, Inc. (the "Company") and its wholly-owned subsidiaries (collectively, the “Borrower”) entered a senior secured credit facility (the “Facility”) with Heartland Bank as Agent consisting of (i) a credit agreement (the "Credit Agreement") with Heartland Bank for a 3-year $12 million term loan (the “Term Loan”) and (ii) an account purchase agreement (the “Purchase Agreement”) with Heartland Bank, as agent for the purchase and sale of approved receivables of Borrower in amounts not to exceed $6 million, which amount was increased to $6.6 million pursuant to a first modification agreement executed on September 15, 2014.  The proceeds of borrowings under the Facility may be used for the payment of a portion of the purchase price for the acquisition of Hamilton Investment Group (“Hamilton”); the refinance of outstanding debt under Borrower’s prior accounts receivable facility; working capital needs of the Company and its subsidiaries; funding of the debt service reserve account and payment of all costs and expenses arising in connection with the negotiation of the Credit Agreement and related documents.  On the closing date, the Borrower received proceeds of $12 million under the Credit Agreement and approximately $4.65 million under the Purchase Agreement.  The Company utilized $9 million to pay a portion of the purchase price for the Hamilton acquisition, approximately $4.75 million to pay off the Borrower’s prior accounts receivable facility, $450,000 in commitment fees, $675,000 to fund Borrower’s debt service reserve account and approximately $190,000 in other expenses related to the Facility.  Borrower retained approximately $1.585 million for working capital.

Borrowings under the Credit Agreement bear interest at a rate per annum equal to WSJ prime plus a spread that ranges from 5.50% to 8.25% per annum depending on the Borrower’s first lien leverage ratio (provided that at no time shall the WSJ prime be less than 4%).  The Term Loan, as amended, requires monthly interest payments, quarterly principal payments of $300,000 and a balloon payment on the August 12, 2017 maturity date.  The Term Loan contains an accordion feature, whereby the borrowings may be increased by up to an additional $10 million upon request and agreement by the Lenders, but is not a committed amount under the facility.

Under the Purchase Agreement, all approved receivables will be purchased by the lenders thereunder for the face amount of such receivable less the lender’s 1.50% service charge.  In addition, the Purchase Agreement requires a 10% reserve against receivables purchased, which amount will increase from 25-50% for receivables outstanding past 60-90 days, respectively.  The account purchase facility replaces the Company’s previous senior secured revolving facility.

Both the Credit Agreement and the Purchase Agreement require the Borrower to maintain a fixed charge coverage ratio of not less than 1.2:1.0, a first lien leverage ratio of ranging from 3.0:1.0 during 2014 to 2.75:1.0 - 2.25:1.0 during 2015 to 2.0:1.0 beginning in 2016, a EBITDA to Interest Expense ratio ranging from 2.75:1.0 during 2014, 3.75:1.0 during 2015 to 4.75:1.0 beginning in 2016 and a tangible net worth of not less than $1 million for each quarter beginning December 31, 2014.  The Borrower is also required to maintain a debt service reserve account sufficient to pay all debt and interest expense due in the next fiscal quarter.  The restrictive covenants include customary restrictions on the Company's ability to incur additional debt; make investments; grant or incur liens on assets; sell assets; engage in mergers, consolidations, liquidations or dissolutions; engage in transactions with affiliates; and make dividend payments (although the Borrower is allowed to make dividend payments so long as no event of default will result from such payment or in shares of the Company’s stock).  In addition, the Credit Agreement contains customary representations and warranties, affirmative covenants and events of default.

The Facility is secured by all of the Borrower’s assets as well as a pledge of the Company’s equity in each of its wholly-owned subsidiaries.  The Company paid a cash closing fee of $450,000 to the Lenders and also issued a 4-year warrant to purchase 2.5 million shares of the Company’s common stock with an exercise price $1.00 per share in connection with the Facility.

We were not in compliance with certain financial covenants (fixed charge coverage ratio, tangible net worth and first lien leverage ratio) at December 31, 2014.  We were also not in compliance with the fixed charge coverage ratio,  tangible net worth covenants, first lien leverage ratio and ratio of EBITDA to interest expense at March 31, 2015. The table below sets forth the financial covenants, we are required to maintain under our agreements with Heartland Bank and our compliance with such covenants at December 31, 2014:

	Required	Actual at 12/31/2014	Actual at 3/31/2015
Fixed Charge Coverage Ratio (greater than)	1.20	1.07	0.45
Tangible Net Worth (less than)	$1,000,000	($1,642,339)	($6,206,000)
Capital Expenditures (less than)	$100,000	$65,000	$55,000
First Lien Leverage Ratio (less than)	3	3.32	8.4
Ratio of EBITDA to Interest Expense (greater than)	2.75	3.31	1.05
Debt Service Reserve Account	675,000	675,000	675,000

Effective May 20, 2015, we, and our wholly-owned subsidiaries (the “Borrowers”) entered into a Third Modification and Waiver Agreement with Heartland Bank as agent, on behalf of the Lenders for each of the Credit Agreement and the Account Purchase Agreement dated August 12, 2014 (the “Third Amendments”), pursuant to which (i) the Lenders waived certain existing defaults under the Credit Agreement, including a waiver of covenant compliance with respect to Fixed Charge Ratio, Tangible Net Worth Covenant and the First Lien Leverage for the periods ended December 31, 2014 and March 31, 2015 and with respect to the ratio of EBITDA to interest expense for the period ended March 31, 2015; (ii) the Lenders waived default interest through March 31, 2015; (iii) the parties defined Borrower’s use of proceeds under an equity raise of not less than $2.735 million; (iv) reset the deadline by which Borrowers are required to close and transfer certain open accounts to Heartland Bank; (v) the parties reclassified the amounts owed to sellers pursuant to the working capital adjustment under the Hamilton Purchase Agreement as “Debt” and (vi) further amend certain terms of the Credit Agreement and related Purchase Agreement.   These amendments include the following:  (i) increase interest rate to 13.75% (Credit Agreement only); (ii) amend the schedule for principal payments on the term loan to payments of $110,000 per month (Credit Agreement only); (iii) require Lender consent for payments on Subordinated Debt; (iv) remove the Tangible Net Worth financial covenant; (v) reset certain financial covenants as follows  (A) fixed charge coverage ratio must be less than (1) 0.7 to 1.0 for the period ending June 30, 2015; (2) 0.65 to 1.0 for the period ending September 30, 2015; (3) 0.71 to 1.0 for the period ending December 31, 2015 and (4) 1.2 to 1.0 for the period ending March 31, 2016 and for each fiscal period ending thereafter; (B) first lien leverage ratio of no greater than (1) 5.20 to 1.0 for the period ending June 30, 2015; (2) 5.06 to 1.0 for the period ending September 30, 2015, (3) 4.65 to 1.0 for the period ending December 31, 2015 and (4) for the period ending March 31, 2016 and for each fiscal period ending thereafter, 2.0 to 1.0 and (C) ratio of EBITDA to interest expense must be less than (1) 2.25 to 1.0 for the period ending June 30, 2015; (2) 1.85 to 1.0 for the period ending September 30, 2015, (3) 2.00 to 1.0 for the period ending December 31, 2015 and (4) for each period ending during the calendar year 2016 and each year thereafter, 4.75 to 1.0.

There can be no assurance that we will be in compliance with these covenants in future periods or that Heartland will issue a waiver for any future periods in which we are not in compliance with these covenants.  Any failure to comply with the financial covenants under the Heartland Bank agreements could result in the acceleration of all amounts due to Heartland Bank under the line of credit and term loan.

Capital Lease Facilities

On June 30, 2014, we entered into a capital lease agreement with BCL-Equipment Leasing, LLC (“BCL”) under which we leased equipment with a capitalized cost of $3,244,976. The lease term is for 24 months, with an automatic 12 month extension if the purchase option is not elected at the end of year 2.  The purchase price is for the greater of fair market value or 20% of the total capitalized cost.  The monthly payments under the lease are $150,769 and we paid a security deposit of $657,243 and an origination fee of $32,347.  The equipment under the lease consisted of lay flat hose which will be used in our frac water transfer service related activities.

On July 10, 2014, we entered into a capital lease agreement with Nations Fund I, LLC (“NEF”) under which we leased equipment with a value of $1,908,542.  The lease requires 36 monthly payments during such term of $52,485 per month and a purchase at the end of term of $572,563.  The lease contains a purchase option at the end of the initial 36 month term, granting the Company the right to purchase all equipment covered under the lease for its fair market value.  If the Company does not elect to exercise the purchase option, it may elect to exercise the renewal option for a negotiated renewal term at a periodic rent equal to the fair market rental value of the equipment, as determined at the time of renewal.  The equipment under the leases consisted of flowback equipment, evaporation units, and generators which will be used in our flowback, evaporation, and portable power service revenue activities.

Series B Preferred Stock Financing

From May 20, 2015 to May 27, 2015, we issued a total of 3,050 shares of our series B convertible preferred stock and warrants to acquire an aggregate of 3,812,500 shares of common stock to 14 accredited investors for an aggregate gross purchase  price of  $3,050,000.    Each share of series B convertible preferred stock has a stated value of  $1,000  and  is convertible  into  shares  of  common  stock  at an  initial conversion price of $0.40 per share.  The conversion price is subject to various adjustments.  The investors received warrants to purchase a total of 3,812,500 shares of common stock at an exercise price of $0.50 subject to adjustments, which are exercisable for five years.

In connection with this financing, we paid Roth Capital Partners, LLC, the placement agent an aggregate cash fee of $213,500.  In addition, approximately $1,977,425 was used for payment of accounts payable and $757,575 was deposited into a restricted account with Heartland Bank which will be used for payment on our term loan with Heartland Bank.  The remainder will be used to pay the costs and expenses associated with the offering under the Purchase Agreement and for working capital and general corporate expenses. An affiliate and wholly-owned subsidiary of the placement agent purchased 210 shares of series B convertible preferred stock and warrants to acquire 262,500 share of common stock in this offering.

Series A Preferred Stock Financing

From June 21, 2014 through July 8, 2014, we sold 4,000 units (“Series A Units”) to 22 accredited investors at a price of $1,000 per Series A Unit for total gross proceeds of $4,000,000.  Each Series A Unit consisted of (i) 1 share of our Series A Convertible Preferred Stock (“Series A Preferred”) convertible into a number of shares of common stock equal to the quotient of 1,000 divided by the conversion price then in effect, which is currently $0.70 (the “Series A Conversion Shares”), and (ii) common stock purchase warrants (“Series A Warrants”) to purchase five-hundred (500) shares of Common Stock with an exercise price of $1.00 per whole share exercisable for 3 years after issuance (the “Series A Warrant Shares”).  The Series A Conversion Shares and the Series A Warrant Shares contain standard piggy back registration rights.  We used $242,700 of these proceeds as payment for non-exclusive placement agent fees to FINRA registered broker-dealers.  In addition, approximately $500,000 was used to repay outstanding indebtedness under 10% promissory notes.  The remaining proceeds will be used for working capital and general corporate purposes and to fund growth opportunities.

Liquidity and Capital Requirements – HII Technologies, Inc.

As of the date of this report, we believe that we will be able to fund our operations for the next 12 months by a combination of the continuing operations of our three divisions and our Purchase Agreement with Heartland Bank for the sale of our accounts receivables.

Critical Accounting Policies

Our discussion and analysis of our financial conditions and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States. The preparation of financial statements requires managers to make estimates and disclosures on the date of the financial statements.  On an on-going basis, we evaluate our estimates, including, but not limited to, those related to revenue recognition.  We use authoritative pronouncements, historical experience, and other assumptions as the basis for making judgments.  Actual results could differ from those estimates.

Accounts receivable are comprised of unsecured amounts due from customers.  The Company carries its accounts receivable at their face amounts less an allowance for bad debts.  The allowance for bad debts is recognized based on management’s estimate of likely losses per year, based on past experience and review of customer profiles and the aging of receivable balances.

Goodwill acquired in a business acquisition is initially measured at cost being the excess of the cost of business combination over the net fair value of the identifiable assets, liabilities and contingent liabilities.  Following the initial recognition, goodwill is measured at cost less any accumulated impairment losses.  Goodwill is not amortized but instead, it is reviewed for impairment, annually or more frequently if events or changes in circumstances indicate that the carrying value may be impaired.

Revenue is recognized when all of the following criteria are met: 1) persuasive evidence of an arrangement, 2) delivery has occurred, 3) the price is fixed and determinable, and 4) collectability is reasonably assured.

Off-Balance Sheet Arrangements

None.

SELECTED FINANCIAL DATA

Not applicable because we are a smaller reporting company.

SUPPLEMENTARY FINANCIAL INFORMATION

Not applicable because we are a smaller reporting company.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have not had changes in or disagreements with accountants on accounting and financial disclosure. MaloneBailey, LLP. has served as our registered independent public accounting firm since 2004.  There have been no changes in or disagreements on accounting or financial disclosure matters.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Not applicable because we are a smaller reporting company.

11,772,152 Common Shares

HII TECHNOLOGIES, INC.

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until ___________, 2015, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus Is:  _____ __, 2015

PART II -- INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item. 13

Other Expenses Of Issuance And Distribution.

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$ 591.47
Transfer Agent Fees*	$ 2,500.00
Accounting fees and expenses*	$ 6,000.00
Legal fees and expenses*	$ 25,000.00
Edgar filing, printing and engraving fees*	$ 10,000.00
TOTAL	$ 44,091.47

*Indicates expenses that have been estimated for filing purposes.

All amounts are estimates other than the Securities and Exchange Commission’s registration fee.

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item. 14

Indemnification Of Directors And Officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. The Company's Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except as limited by Delaware law. The Company's Bylaws provide that the Company shall indemnify to the full extent authorized by law each of its directors and officers against expenses incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the corporation.

Delaware law

Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation,  partnership, joint  venture,  trust, or  other  enterprise,  against  expenses  (including attorneys' fees), judgments,  fines, and amounts paid in settlement actually and reasonably  incurred by such person in  connection  with such action, suit, or proceeding  if such  person  acted in good  faith  and in a manner such person reasonably believed  to be in or not  opposed  to  the  best  interests  of the corporation,  and with  respect to any criminal  action or proceeding,  had no reasonable  cause to  believe  that such  person's  conduct  was unlawful.  The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon plea of nolo contendere or its equivalent, does not, of itself, create a presumption that such person did not act in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

In the case of an action by or in the right of the corporation, Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action in any of the capacities set forth above against expenses  (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that such person reasonably believed to be in and not opposed to the best  interests  of the  corporation,  except  that indemnification  is not permitted in respect of any claim,  issue,  or matter as to which such person is adjudged to be liable to the corporation  unless and only to the extent that the Court of Chancery or the court  in  which  such  action  or suit was  brought determines upon application  that,  despite the adjudication of liability but in view of all the  circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court deems proper.

Section 145 further provides:

•

that a Delaware  corporation is required to indemnify a director, officer,  employee,  or agent  against  expenses  (including attorneys' fees) actually and reasonably  incurred by such person in connection with any action,  suit, or proceeding or in defense of any claim,  issue,  or matter  therein as to which such person has been successful on the merits or otherwise;

•

that  indemnification  provided  for by Section  145 shall not be deemed  exclusive  of any other  rights to which the  indemnified party may be entitled;

•

that  indemnification  provided for by Section 145 shall, unless otherwise provided when authorized or ratified,  continue as to a person who has ceased to be a  director,  officer,  employee,  or agent and shall  inure to the  benefit  of such  person's  heirs, executors, and administrators; and

•

that a Delaware  corporation may purchase and maintain  insurance on behalf of its directors or officers against any such liability asserted  against them as directors or officers or arising out of their  status  as  directors  or  officers  whether  or  not  the corporation  would  have he  power  to  indemnify them against liability under Section 145.

A Delaware corporation may provide indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct. Such determination is to be made:

•

by  the  board  of  directors  by a  majority  vote  of a  quorum consisting of directors who were not party to such action,  suit, or proceeding;

•

if such a quorum is not  obtainable,  or, even if  obtainable,  a quorum of  disinterested  directors  so directs,  by  independent legal counsel in a written opinion; or

•

by the stockholders.

Insofar as indemnification for liabilities may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended, or the Securities Act of 1934, (collectively, the "Acts") as amended, it is the position of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Acts and are therefore,  unenforceable.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Act, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 15.

Recent Sales of Unregistered Securities

On January 18, 2012, we issued a 5-year non-qualified stock option to purchase 153,000 shares of our common stock at an exercise price of $0.10 per share to a consultant in consideration of financial reporting and accounting services provided.  We relied on the exemption provided under Section 4(a)(2) of the Securities Act of 1933, as amended.

On September 26, 2012, we issued $1,300,000 in 5% subordinated secured promissory notes and 6,500,000 shares of our common stock in consideration to the two former members of Apache Energy Services, LLC as partial consideration for our acquisition of all of the outstanding limited liability company interests of Apache Energy Services.  The former members of Apache Energy Services were accredited investors.  We relied on the exemption from registration provided by Rule 506 and/or Section 4(a)(2) of the Securities Act of 1933, as amended, for the offer and sale of the notes and the shares.

On September, 26, 2012, we issued $300,000 of principal amount of 10% subordinated secured promissory notes and warrants to purchase shares of our common stock to three accredited investors. The aggregate gross proceeds from the sale of the notes and warrants were $300,000. The notes were due on September 13, 2013 and bear interest at the ten percent (10%).   The notes were secured by our assets.  The notes were issued with “Class A” warrants to purchase up to 1,800,000 shares of the registrant’s common stock at an exercise price of $0.10 per share and “Class B” warrants to purchase up to 900,000 shares of the registrant’s common stock at an exercise price of $0.10 per share. The number of Warrant Shares underlying each Class A Warrant will be equal to the principal amount of the Note subscribed for by a purchaser Subscriber multiplied by six (6) The Class B Warrants were exercisable beginning on the one-year anniversary of the Closing Date (the “Target Date”) and the number of warrant shares underlying the Class B Warrant shall be equal to either (A) the principal amount of note subscribed for by a purchaser multiplied by 3 shares, if the Market Price (as defined in the Class B Warrant) on the Target Date is less than $0.20 or (B) 0 shares, if the Market Price on the Target Date is at least $0.20. The Class A Warrants and Class B Warrants will be exercisable until five (5) years after the closing date.  The Class A Warrants and the Class B Warrants will be exercisable on a cashless basis.  The proceeds were used to fund the cash portion of the purchase price for the acquisition of Apache Energy Services, LLC.  We relied on the exemption from registration provided by Rule 506 and/or Section 4(a)(2) of the Securities Act of 1933, as amended, for the offer and sale of the notes and the warrants.

On October 31, 2012, we issued a $50,000 10% subordinated secured promissory note to a single accredited investor.  The aggregate gross proceeds from the sale of the note were $50,000.The proceeds were used to working capital and general corporate purposes.  The note is due on October 31, 2013 and bears interest at the ten percent (10%). The notes are secured by our assets.  The issuance was exempt under Section 4(a)(2) and/or Rule 506 of Regulation D of the Securities Act of 1933, as amended.

On November 5, 2012, we, and our wholly-owned subsidiary, Apache Energy Services, LLC issued a $600,000 10% secured promissory note to a single accredited investor.  The aggregate gross proceeds from the sale of the note were $600,000. The proceeds were used to facilitate the purchase of equipment by Apache from Vanderra Resources LLC (see Item 5 below). The note is due on March 30, 2013 and bears interest at ten percent (10%). The notes are secured by the Vanderra equipment purchased with the proceeds. The issuance was exempt under Section 4(a)(2) and/or Rule 506 of Regulation D of the Securities Act of 1933, as amended.

On December 14, 2012, we issued 62,500 shares of our common stock upon exercise of outstanding warrants. We received $3,125 in proceeds from the exercise of the warrant, which proceeds were used for working capital and general corporate purposes.  We relied on the exemption from registration provided by Section 3(a)(9) and/or Section 4(a)(2) of the Securities Act of 1933, as amended.

On December 17, 2012, we issued a 10% subordinated secured promissory note in the amount of $150,000 and a warrant to purchase 550,000 shares of the registrant’s common stock. The note is due on December 17, 2013 and bears interest at ten percent (10%).   The note is secured by our assets.  The note is issued with a warrant to purchase 550,000 shares of the registrant’s common stock at an exercise price of $0.09 per share The warrant is exercisable until five (5) years after the closing date.  We relied on the exemption from registration provided by Rule 506 and/or Section 4(a)(2) of the Securities Act of 1933, as amended, for the offer and sale of the notes and the warrants.

On December 18, 2012, we granted an option to purchase 200,000 shares of our common stock to an employee under an employment agreement.  The issuance was exempt under Section 4(a)(2) of the Securities Act of 1933, as amended.

On January 10, 2013, we issued 350,000 shares of our common stock for a purchase price of $31,500 paid in the form of a reduction of amounts due under that certain agreement with Power Reserve Corp.  We relied on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended for the issuance of these shares.

On January 19, 2013, we granted an option to purchase 350,000 shares of our common stock to an employee under an employment agreement.  The issuance was exempt under Section 4(a)(2) of the Securities Act of 1933, as amended.

On April 1, 2012, we granted an option to purchase 500,000 shares of our common stock at an exercise price of $0.15 to an employee under an employment agreement.  The issuance was exempt under Section 4(a)(2) of the Securities Act, as amended.

On April 1, 2012, we granted an option to purchase 500,000 shares of our common stock at an exercise price of $0.15 to a director in consideration of services rendered as a director.  The issuance was exempt under Section 4(a)(2) of the Securities Act, as amended.

On April 29, 2013, we issued 375,000 shares of common stock upon exercise of previously issued warrants with an exercise price of $0.05 per share.   We received $18,750 upon exercise of the warrants.  The proceeds were used for working capital and general corporate purposes.   The issuance was exempt under Section 4(a)(2) of the Securities Act of 1933, as amended.

On June 21, 2013, in consideration of secured noteholder’s forbearance under a secured note issued by us, including the noteholder’s rights to foreclose on certain of our collateral securing its interest under the Note, we issued such noteholder a 5-year warrant to purchase 200,000 shares of our common stock at an exercise price of $0.28 per share. We did not receive any proceeds from the issuance of the warrant.  The issuance was exempt under Section 4(a)(2) of the Securities Act of 1933, as amended.

On August 12, 2013, we granted an option to purchase 36,000 shares of our common stock at an exercise price of $0.28 to an employee under an employment agreement. The issuance was exempt under Section 4(a)(2) of the Securities Act, as amended.

On September 30, 2013, we issued 1,200,000 shares of common stock upon exercise of previously issued warrants with an exercise price of $0.10 per shares.  In consideration of the exercise price, the warrant holder agreed to cancel and extinguish $120,000 of indebtedness under an outstanding promissory note.  The issuance was exempt under Section 4(a)(2) of the Securities Act of 1933, as amended.

On September 30, 2013, we issued 300,000 shares of common stock upon exercise of previously issued warrants with an exercise price of $0.10 per shares.  In consideration of the exercise price, the warrant holder agreed to cancel and extinguish $30,000 of indebtedness under an outstanding promissory note.  The issuance was exempt under Section 4(a)(2) of the Securities Act of 1933, as amended.

On September 30, 2013, we issued 220,000 shares of common stock upon exercise of previously issued warrants with an exercise price of $0.09 per shares.  In consideration of the exercise price, the warrant holder agreed to cancel and extinguish $19,800 of indebtedness under an outstanding promissory note.  The issuance was exempt under Section 4(a)(2) of the Securities Act of 1933, as amended.

From October 31, 2013 through November 29, 2013, we issued 10% convertible promissory notes in the aggregate principal amount of $1,000,000 to ten accredited investors.   We received cash proceeds of $850,000 from the issuance of these notes and $150,000 of these notes were issued in consideration of an investor’s cancellation of an existing promissory note dated December 17, 2012 in the principal amount of $150,000.  The notes have a 2-year term.  The notes are convertible into our common stock at a fixed conversion price of $0.50 per share.  The proceeds were used to fund the cash consideration for our acquisition of Aqua Handling of Texas, LLC and for working capital and general corporate purposes.  We relied on the exemption from registration provided by Rule 506 and/or Section 4(a)(2) of the Securities Act of 1933, as amended, for the offer and sale of the convertible notes.

On November 12, 2013, we issued 1,443,696 shares of our common stock  and $500,000 in 5% subordinated secured notes to the two former members of Aqua Handling of Texas, LLC as partial consideration for our acquisition of Aqua.  The Notes are payable in 12 equal quarterly installments beginning on February 1, 2014 and have a maturity date of November 1, 2016.  The Notes are secured by the assets of Aqua. These former members were accredited investors.  We relied on the exemption from registration provided by Rule 506 and/or Section 4(a)(2) of the Securities Act of 1933, as amended for the offer and sale of these shares.

On November 12, 2013, we issued an employee a five-year option to purchase 250,000 shares of our common stock at an exercise price of $0.38 per share.   These options will vest monthly over a 3-year period. The issuance was exempt under Section 4(a)(2) of the Securities Act of 1933, as amended.

On December 5 2013, we issued 50,000 shares of common stock to a consultant in consideration of services rendered.  The issuance was exempt under Section 4(a)(2) of the Securities Act of 1933, as amended.

On December 13, 2013, we issued 23,333 shares of our common stock to our chief executive officer upon exercise of outstanding options.  The option was issued to purchase 40,000 shares and was exercised in full on a cashless basis and accordingly 16,667 shares withheld by the registrant at the market price of $0.60 per share less the exercise price of $0.25 per share to fund the exercise price.  The registrant relied on the exemption from registration provided by Section 3(a)(9) and/or Section 4(a)(2) of the Securities Act of 1933, as amended.

On January 7, 2014, we issued 25,000 shares of our common stock to one of our directors upon exercise of outstanding warrants.  We received $6,250 in proceeds from the exercise of the warrant, which proceeds were used for working capital and general corporate purposes.  The registrant relied on the exemption from registration provided by Section 3(a)(9) and/or Section 4(a)(2) of the Securities Act of 1933, as amended.

On January 15, 2014, we, and our wholly owned subsidiary Apache Energy Services issued a 10% promissory note in the amount of $370,000 to a single accredited investor. The note was due on July 15, 2014 and bears interest at ten percent (10%).  The note was issued as partial consideration under a sublease. We did not receive any proceeds.  We relied on the exemption from registration provided by Rule 506 and/or Section 4(a)(2) of the Securities Act of 1933, as amended, for the offer and sale of the note.

On January 23, 2014, we issued 58,035 shares of our common stock upon exercise of outstanding warrants. The warrant was issued to purchase 125,000 shares and was exercised in full on a cashless basis and accordingly 66,965 shares withheld by the registrant at the market price of $0.56 per share less the exercise price of $0.30 per share to fund the exercise price.  The registrant relied on the exemption from registration provided by Section 3(a)(9) and/or Section 4(a)(2) of the Securities Act of 1933, as amended.

On January 23, 2014, we issued 59,210 shares of our common stock upon exercise of outstanding warrants. The warrant was issued to purchase 125,000 shares and was exercised in full on a cashless basis and accordingly 65,790 shares withheld by us at the market price of $0.57 per share less the exercise price of $0.30 per share to fund the exercise price.  We relied on the exemption from registration provided by Section 3(a)(9) and/or Section 4(a)(2) of the Securities Act of 1933, as amended.

On January 30, 2014, we issued 25,000 shares of our common stock upon exercise of outstanding warrants. We received $6,250 in proceeds from the exercise of the warrant, which proceeds were used for working capital and general corporate purposes.  We relied on the exemption from registration provided by Section 3(a)(9) and/or Section 4(a)(2) of the Securities Act of 1933, as amended.

On February 17, 2014, we issued a 10% promissory note in the amount of $130,000 to a single accredited investor.  The note was due on July 15, 2014 and bears an interest at ten percent (10%).  The proceeds were used for working capital and general corporate purposes.  We relied on the exemption from registration provided by Rule 506 and/or Section 4(a)(2) of the Securities Act of 1933, as amended, for the offer and sale of the note.

On April 25, 2014, we entered into an investor relations consulting agreement pursuant to which we agreed to issue 250,000 shares of our common stock to a consultant in consideration of services to be rendered under the Agreement.   We relied on the exemption provided by Section 4(a)(2) under the Securities Act for the issuance of these shares.

On April 30, 2014, we entered into stock purchase agreements with each of Brent Mulliniks, Billy Cox, Chris George and Buchanan Ventures under which we agreed to issue an aggregate of 276,599 shares of our common stock for an aggregate purchase price of $138,300.55.   Each of these purchasers are current noteholders of HII Technologies and agreed to cancel indebtedness under their respective notes equal to their purchase price of the shares of common stock purchased by them.   Accordingly, no cash proceeds were received by us.   We relied on the exemption provided by Section 4(a)(2) and/or Rule 506 under the Securities Act for the issuance of these shares.

On May 29, 2014, we issued 500,000 shares of our common stock to one of our directors upon exercise of outstanding options.  We received $75,000 in proceeds from the exercise of the option, which proceeds were used for working capital and general corporate purposes.  The registrant relied on the exemption from registration provided by Section 3(a)(9) and/or Section 4(a)(2) of the Securities Act of 1933, as amended.

From June 21, 2014 through July 8, 2014, we sold 4,000 units (“Units”) to 22 accredited investors at a price of $1,000 per Unit for total gross proceeds of $4,000,000.  Each Unit consists of (i) 1 share of our Series A Convertible Preferred Stock convertible into shares of our common stock, at a rate of $0.70 per share and (ii) common stock purchase warrants to purchase two million (2,000,000) shares of Common Stock with an exercise price of $1.00 per whole share exercisable for 3 years after issuance.  We used $242,700 of these proceeds as payment for non-exclusive placement agent fees to FINRA registered broker-dealers.   In addition, approximately $500,000 was used to repay outstanding indebtedness under 10% promissory notes. The remaining proceeds will used for working capital and general corporate purposes and to fund growth opportunities. These issuances were exempt under Rule 506 of the Securities Act of 1933 as amended.

On June 30, 2014, we issued a warrant to purchase 50,000 shares of our common stock at an exercise price of $0.65 per share as additional consideration under a Master Lease Agreement with BCL Equipment Leasing. The Warrant is exercisable only if we exercise the “early buyout option” under such lease.   We did not receive any proceeds pursuant to the issuance of the warrant.  The issuance was exempt under Section 4(a)(2) of the Securities Act of 1933, as amended

On August 12, 2014, we issued 3,523,554 shares of our common stock to the two former stockholders of Hamilton Investment Group, Inc. as partial consideration for our purchase of all of the outstanding equity of Hamilton Investment Group.  We did not receive any proceeds. The former stockholders of Hamilton were accredited investors. We relied on the exemption from registration provided by Rule 506 and/or Section 4(a)(2) of the Securities Act of 1933, as amended, for the offer and sale of the Shares.

On August 12, 2014, we issued 4-year warrants to purchase 2.5 million shares of our common stock with an exercise price $1.00 per share to the two accredited investor lenders under the Heartland Bank credit facility. We relied on the exemption provided by Rule 506 and/or Section 4(a)(2) of the Securities Act of 1933, as amended for the offer and sale of the warrants.

On October 31, 2014, we issued an aggregate of 2,050,000 shares of common stock upon conversions of 10% convertible promissory notes originally issued in October-November 2013. The aggregate principal and interest amount of these notes that were converted was $1,025,000. We did not receive any proceeds from the issuance of these shares. The issuances were exempt pursuant to Section 3(a)(9) of the Securities Act as well as Section 4(a)(2) of the Securities Act.

On December 9, 2014 we issued 95,456 shares of our common stock to Acie Palmer, our chief financial officer for $50,000.  The proceeds were used for working capital and general corporate purposes.  The issuance was exempt under Section 4(a)(2) of the Securities Act of 1933, as amended.

From December 8, 2014 through June 9, 2015, we issued 2,041,291 shares of our common stock upon conversion of 1,410 shares of our series A preferred stock.  We did not receive any proceeds upon issuance of these shares.  The issuances were exempt under Section 3(a)(9) of the Securities Act of 1933, as amended.

On February 18, 2015, we issued 359,153 shares of our common stock upon exercise of outstanding warrants. The warrant was issued to purchase 400,000 shares and was exercised in full on a cashless basis and accordingly 40,847 shares withheld by us at the market price of $0.5386 per share less the exercise price of $0.055 per share to fund the exercise price.  We relied on the exemption from registration provided by Section 3(a)(9) and/or Section 4(a)(2) of the Securities Act of 1933, as amended.

From May 20, 2015 to May 27, 2015, we issued a total of 3,050 shares of our series B convertible preferred stock and warrants to acquire an aggregate of 3,812,500 shares of common stock to 15 accredited investors for an aggregate gross purchase price of $3,050,000.  Each share of series B convertible preferred stock has a stated value of  $1,000  and is  convertible  into  shares  of  common  stock  at an  initial conversion price of $0.40 per share. The conversion price is subject to various adjustments.  The investors received warrants to purchase a total of 3,812,500 shares of common stock at an exercise price of $0.50, subject to adjustments, that are exercisable for five years.

In connection with this financing, we paid Roth Capital Partners, LLC, the placement agent an aggregate cash fee of $213,500.  In addition, approximately $1,977,425 was used for payment of accounts payable and $757,575 was deposited into a restricted account with Heartland Bank which will be used for payment on our term loan with Heartland Bank.  The remainder will be used to pay the costs and expenses associated with the offering and for working capital and general corporate expenses. An affiliate and wholly-owned subsidiary of the placement agent purchased 210 shares of series B convertible preferred stock and warrants to acquire 262,500 share of common stock in this offering. These issuances were exempt under Rule 506 of the Securities Act of 1933, as amended.

Item 16.

Exhibits.

Exhibit No.

Description

2.1

Agreement and Plan of Merger by and among Global Realty Management Group, Inc., GRMG Acquisition Corporation, Excalibur Holdings, Inc., and Michael D. Farkas, incorporated by reference to Amendment No. 1 to Hemiwedge’s Registration Statement on Form SB-2 filed on September 5, 2002 (File No. 333-88974).

2.2

Agreement and Plan of Merger by and among Shumate Machine Works, Inc., Larry C. Shumate, Russ Clark, Excalibur Holdings, Inc., and Excalmergeco, Inc., incorporated by reference to Amendment No. 1 to Hemiwedge’s Registration Statement on Form SB-2 filed on September 5, 2002 (File No. 333-88974).

2.3

Asset Purchase Agreement by and among Hemiwedge Valve Corporation, Soderberg Research and Development, Inc., Inprop, Inc., and Jeanette Soderberg, incorporated by reference to Hemiwedge’s Current Report on Form 8-K filed on December 6, 2005.

2.4

Asset Purchase Agreement dated August 29, 2008, by and among HII Technologies, Inc., American International Industries, Inc. and Shumate Machine Works, Inc., incorporated by reference to our Current Report on Form 8-K filed on September 5, 2008.

2.5

Asset Purchase Agreement dated May 10, 2011by and among Chromatic Industries, Inc., a Texas corporation, Hemiwedge Industries, Inc., a Delaware corporation, Hemiwedge Valve Corporation, a Texas corporation, incorporated by reference to our Registration Statement on Form 10 filed on September 14, 2011(File No. 000-30291).

2.6

Securities Purchase Agreement dated as of September 26, 2012 by and among HII Technologies, Inc., Brent Mulliniks, Billy Cox and Apache Energy Services, LLC, incorporated by reference to our Current Report on Form 8-K dated September 26, 2012 and filed on October 2, 2012.

2.7

Securities Purchase Agreement dated as of November 11, 2013 by and among HII Technologies, Inc., Branden Brewer, Chris George and Aqua Handling of Texas, LLC, incorporated by reference ot our Current Report on Form 8-K dated October 31, 2013 and filed on November 13, 2013.

2.8

Stock Purchase Agreement dated August 11, 2014 by and among HII Technologies, Inc., William M. Hamilton, Sharon M. Hamilton and Hamilton Investment Group, Inc., incorporated by reference to our Current Report on Form 8-K dated August 11, 2014 and filed on August 15, 2014.

3.1

Certificate of Incorporation of Excalibur Industries, Inc. (now known as HII Technologies, Inc.), incorporated by reference to Amendment No. 1 to Hemiwedge’s Registration Statement on Form SB-2 filed on September 5, 2002 (File No. 333-88974).

3.2

Certificate of Amendment to Certificate of Incorporation of Excalibur Industries, Inc. (now known as HII Technologies, Inc.), incorporated by reference to our Current Report on Form 8-K filed on October 26, 2005.

3.3

Bylaws of Excalibur Industries, Inc. (now known as HII Technologies, Inc.), incorporated by reference to Amendment No. 1 to our Registration Statement on Form SB-2 filed on September 5, 2002 (File No. 333-88974).

3.4

Certificate of Amendment to Certificate of Incorporation, incorporated by reference to our Current Report on Form 8-K filed on February 18, 2009.

3.5

Certificate of Amendment to Certificate of Incorporation filed with the Delaware Secretary of State on June 3, 2011 incorporated by reference to our Registration Statement on Form 10 filed on September 14, 2011(File No. 000-30291).

3.6

Certificate of Amendment to Certificate of Incorporation filed with the Delaware Secretary of State on August 31, 2011 incorporated by reference to our Registration Statement on Form 10 filed on September 14, 2011(File No. 000-30291)

3.7

Certificate of Designation—Series A Convertible Preferred Stock filed with the Delaware Secretary of State on June 11, 2014, incorporated by reference to our Current Report on Form 8-K dated June 11 2014 and filed on June 17, 2014.

3.8

Certificate of Increase to Certificate of Designation – Series A Convertible Preferred Stock filed with the Delaware Secretary of State on June 27, 2014, incorporated by reference to our Current Report on Form 8-K dated June 21, 2014 and field on July 3, 2014.

3.9

Certificate of Designation-Series B Convertible Preferred Stock filed with the Delaware Secretary of State on May 1, 2015, incorporated by reference to our Current Report on Form 8-K filed on May 7, 2015.

4.1

Specimen Certificate of common stock, incorporated by reference to our Annual Report on Form 10-KSB for the year ended December 31, 2005.

4.2

Form of 5% Subordinated Secured Promissory Note issued by HII Technologies, Inc. and Apache Energy Services, LLC, incorporated by reference to our Current Report on Form 8-K dated September 26, 2012 and filed on October 2, 2012.

4.3

Form of Class A Warrant, incorporated by reference to our Current Report on Form 8-K dated September 26, 2012 and filed on October 2, 2012.

4.4

Form of Class B Warrant, incorporated by reference to our Current Report on Form 8-K dated September 26, 2012 and filed on October 2, 2012.

4.5

10% Subordinated Promissory Note dated October, 31, 2012, incorporated by reference to our Quarterly Report on Form 10-Q for the period ended September 30, 2012.

4.6

10% Secured Promissory Note dated November 5, 2012, incorporated by reference to our Quarterly Report on Form 10-Q for the period ended September 30, 2012.

4.7

10% Subordinated Secured Promissory Note dated December 17, 2012, incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2012.

4.8

Warrant dated December 17, 2012, incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2012.

4.9

Form of 10% Convertible Note, incorporated by reference to our Current Report on Form 8-K dated October 31, 2013 and filed on November 13, 2013

4.10

Form of 5% Subordinated Secured Promissory Note issued by HII Technologies, Aqua Handling of Texas, LLC, incorporated by reference to our Current Report on Form 8-K dated October 31, 2013 and filed on November 13, 2013.

4.11

10% Promissory Note dated January 15, 2014 issued by HII Technologies, Inc. and Apache Energy Services, LLC in the amount of $370,000, incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2013 and filed on March 31, 2014.

4.12

10% Promissory Note dated February 17, 2014 issued by HII Technologies, Inc. in the principal amount of $130.000, incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2013 and filed on March 31, 2014.

4.13

Form of Warrant issued under Series A Preferred Stock Financing, incorporated by reference to our Current Report on Form 8-K dated June 21, 2014 and field on July 3, 2014.

4.14

Form of Term Loan Note issued under Heartland Credit Facility, incorporated by reference to our Current Report on Form 8-K dated August 11, 2014 and filed on August 15, 2014.

4.15

Form of Warrant issued under Heartland Credit Facility, incorporated by reference to our Current Report on Form 8-K dated August 11, 2014 and filed on August 15, 2014.

4.16

Form of Warrant (Series B Preferred Stock Financing), incorporated by reference to our Current Report on Form 8-K filed on May 12, 2015.

5.1

Legal Opinion of Indeglia & Carney, LLP (2)

10.1

2001 Stock Option Plan of Excalibur Holdings, Inc., incorporated by reference to Amendment No. 1 to our Registration Statement on Form SB-2 filed on September 5, 2002 (File No. 333-88974).

10.2

2005 Stock Incentive Plan, incorporated by reference to our Registration Statement on Form S-8, filed on May 3, 2005 (File No. 333-124568).

10.3

Employment Agreement dated January 30, 2014 between Matthew C. Flemming and Technologies, Inc., incorporated by reference to our Annual Report for the year ended December 31, 2013 and filed on March 28, 2014.

10.4

2012 Stock Incentive Plan, incorporated by reference to our Registration Statement on Form S-8 filed on April 16, 2012 (Filed No 333-180751).

10.5

Mutual Settlement and Release Agreement, incorporated by reference to our Quarterly Report on Form 10-Q for the period ended June 30, 2012.

10.6

Security Agreement by and among HII Technologies, Inc., Apache Energy Services, LLC, Brent Mulliniks and Billy Cox, incorporated by reference to our Current Report on Form 8-K dated September 26, 2012 and filed on October 2, 2012.

10.7

Employment Agreement dated as of September 27, 2012 between Apache Energy Services, LLC and Brent Mulliniks, incorporated by reference to our Current Report on Form 8-K dated September 26, 2012 and filed on October 2, 2012.

10.8

Employment Agreement dated as of September 27, 2012 between Apache Energy Services, LLC and Billy Cox, incorporated by reference to our Current Report on Form 8-K dated September 26, 2012 and filed on October 2, 2012.

10.9

Registration Rights Agreement dated as of September 27, 2012, incorporated by reference to our Current Report on Form 8-K dated September 26, 2012 and filed on October 2, 2012.

10.10

Form of Restricted Stock Agreement, incorporated by reference to our Current Report on Form 8-K dated September 26, 2012 and filed on October 2, 2012.

10.11

Subscription Agreement dated as of September 26, 2012 by and among HII Technologies, Inc. and the purchaser set forth therein, incorporated by reference to our Current Report on Form 8-K dated September 26, 2012 and filed on October 2, 2012.

10.12

Security Agreement dated as of September 26, 2012 by and among HII Technologies, Inc. and the secured parties set forth therein, incorporated by reference to our Current Report on Form 8-K dated September 26, 2012 and filed on October 2, 2012.

10.13

Security Agreement with Reserve Financial Corp, incorporated by reference to our Quarterly Report on Form 10-Q for the period ended September 30, 2012.

10.14

Strategic Alliance Agreement with Reserve Financial Corp. incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2012.

10.15

Security Agreement dated December 17, 2012 incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2012.

10.16

Financing Agreement dated June 26, 2013 between Apache Energy Services, LLC, KMHVC, Inc. and Rosenthal & Rosenthal, incorporated by reference to our Current Report on Form 8-K dated June 26, 2013 and filed on July 1, 2013.

10.17

Equipment Security Agreement dated June 26, 2013 between Apache Energy Services, LLC, KMHVC, Inc. and Rosenthal & Rosenthal, incorporated by reference to our Current Report on Form 8-K dated June 26, 2013 and filed on July 1, 2013.

10.18

Guarantee dated June 26, 2013 made by HII Technologies in favor of Rosenthal and Rosenthal Inc. , incorporated by reference to our Current Report on Form 8-K dated June 26, 2013 and filed on July 1, 2013.

10.19

General Security Agreement dated June 26, 2013 made by HII Technologies in favor of Rosenthal and Rosenthal Inc. , incorporated by reference to our Current Report on Form 8-K dated June 26, 2013 and filed on July 1, 2013.

10.20

Security Agreement dated as of November 12, 2013 by and among HII Technologies, Inc. Aqua Handling of Texas, LLC and the secured parties set forth therein, incorporated by reference to our Current Report on Form 8-K dated October 31, 2013 and filed on November 12, 2013.

10.21

Employment Agreement dated November 12, 2013 between Chris George and Aqua Handling of Texas, LLC, incorporated by reference to our Current Report on Form 8-K dated October 31, 2013 and filed on November 12, 2013.

10.22

Assumption Agreement dated November 20, 2013 made by Aqua Handling of Texas, LLC in favor of Rosenthal and Rosenthal, incorporated by reference to our Current Report on Form 8-K dated November 20, 2013 and filed in November 26, 2013.

10.23

Equipment Security Agreement dated November 20, 2013 between Aqua Handling of Texas LLC and Rosenthal & Rosenthal, incorporated by reference to our Current Report on Form 8-K dated November 20, 2013 and filed on November 26, 2013.

10.24

Guarantee dated November 20, 2013 made by HII Technologies in favor of Rosenthal and Rosenthal Inc., incorporated by reference to our Current Report on Form 8-K dated November 20, 2013 and filed on November 26, 2013.

10.25

Amendment to Financing Agreement dated January 27, 2014 between Apache Energy Services LLC, Aqua Handling of Texas, LLC, KMHVC, Inc. and Rosenthal & Rosenthal, incorporated by reference to our Current Report on Form 8-K dated January 27, 2014 and filed on January 30, 2014

10.26

Waiver and Amendment Agreement dated March 26, 2014 by and among Apache Energy Services, LLC, Aqua Handling of Texas, LLC, KMHVC, Inc. and Rosenthal & Rosenthal, incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2013 and filed on March 31, 2014.

10.27

Amendment to Rosenthal & Rosenthal Financing Agreement dated April 7, 2014, incorporated by reference to our Current Report on Form 8-K dated April 7, 2014 and filed on April 8, 2014.

10.28

Security Agreement-Conditional Sale Contract dated February 27, 2014 between KMHVC, Inc. and Komatsu Financial Limited Partnership, incorporated by reference to our Quarterly Report on Form 10-Q for the period ended March 31, 2014 and filed on May 14, 2014.

10.29

Guaranty dated February 27, 2014 issued by HII Technologies, Inc. in favor of Komatsu Financial Limited Partnership, incorporated by reference to our Quarterly Report on Form 10-Q for the period ended March 31, 2014 and filed on May 14, 2014.

10.30

Form of Subscription Agreement for Series A Preferred Stock and Warrant Offering, incorporated by reference to our Current Report on Form 8-K dated June 21, 2014 and filed on July 3, 2014.

10.31

Security Agreement - Conditional Sales Contract dated April 18, 2014 between KMHVC, Inc. and Komatsu Financial Limited Partnership, incorporated by reference to our Quarterly Report on Form 10-Q for the period ended June 30, 2014 and filed on August 7, 2014.

10.32

Security Agreement-Conditional Sales Contract dated May 19, 2014 between KMHVC, Inc. and Komatsu Financial Limited Partnership, incorporated by reference to our Quarterly Report on Form 10-Q for the period ended June 30, 2014 and filed on August 7, 2014.

10.33

Master Lease Agreement dated June 27, 2014 between BCL-Equipment Leasing LLC and HII Technologies, Inc., incorporated by reference to our Quarterly Report on Form 10-Q for the period ended June 30, 2014 and filed on August 7, 2014.

10.34.

Master Lease Agreement dated July 10, 2014 between Nations Fund I, LLC and HII Technologies, Inc., incorporated by reference to our Quarterly Report on Form 10-Q for the period ended June 30, 2014 and filed on August 7, 2014.

10.35

Credit Agreement dated August 12, 2014 with Heartland Bank, incorporated by reference to our Current Report on Form 8-K dated August 11, 2014 and filed on August 15, 2014.

10.36

Account Purchase Agreement dated August 12, 2014 with Heartland Bank, incorporated by reference to our Current Report on Form 8-K dated August 11, 2014 and filed on August 15, 2014.

10.37

Form of Security Agreement under Heartland Bank Credit Facility, incorporated by reference to our Current Report on Form 8-K dated August 11, 2014 and filed on August 15, 2014.

10.38

Employment Agreement with William M. Hamilton, incorporated by reference to our Current Report on Form 8-K dated August 11, 2014 and filed on August 15, 2014.

10.39

Equipment Purchase Agreement dated August 12, 2014 among S&M Assets, LLC, HII Technologies, Inc., and Hamilton Investment Group, Inc. , incorporated by reference to our Current Report on Form 8-K dated August 11, 2014 and filed on August 15, 2014.

10.40

Equipment Lease dated August 12, 2014 between S&M Assets, LLC, HII Technologies, Inc. and Hamilton Investment Group, Inc., incorporated by reference to our Current Report on Form 8-K dated August 11, 2014 and filed on August 15, 2014.

10.41

Office Building Lease between HII Technologies, Inc. and Ten-Voss Ltd. effective September 15, 2014 for the premises located at 8588 Katy Freeway, Houston, Texas 77024, incorporated by reference to our Current Report on Form 8-K dated September 15, 2014 and filed on October 1, 2014.

10.42

First Modification Agreement (Credit Agreement) dated August 15, 2014 with Heartland Bank, incorporated by reference to our Current Report on Form 8-K dated September 15, 2014 and filed on October 1, 2014.

10.43

First Modification Agreement (Account Purchase Agreement) dated August 15, 2014 with Heartland Bank, incorporated by reference to our Current Report on Form 8-K dated September 15, 2014 and filed on October 1, 2014.

10.44

Second Modification Agreement dated October 2014 with Heartland Bank, incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2014.

10.45

Employment Agreement between Acie Palmer and HII Technologies, Inc., incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2014.

10.46

Sale Agreement with HydroFLOW Holdings USA, incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2014.

10.47

Form of Securities Purchase Agreement (Series B Preferred Stock), incorporated by reference to our Current Report on Form 8-K filed on May 12, 2015.

10.48

Form of Registration Rights Agreement (Series B Preferred Stock), incorporated by reference to our Current Report on Form 8-K filed on May 12, 2015.

10.49

Third Amendment and Waiver Agreement with Heartland Bank (Term Loan), incorporated by reference to our Current Report on Form 8-K filed on May 20, 2015.

10.50

Third Amendment and Waiver Agreement with Heartland Bank (Account Purchase), incorporated by reference to our Current Report on Form 8-K filed on May 20, 2015.

21.1

Subsidiaries (2)

23.1

Consent of MaloneBailey, LLP (1)

23.2

Consent of Indeglia & Carney, LLP (filed as part of Exhibit 5.1) (2)

________________________________________________________________________________________________

(1) Filed herewith

(2)  To be filed by amendment

Item 17.

Undertakings.

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.

To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5)

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned on June 18, 2015.

HII TECHNOLOGIES, INC.

By:   /s/ Matthew C. Flemming

Matthew C. Flemming

President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Director

(Principal Executive and Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Matthew C. Flemming, as his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following person in the capacities and on the date indicated.

Signatures

Title

Date

/s/Matthew C. Flemming

President, Chief Executive Officer,

June 18, 2015

Matthew C. Flemming

Secretary, Treasurer and Director

(Principal Executive Officer)

/s/Acie Palmer

Chief Financial Officer,

June 18, 2015

Acie Palmer

(Principal Financial and

Accounting Officer)

/s/ Kenton C. Chickering III   Director

June 18, 2015

Kenton C. Chickering III

/s/ Leo B. Womack

Director

June 18, 2015

Leo B. Womack